Exhibit 4.3

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

February 28, 2014

among

ENDO LIMITED,

ENDO MANAGEMENT LIMITED,

ENDO LUXEMBOURG HOLDING COMPANY S.À R.L.,

ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L.,

ENDO LLC (FORMERLY KNOWN AS NIMA ACQUISITION, LLC),

The Lenders Party Hereto

DEUTSCHE BANK AG NEW YORK BRANCH

as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender

and

RBC CAPITAL MARKETS, LLC

as Syndication Agent

and

BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES LLC, BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED and MORGAN STANLEY SENIOR FUNDING, INC.

as Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC., RBC CAPITAL MARKETS1,

BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Bookrunners and Joint Lead Arrangers

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

(continued)

(continued)

(continued)

Page

SCHEDULES:

Schedule 1.01A – Agreed Security Principles
Schedule 2.01 – Commitments
Schedule 2.06 – Existing Letters of Credit
Schedule 2.13(f) – Provisions Relating to Bankers’ Acceptances, Drafts and B/A Equivalent Notes
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Material Litigation
Schedule 3.07 – Compliance with Laws
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Auction Procedures
Exhibit C – Form of Letter of Credit Request
Exhibit D – Form of Solvency Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of February 28, 2014, among ENDO LIMITED, a company duly incorporated under the laws of the Republic of Ireland (Registered Number 534651) (the “Irish Holdco”), Endo Management Limited, a company duly incorporated under the laws of the Republic of Ireland (Registered Number 538432) (the “Irish Sub Holdco”), Endo Luxembourg Holding Company S.à r.l., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, with a share capital of USD 17,000 and registered with the Luxembourg Register of Commerce and Companies under number B182517 (“Lux Holdco”), Endo Luxembourg Finance Company I S.à r.l., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, with a share capital of USD 17,000 and registered with the Luxembourg Register of Commerce and Companies under number B182645 (the “Lux Borrower”), Endo LLC (formerly known as NIMA Acquisition, LLC), a limited liability company organized under the laws of Delaware (the “Co-Borrower”), the LENDERS from time to time party hereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the proposed direct or indirect acquisition by the Canadian Acquisition Sub of the Target pursuant to the Arrangement as provided for in the Arrangement Agreement.

“Acquisition Consideration” means the aggregate consideration (in cash, Parent common equity and Therapeutics common equity) to be paid to consummate the Acquisition, exclusive of all fees and expenses.

“Acquisition Documentation” means, collectively, the Arrangement Documents and all schedules, exhibits, annexes and amendments thereto, and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent for the Lenders hereunder; provided that as used herein and in the other Loan Documents, for purposes of actions to be taken hereunder, notices to be received or payments to be received or made in respect of Canadian Dollar Revolving Loans, the term “Administrative Agent” shall mean the Canadian Sub-Agent until such time (if any) as otherwise designated (on a prospective basis) by the Administrative Agent. As appropriate, references herein to the Administrative Agent shall include it acting in its capacity as Collateral Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agents” has the meaning assigned to such term in Article VIII.

“Aggregate Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the Revolving Credit Exposure of all the Lenders at such time.

“Agreed Currencies” means (i) Dollars, (ii) euros, (iii) Japanese Yen, (iv) Pounds Sterling, (v) Canadian Dollars and (vi) any other Foreign Currency agreed to by the Administrative Agent and each of the Multicurrency Tranche Lenders.

“Agreed Security Principles” means the Agreed Security Principles set forth on Schedule 1.01A. For the avoidance of doubt, the Agreed Security Principles shall only apply to Guarantees proposed to be granted by, assets of, and Equity Interests in, Foreign Subsidiaries (other than Foreign Subsidiaries organized under the laws of Canada or any Province, territory or subdivision thereof); provided that in no event shall the Agreed Security Principles limit or delay the requirement for the execution and delivery of, and maintenance of, the Lux Security Documents and Irish Security Documents required to be executed and delivered on the Closing Date pursuant to Sections 4.01(a)(iii)-(v) and the taking of other steps as set forth in Sections 4.01(d)(i) and (e); provided, further, that notwithstanding the foregoing, Section (J) of the Agreed Security Principles shall apply to any non-U.S. and non-Canadian intellectual property assets of any Loan Parties that are Domestic Subsidiaries or Canadian Domiciled Loan Parties.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) solely in the case of 2014 Term B Loans, 1.75%, (b) the Prime Rate in effect on such day, (c) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (d) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amalco” means Paladin Labs Canadian Holding Inc., the corporation formed by the amalgamation of Canadian Acquisition Sub with 8601135 Canada Inc., 8601143 Canada Inc., 8601151 Canada Inc. and 8601160 Canada Inc., which will own, directly or indirectly, all of the Equity Interests of Target after giving effect to the Transactions.

“AMS” means American Medical Systems Holdings, Inc., a Delaware corporation.

“AMS Acquisition” means the acquisition by Endo, directly or indirectly, of all the issued and outstanding Equity Interests of AMS.

“Applicable Lender” has the meaning assigned to such term in Section 2.06(d).

“Applicable Percentage” means, (a) with respect to any Multicurrency Tranche Lender in respect of a Multicurrency Tranche Credit Event, its Multicurrency Tranche Percentage, (b) with respect to any Dollar Tranche Lender in respect of a Dollar Tranche Credit Event, its Dollar Tranche Percentage, (c) with respect to any Term A Lender, a percentage equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s Term A Loans and the denominator of which is the aggregate outstanding amount of the Term A Loans of all Term A Lenders and (d) with respect to any Term B Lender, a percentage equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s Term B Loans and the denominator of which is the aggregate outstanding amount of the Term B Loans of all Term B Lenders. When references herein to the “Applicable Percentage” refer to the aggregate outstandings hereunder, the Applicable Percentage of each Lender shall be determined in a manner consistent with the foregoing, but taking into account all of their relevant Revolving Commitments (or related Revolving Credit Exposures) and outstanding Term Loans hereunder. In making the foregoing determinations, if any of the relevant amounts are denominated in a currency other than Dollars, the Dollar Amounts thereof (as determined by the Administrative Agent in good faith) shall be utilized. If the context indicates that the “Applicable Percentage” is to be determined for a relevant Class or Tranche, then only the respective Class or Tranche shall be included as otherwise provided above in determining the relevant Applicable Percentages.

“Applicable Rate” means, for any day, (a) with respect to any Eurocurrency Revolving Loan, any Eurocurrency Term A Loan, any Bankers’ Acceptance Loan, any ABR Revolving Loan, any ABR Term A Loan, any Canadian Prime Rate Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency/B/A Discount Rate Spread for Revolving Loans”, “Eurocurrency Spread for Term A Loans”, “ABR/Canadian Prime Rate Spread for Revolving Loans”, “ABR Spread for Term A Loans” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Commitment Fee Rate	Eurocurrency/ Bankers Acceptance Spread for Revolving Loans	ABR Spread /Canadian Prime Rate for Revolving Loans	Eurocurrency Spread for Term A Loans	ABR Spread for Term A Loans
Category 1:	≤ 2.25x	0.30%	1.50%	0.50%	1.50%	0.50%
Category 2:	> 2.25x but ≤ 2.75x	0.35%	1.75%	0.75%	1.75%	0.75%
Category 3:	> 2.75x but ≤ 3.50x	0.35%	2.00%	1.00%	2.00%	1.00%
Category 4:	> 3.50x	0.50%	2.25%	1.25%	2.25%	1.25%

and (b) with respect to (i) any Eurocurrency Term B Loan, 2.50% per annum and (ii) any ABR Term B Loan, 1.50% per annum.

For purposes of the foregoing clause (a),

(i) if at any time the Irish Holdco fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 3 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 3 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Irish Holdco’s fiscal quarter ending June 30, 2014 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangement” means an arrangement of the Target under section 192 of the CBCA on the terms and subject to the conditions set forth in the Arrangement Agreement.

“Arrangement Agreement” means the Arrangement Agreement dated as of November 5, 2013 among Endo, the Parent, the Irish Holdco, the Canadian Acquisition Sub, Merger Sub, the Target and others (including, without limitation, all schedules and exhibits thereto), as the same may be altered, amended, changed, supplemented or with any provision or condition therein waived, in each case so long as all such alterations, amendments, changes, supplements and waivers meet the requirements of Section 4.01(i) (as measured against the Arrangement Agreement as originally in effect) or as otherwise has been consented to in writing by the Lead Arrangers.

“Arrangement Documents” means the Arrangement Agreement, the Plan of Arrangement (as defined in the Arrangement Agreement) and any other documents executed or issued, or to be executed or issued, by or on behalf of the Target to its shareholders in respect of the Arrangement.

“Asset Sale” means any Disposition of property or series of related Dispositions of property in respect of which either the fair market value of such property or the Disposition Consideration payable to the Irish Holdco or any of its Restricted Subsidiaries exceeds $2,000,000.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” means the principal amount of Indebtedness (other than any subordinated Indebtedness owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Permitted Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Auction Manager” has the meaning assigned to such term in Section 2.24(a).

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit B hereto.

“Auto Renewal Letter of Credit” has the meaning assigned to such term in Section 2.06(c).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Commitments (or with respect to any Extended Revolving Commitments, the Maturity Date with respect thereto) and the date of termination of all of the Revolving Commitments.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitments of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“B/A Discount Proceeds” means, in respect of any Bankers’ Acceptance or Draft to be purchased by a Multicurrency Tranche Lender on any date pursuant to Section 2.02(c) and Schedule 2.13(f) hereto, the difference between (i) the result (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the B/A Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365; and (ii) the aggregate applicable Drawing Fee.

“B/A Discount Rate” means:

(a) with respect to Bankers’ Acceptances to be purchased by a Multicurrency Tranche Lender that is a Scheduled Bank, the CDOR Rate; and

(b) with respect to Bankers’ Acceptances or completed Drafts to be purchased by a Multicurrency Tranche Lender that is not a Scheduled Bank, the CDOR Rate plus ten (10) basis points (0.10%).

“B/A Equivalent Note” has the meaning provided in Schedule 2.13(f) hereto.

“B/A Instruments” means, collectively, Bankers’ Acceptances, Drafts and B/A Equivalent Notes, and, in the singular, any one of them.

“B/A Lender” means any Multicurrency Tranche Lender which is not a Non-B/A Lender.

“Bankers’ Acceptance” means a Draft drawn by the Borrower and accepted by a Multicurrency Tranche Lender with respect to Canadian Dollar Revolving Loans pursuant to Section 2.02(c) and Schedule 2.13(f) hereto.

“Bankers’ Acceptance Loans” means (i) the creation of Bankers’ Acceptances or (ii) the creation and purchase of completed Drafts and the exchange of such Drafts for B/A Equivalent Notes, in each case as a component of the Canadian Dollar Revolving Loans and as contemplated in Section 2.02(c) and Schedule 2.13(f) hereto.

“Banking Services” means each and any of the following bank services provided to the Irish Holdco or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrowers or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Irish Holdco or any other Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, and any successor thereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Boca” means Boca Pharmacal, LLC, a Florida limited liability company.

“Boca Acquisition” means the acquisition by Endo, directly or indirectly, of all of the issued and outstanding Equity Interests of Boca.

“Borrower” means the Lux Borrower (subject to Section 9.18).

“Borrower Materials” has the meaning assigned to such term in the final paragraph of Section 5.01.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Class and Type made on the same date and, in the case of (x) Eurocurrency Loans or (y) Bankers’ Acceptance Loans, in each case meeting the foregoing requirements, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with an ABR Loan, a Eurocurrency Loan, a Bankers’ Acceptance Loan or a Canadian Prime Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of the country of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Canadian Acquisition Sub” means 8312214 Canada Inc., a corporation organized under the laws of Canada, to be amalgamated with other Canadian corporations to form Amalco on the Closing Date. References to Canadian Acquisition Sub herein and in the other Loan Documents shall, from and after the Closing Date, mean Amalco.

“Canadian Defined Benefit Plan” shall mean a Canadian Pension Plan which contains a “defined benefit provision”, as that term is defined in subsection 147.1(1) of the ITA.

“Canadian Dollar Revolving Loans” means Multicurrency Tranche Revolving Loans denominated in Canadian Dollars. Each Canadian Dollar Revolving Loan shall be a Bankers’ Acceptance Loan or a Canadian Prime Rate Loan.

“Canadian Dollars”, “CAD” or “CAD$” refers to the lawful currency of Canada (expressed in Canadian dollars).

“Canadian Domiciled Loan Party” means Amalco, the Target and any other Loan Party incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Event” shall mean (a) failure to make required contributions in a timely manner to any Canadian Pension Plan in accordance with its terms and applicable laws; (b) termination in whole or in part of any Canadian Defined Benefit Plan; (c) the occurrence of any event which constitutes grounds under applicable pension standards legislation for the applicable pension regulator to terminate in whole or in part any Canadian Defined Benefit Plan or to remove the administrator of any Canadian Pension Plan; (d) commencement of proceedings by the applicable pension regulator to terminate in whole or in part any Canadian Defined Benefit Plan; (e) withdrawal by Irish Holdco, Irish Sub Holdco, the Lux Holdco, any Borrower or any Restricted Subsidiary from a “multi-employer pension plan”, as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards legislation in another jurisdiction in Canada; or (f) the revocation of the registration under the ITA of any Canadian Pension Plan.

“Canadian Pension Plan” shall mean a “registered pension plan”, as that term is defined in subsection 248(1) of the ITA, which is sponsored, administered or contributed to by the Parent, the Irish Holdco or any of their Subsidiaries or under which the Parent, the Irish Holdco or any of their Subsidiaries has any liability, contingent or otherwise.

“Canadian Prime Rate” means, for any day, the rate of interest per annum expressed on the basis of a 365-day or 366-day year (as applicable) equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of DB Canada which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made in Canadian Dollars in Canada to its Canadian borrowers and (ii) the 30-day CDOR Rate plus 100 basis points per annum, in each instance, as of such day, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Irish Holdco, any Borrower or any other Person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances, respectively.

“Canadian Prime Rate Loans” means any Canadian Dollar Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Security Documents” means, collectively, that certain pledge and security agreement (including any and all supplements thereto), those certain deeds of moveable and immoveable hypothec and such other security documents, in each case, dated on or prior to the Closing Date, initially between, as applicable, the Lux Borrower, Amalco, the Target and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, and any other pledge, security agreement, mortgage, hypothec or other security document governed by the laws of a Canadian jurisdiction entered into on or after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document) with the Collateral Agent or any other Secured Party.

“Canadian Statutory Liens” means any Lien in respect of any property or assets of a Canadian Domiciled Loan Party created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including, without limitation, a Lien for the purpose of securing such Canadian Domiciled Loan Party’s obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

“Canadian Sub-Agent” means DB Canada, or any other affiliate of Deutsche Bank AG New York Branch designated by Deutsche Bank AG New York Branch to act in such capacity.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Irish Holdco and its Restricted Subsidiaries prepared in accordance with GAAP but excluding (i) expenditures made in connection with any replacement, substitution or restoration of property as a result of any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Irish Holdco or any of its Restricted Subsidiaries, (ii) expenditures constituting consideration for any Permitted Acquisitions, (iii) expenditures constituting interest capitalized during such period, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person, (v) expenditures made in connection with the Headquarters Transaction and (vi) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Cash Collateralized” means, with respect to any Letter of Credit, as of any date, that the applicable Borrower shall have deposited in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon pursuant to such documentation and arrangements as are reasonably satisfactory to the Administrative Agent. “Cash Collateralize” shall have the correlative meaning.

“CBCA” means the Canada Business Corporations Act and all regulations made thereunder.

“CDOR Rate” means, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the rates (expressed as an annual percentage rounded upwards to the nearest fifth decimal point) applicable to Canadian Dollar bankers’ acceptances having a term equal or comparable maturity dates as the applicable Bankers’ Acceptance Loans, as the case may be, proposed to be incurred by the Lux Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 A.M. (New York City Time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Sub-Agent in good faith after 10:00 A.M. (New York City Time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted to the Canadian Sub-Agent (determined as of 10:00 A.M. (New York City Time)) on such day at which the Canadian Sub-Agent would purchase its own bankers’ acceptances in a comparable face amount and with comparable maturity dates to the Bankers’ Acceptance Loans, proposed to be incurred by the Lux Borrower on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the occurrence of a change of control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) any of (i) Irish Holdco ceasing to be a direct wholly-owned subsidiary of the Parent, (ii) Irish Sub Holdco ceasing to be a direct wholly-owned Restricted Subsidiary of the Irish

Holdco, (iii) Lux Holdco ceasing to be a direct wholly-owned Restricted Subsidiary of Irish Sub Holdco, (iv) the Lux Borrower ceasing to be a direct wholly-owned Restricted Subsidiary of the Lux Holdco, (v) so long as the Endo Secured Intercompany Proceeds Loan remains outstanding, US Holdco ceasing to be a wholly-owned direct or indirect Restricted Subsidiary of the Lux Borrower, (vi) the Target ceasing to be a wholly-owned direct or indirect Restricted Subsidiary of the Lux Borrower, (vii) the Co-Borrower ceasing to be a wholly-owned direct or indirect Restricted Subsidiary of the Lux Borrower, (viii) (x) prior to payment of the Endo Secured Intercompany Proceeds Loan in full, Endo ceasing to be a direct or indirect wholly-owned Restricted Subsidiary of US Holdco and (y) on and after payment of the Endo Secured Intercompany Proceeds Loan in full, Endo ceasing to be a direct or indirect wholly owned Restricted Subsidiary of the Lux Borrower, (ix) Lux Sub Finco ceasing to be a wholly-owned direct or indirect Restricted Subsidiary of the Lux Borrower or (x) so long as any 2013 Senior Notes remain outstanding, the 2013 Senior Notes Issuer ceasing to be a wholly-owned direct or indirect Restricted Subsidiary of the Lux Borrower. For the avoidance of doubt, any of the Transactions, as consummated pursuant to the Structure Paper, shall not be deemed a Change in Control so long as, after giving effect thereto, clause (d) above is complied with.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented and (ii) all reports, notes, guidelines, rules, requests and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans of a particular Tranche; provided that any Loans within a Tranche having different Maturity Dates, currency of denomination (except pursuant to a Class of revolving commitments allowing extensions of credit thereunder in multiple currencies), interest rates (except, in the case of Loans the interest on which is determined by reference to the B/A Discount Rate, for differences as expressly provided in such definition), repayments or other terms shall be regarded as separate Classes of Loans and Borrowings for purposes of this Agreement, (b) any Commitment, refers to whether such Commitment is a Commitment of a particular Tranche; provided that any Commitments within a Tranche having different Maturity Dates, currency of denomination (except pursuant to a Class of revolving commitments allowing extensions of credit thereunder in multiple currencies), interest rates (except, in the case of Loans the interest on which is determined by reference to the B/A Discount Rate, for differences as expressly provided in such definition), repayments or other terms shall be regarded as separate Classes of Commitments for purposes of this Agreement and (c) any Lender, refers to whether such Lender is a Lender of a particular Tranche; provided that any Lender holding Loans or Commitments within a Tranche having different Maturity Dates, currency of denomination (except pursuant to a Class of revolving commitments allowing extensions of credit thereunder in multiple currencies), interest rates (except, in the case of Loans the interest on which is determined by reference to the B/A Discount Rate, for differences as expressly provided in such definition), repayments or other terms shall be regarded as a Lender with respect to separate Classes of Loans and/or Commitments (as applicable) for purposes of this Agreement.

“Closing Date” means the date of the first Credit Event.

“Co-Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents, but only so long as the Collateral Documents are then in effect, and any and all other property of any Loan Party, now existing or hereafter acquired and wherever located, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided that Collateral shall exclude Excluded Assets.

“Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Secured Parties.

“Collateral Documents” means, collectively, the US Security Agreement, each Irish Security Document, each Lux Security Document, each Canadian Security Document, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, and shall also include, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matters whether heretofore, now, or hereafter executed by the Irish Holdco or any of its Restricted Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Multicurrency Tranche Commitment, Dollar Tranche Commitment, Term A Loan Commitment, Term B Loan Commitment, Incremental Revolving Commitment, Other Refinancing Revolving Commitment, Incremental Term A Loan Commitment and Incremental Term B Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies Act” means the Companies Act 1963 of Ireland.

“Computation Date” is defined in Section 2.04.

“Consolidated Cash Interest Expense” means, with reference to any period, the Consolidated Interest Expense of the Irish Holdco and its Restricted Subsidiaries paid or payable in cash and calculated on a consolidated basis for such period but shall exclude, to the extent otherwise included in the calculation of Consolidated Interest Expense for the applicable period, without duplication, (i) debt issuance costs, debt discount or premium and other financing fees and expenses, (ii) any cash costs associated with breakage in respect of Swap Agreements, (iii) annual agency or trustee fees, unused line fees and letter of credit fees and expenses and (iv) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations under any agreement governing Indebtedness.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary, unusual or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation, (vii) fees and expenses directly incurred or paid in connection with (w) mergers and acquisitions activities by Endo, so long as such fees and expenses are all incurred on account of such activities in the 2013 fiscal year, (x) the Transactions, (y) the acquisitions of Qualitest and Penwest, the AMS Acquisition, the Boca Acquisition or any other Permitted Acquisition and, to the extent permitted hereunder, Investments (other than Permitted Acquisitions) and Dispositions, to the extent (A) not in excess of $100,000,000 for each such Permitted Acquisition, Investment or Disposition and (B) the aggregate amount of all such fees and expenses does not exceed $200,000,000 during any fiscal year and (z) to the extent permitted hereunder, issuances or incurrence of Indebtedness, issuances of Equity Interests or refinancing transactions and modifications of instruments of Indebtedness, (viii) any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations (other than such charges, costs, fees and expenses to the extent constituting losses arising from such discontinued operations), (ix) all settlement payments paid to Governmental Authorities in connection with any investigation (to the extent in effect on, and disclosed in Endo’s public filings with the SEC, on the Closing Date) of the United States Department of Health and Human Services, Office of Inspector General (OIG) or the United States Department of Justice, (x) any unrealized losses in respect of Swap Agreements, (xi) any other extraordinary, unusual or non-recurring cash charges or expenses incurred outside of the ordinary course of business to the extent not in excess of $100,000,000 during any fiscal year, (xii) Milestone Payments and Upfront Payments, (xiii) the amount of cost savings and synergies projected by the Irish Holdco in good faith to be realized as a result of the Transactions, the restructuring transactions described in Endo’s Form 8-K dated June 5, 2013 or any Permitted Acquisition, in each case within the first four consecutive fiscal quarters following the consummation of such acquisition, calculated as though such cost savings and synergies had been realized on the first day of such period and net of the amount of actual benefits received during such period from such acquisition; provided that, except with respect to the Transactions, (A) a duly completed certificate signed by a Responsible Officer of the Irish Holdco shall be delivered to the Administrative Agent certifying that such cost savings and synergies are reasonably expected and factually supportable in the good faith judgment of the Irish Holdco and (B) no cost savings or synergies shall be added pursuant to this clause (xiii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (xiv) all payments paid (including settlements and judgments) (A) pursuant to the Impax Settlement Agreement, (B) to Governmental Authorities in connection with state drug price claims brought by Governmental Authorities and (C) in respect of mesh device claims (to the extent such claims were asserted on or prior to December 31, 2013), in each case as further described in Endo’s public filings with the SEC and including any legal fees and expenses incurred in connection therewith, and (xv) the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income during such period (including all reserves taken during such period on account of contingent cash payments that may be required in a future period), minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v), (vi) or (xv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (4) any non-recurring income or gains directly as a result of discontinued operations, (5) any unrealized income or gains in respect of Swap Agreements and (6) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Irish Holdco and its Restricted Subsidiaries in accordance with GAAP (to the extent applicable) on a consolidated basis. For the avoidance of doubt, the foregoing additions to, and subtractions from, Consolidated EBITDA shall not give effect to any items attributable to the Unrestricted Subsidiaries. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Irish Holdco or any Restricted Subsidiary shall have made any Material Disposition or converted any Restricted Subsidiary into an Unrestricted Subsidiary, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the

Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition or to such conversion for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Irish Holdco or any Restricted Subsidiary shall have made a Material Acquisition or converted any Unrestricted Subsidiary into a Restricted Subsidiary, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b) as if such Material Acquisition or such conversion occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Irish Holdco and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Irish Holdco and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs and benefits under interest rate Swap Agreements to the extent such net costs and benefits are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivables Indebtedness of the Irish Holdco and its Restricted Subsidiaries for such period. In the event that the Irish Holdco or any Restricted Subsidiary shall have completed a Material Acquisition (other than a Drug Acquisition) or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Irish Holdco and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period plus the aggregate amount of cash dividends or other cash distributions actually paid to the Irish Holdco or any Restricted Subsidiary by the Unrestricted Subsidiaries during such period; provided that (i) there shall be excluded any income (or loss) of any Person other than the Irish Holdco or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Irish Holdco or any wholly-owned Restricted Subsidiary of the Parent and (ii) the aggregate amount of Restricted Payments made by the Irish Holdco in any period pursuant to Section 6.07(k) shall reduce Consolidated Net Income for such period.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Irish Holdco and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than Borrowings under this Agreement or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets, all computed on a consolidated basis in accordance with GAAP.

“Consolidated Secured Debt” means, as of any date of determination and without duplication, the aggregate principal amount of Consolidated Total Indebtedness on such date to the extent such Indebtedness constitutes (without duplication) (i) Secured Obligations or Indebtedness otherwise incurred pursuant to this Agreement, (ii) Permitted First Lien Indebtedness and any Permitted Refinancing Indebtedness in respect thereof, (iii) indebtedness outstanding pursuant to Sections 6.01(w) and 6.01(x), and (iv) any other Indebtedness that is secured by a Lien on any assets of the Irish Holdco or any of its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Irish Holdco and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Irish Holdco and its Restricted Subsidiaries that is of a type that would be reflected on a consolidated balance sheet of the Irish Holdco prepared as of such time in accordance with GAAP and (b) Indebtedness of the type referred to in clause (a) hereof of another Person guaranteed by the Parent or any of its Restricted Subsidiaries; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of any letter of credit or bank guaranty, except to the extent of unreimbursed obligations in respect of any drawn letter of credit or bank guaranty. For the avoidance of doubt and notwithstanding anything to the contrary contained above, Consolidated Total Indebtedness includes (x) all Attributable Receivables Indebtedness of the Irish Holdco and its Restricted Subsidiaries and (y) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment of principal in respect of any Disqualified Equity Interests of any Restricted Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” has the meaning assigned to such term in Section 3.18(a).

“Controlled Foreign Corporation” means any Subsidiary of the Lux Borrower (i) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) substantially all of the assets of which are Equity Interests of Persons described in clause (i); provided that, for purposes of this Agreement, no Subsidiary of the Lux Borrower which was not a Controlled Foreign Corporation on the Closing Date (or, if later, on the date Lux Borrower first acquired (directly or indirectly) Equity Interests representing more than 50% of the voting power or value of such Person) shall constitute a Controlled Foreign Corporation at any time thereafter for purposes hereof.

“Convertible Debt Security” means debt securities, the terms of which provide for conversion into Equity Interests (other than Disqualified Equity Interests) of the Parent, cash in lieu thereof and/or a combination of Equity Interests and cash in lieu thereof.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Revolving Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Refinancing Revolving Commitments, the unused portion of such Other Refinancing Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Commitments or Other Refinancing Revolving Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus reasonable upfront fees and original issue discount (“OID”) on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a later maturity date than, and, except in the case of Other Refinancing Revolving Commitments, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Loans or Commitments being refinanced, or, except with respect Indebtedness incurred pursuant to a Refinancing Amendment pursuant to clause (d) above, are otherwise current market terms (in each case except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, providing a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, and evidence reasonably satisfactory to the Administrative Agent that the board of directors of the Irish Holdco has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Irish Holdco within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained in accordance with Section 2.11(c)(2).

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“DB Canada” means Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise acting in respect of its Canadian banking business.

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Irish Holdco or any other Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized signatory of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt, Permitted First Lien Indebtedness or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Disposition” means a sale, transfer, lease, disposition or Exclusive License.

“Disposition Consideration” means (a) for any Disposition (other than an Exclusive License), the aggregate fair market value of any assets sold, transferred, leased or otherwise disposed of and (b) for any Exclusive License, the aggregate cash payment paid to the Irish Holdco or any Restricted Subsidiary on or prior to the consummation of the Exclusive License (and which, for the avoidance of doubt, shall not include any royalty, earnout, contingent payment or any other deferred payment that may be payable thereafter).

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or of the Parent or the Irish Holdco that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or of the Parent or the Irish Holdco that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is or may be redeemable (other than solely for Equity Interests in such Person or of the Parent or the Irish Holdco that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is or may be required to be repurchased by such Person or any of its Affiliates (other than, at the option of such Person, solely for Equity Interests in such Person or of the Parent or the Irish Holdco that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that occurs 91 days after the Latest Maturity Date.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollar Tranche Commitment” means, with respect to each Dollar Tranche Lender, the commitment, if any, of such Dollar Tranche Lender to make Dollar Tranche Revolving Loans and to acquire participations in Dollar Tranche Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Dollar Tranche Lender’s Dollar Tranche Commitment as of the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Dollar Tranche Lender shall have assumed its Dollar Tranche Commitment, as applicable. The aggregate principal amount of the Dollar Tranche Commitments on the Closing Date is $0.

“Dollar Tranche Credit Event” means a Dollar Tranche Revolving Borrowing of any Class, the issuance of a Dollar Tranche Letter of Credit, an LC Disbursement with respect to a Dollar Tranche Letter of Credit or any of the foregoing.

“Dollar Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Dollar Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Dollar Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Dollar Tranche LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Dollar Tranche Lender” means a Lender with a Dollar Tranche Commitment or holding Dollar Tranche Revolving Loans.

“Dollar Tranche Letter of Credit” means any standby or trade letter of credit issued under the Dollar Tranche Commitments pursuant to this Agreement.

“Dollar Tranche Percentage” the percentage equal to a fraction the numerator of which is such Lender’s Dollar Tranche Commitment and the denominator of which is the aggregate Dollar Tranche Commitments of all Dollar Tranche Lenders (if the Dollar Tranche Commitments of any Class have terminated or expired, the Dollar Tranche Percentages shall be determined based upon the Dollar Tranche Commitments of such Class most recently in effect, giving effect to any assignments).

“Dollar Tranche Revolving Borrowing” means a Borrowing comprised of Dollar Tranche Revolving Loans of any Class.

“Dollar Tranche Revolving Credit Exposure” means, with respect to any Dollar Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such Dollar Tranche Lender’s Dollar Tranche Revolving Loans and its Dollar Tranche LC Exposure and its Swingline Exposure at such time.

“Dollar Tranche Revolving Loan” means a Loan made by a Dollar Tranche Lender pursuant to Section 2.01(b). Each Dollar Tranche Revolving Loan shall be a Eurocurrency Revolving Loan denominated in Dollars or an ABR Revolving Loan denominated in Dollars.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lender” means any Lender which is not a Foreign Lender.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Draft” means at any time either a depository bill within the meaning of the Depository Bills and Notes Act (Canada), or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Lux Borrower on a Multicurrency Tranche Lender and bearing such distinguishing letters and numbers as such Multicurrency Tranche Lender may determine, but which at such time has not been completed or accepted by such Multicurrency Tranche Lender.

“Drawing Date” means any Business Day fixed pursuant to Schedule 2.13(f) for the creation of Bankers’ Acceptances or the purchase of completed Drafts and the exchange thereof for B/A Equivalent Notes, in each case by a Multicurrency Tranche Lender pursuant to Schedule 2.13(f).

“Drawing Fee” means, in respect of a Draft drawn by the Lux Borrower hereunder and accepted by a B/A Lender or a Draft purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft at a rate per annum equal to the Applicable Rate on the Drawing Date of such Draft. Drawing Fees shall be calculated on the basis of the term to maturity of the Draft and a year of 365 days (or 366 days in a leap year).

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market (including related intellectual property), but not of Equity Interests in any Person or any operating business unit.

“ECP” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices, all recurring fees and other fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding (i) any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders; provided that differences in the Effective Yield of Loans denominated in Dollars from loans denominated in other currencies shall be calculated by the Administrative Agent in good faith but ignoring differences due to the currency differences or underlying base rates employed (so long as reasonably equivalent in nature) (but giving effect to any differences in interest rate margins, spreads or upfront fees or floors as otherwise required above).

“Eligible Transferee” means an “accredited investor” (as defined in regulation D of the Securities Act) that (x) is not a natural person, (y) is either (A) a Person that would be a Foreign Lender capable of making the representation contained in Section 2.17(j) on the date it becomes a Lender or (B) a Person that would be a Domestic Lender and (z) is not a Defaulting Lender, in each case at the time of the respective assignment or participation to such Person.

“Embargoed Person” has the meaning assigned to such term in Section 3.19.

“Endo” means Endo Health Solutions Inc., a Delaware corporation.

“Endo Maximum Secured Amount” means (a) on the Closing Date, the maximum principal amount of Secured Indebtedness (as defined in the Existing Senior Notes Indentures) that Endo would be permitted to incur on such date (after giving effect to the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement on the Closing Date) pursuant to Section 4.09(b)(1) of the Existing Senior Notes Indentures (for this purpose, after giving effect to the principal amount of the Endo Secured Intercompany Proceeds Loan to be made on the Closing Date but before giving effect to any other incurrence of Secured Indebtedness (as defined in the Existing Senior Notes Indenture) pursuant to the Transactions) and (b) after the end of each fiscal quarter of Endo thereafter at such time as internal financial statements of Endo are available for the four preceding fiscal quarters, the greater of (i) the Endo Maximum Secured Amount as theretofore in effect and (ii) the aggregate amount of Secured Indebtedness (as defined in the Existing Senior Notes Indentures and including the then outstanding principal amount of the Endo Secured Intercompany Proceeds Loan, but excluding all Indebtedness hereunder and any other Indebtedness secured equally and ratably herewith or on a junior priority basis hereto (other than the Endo Secured Intercompany Proceeds Loan), in each case that is subject to an Intercreditor Agreement entered into by any Agent) that Endo and its Subsidiaries would be permitted to incur on such date pursuant to Section 4.09(b)(1) of the Existing Senior Notes Indentures; provided, however, that at such time as no Existing Senior Notes remain outstanding (or such time when the covenants applicable thereto are defeased, discharged or otherwise modified so that the Endo Maximum Secured Amount is no longer required to ensure compliance therewith) the Endo Maximum Secured Amount shall be deemed unlimited.

“Endo Secured Intercompany Proceeds Loan” means an Intercompany Proceeds Loan made to Endo on the Closing Date by US Holdco or any other Loan Party reasonably satisfactory to the Administrative Agent, in a principal amount equal to the funds to be utilized by Endo on the Closing Date to repay all amounts owing pursuant to its Existing Credit Agreement (and accrued interest and fees and other expenses payable in connection therewith), as well as any other amounts to be utilized by Endo on the Closing Date to repay its other secured debt then outstanding or such other amounts reasonably acceptable to the Administrative Agent, it being understood and agreed that (i) the documentation for the Endo Secured Intercompany Proceeds Loan shall be in form and substance reasonably satisfactory to the Administrative Agent, (ii) the Endo Secured Intercompany Proceeds Loan shall be guaranteed by all of Endo’s Restricted Subsidiaries that are Loan Parties and that are not Controlled Foreign Corporations and shall be secured by all Collateral owned by Endo and its Restricted Subsidiaries that are Loan Parties and that are not Controlled Foreign Corporations, (iii) the security interests referenced in preceding clause (ii) shall be on a junior and fully subordinated basis to the security provided by Endo and its Subsidiaries in respect of the obligations secured pursuant to the relevant Collateral Documents to which they are parties, in each case pursuant to the Intercompany Intercreditor Agreement or other subordination provisions in form and substance reasonably satisfactory to the Administrative Agent, (iv) the Endo Secured Intercompany Proceeds Loan (and all notes evidencing same) shall itself constitute Collateral and shall be required to be pledged by the Loan Party who is the obligee with respect to same pursuant to the relevant Collateral Documents and (v) the aggregate principal amount of the Endo Secured Intercompany Loan shall be reduced by actual repayments of the principal thereof, but shall not otherwise be reduced or increased without the prior written consent of the Administrative Agent or the Required Lenders.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, or binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment, including management or reclamation of natural resources, and the management, Release or threatened Release of any Hazardous Material or to occupational health and safety matters, as such occupational health and safety matters relate to exposure or handling of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Irish Holdco or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that “Equity Interests” shall not include Convertible Debt Securities or Permitted Convertible Debt Hedge Transactions.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Irish Holdco, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Irish Holdco or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan other than the PBGC premiums due but not delinquent under Section 4007 of ERISA; (e) a determination that any Plan is, or is expected to be considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the receipt by the Irish Holdco or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Irish Holdco or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Irish Holdco or any of its ERISA Affiliates from any Multiemployer Plan; (h) the receipt by the Irish Holdco or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Irish Holdco or any ERISA Affiliate of any notice, concerning the imposition upon the Irish Holdco or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the receipt by the Irish Holdco or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Irish Holdco or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (j) the occurrence of any event which would trigger the full or partial wind up of any occupational pension scheme (within the meaning of section 2 of the Irish Pension Act 1990 (as amended) (the “Pensions Act”)) sponsored by the Irish Holdco or its Subsidiaries (an “Irish Pension Scheme”); (k) the failure by an Irish Pension Scheme to meet the minimum funding standard prescribed by Part IV of the Pensions Act; (l) where any funding proposal (within the meaning of section 49 of the Pensions Act) which has been put in place to address a deficit within an Irish Pension Scheme goes off track (within the meaning of the Irish Pensions Board’s prescribed guidance under section 49 of the Pensions Act); (m) where a prosecution for an offence is brought under section 3 of the Pensions Act against the sponsoring employer, trustees, administrator or other agent concerning an Irish Pension Scheme or where the Irish Pensions Board brings proceedings before the Irish High Court concerning an Irish Pension Scheme under Part IX of the Pensions Act; (n) where the Irish Pensions Board commences an investigation of or appoints an authorised officer over an Irish Pension Scheme in accordance with its powers under Part II of the Pensions Act; (o) where the Irish Pensions Ombudsman either makes a determination against or brings enforcement proceedings against the sponsoring employer, trustees, administrator or other agent concerning an Irish Pension Scheme; (p) where any arbitration proceedings or proceedings before the Irish High Court are initiated relating to a dispute between the sponsoring employer and the trustees and/or members of an Irish Pension Scheme; or (q) the occurrence of any Canadian Pension Event.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency (other than Canadian Dollars) and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency/CAD Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Parent and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Irish Holdco, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” has the meaning assigned to such term in the US Security Agreement (in the case of accounts owned by a Loan Party that is a Domestic Subsidiary) and the Canadian Security Documents (in the case of accounts owned by a Canadian Domiciled Loan Party).

“Excluded Assets” means (a) motor vehicles and other equipment subject to a certificate of title statute, (b) leasehold interests in real property (except leasehold interests of the kind described in Section (E)1(y) of the Agreed Security Principles), (c) assets subject to a Lien securing Capital Lease

Obligations, Synthetic Lease Obligations or purchase money debt obligations, in each case in favor of a Person other than the Parent and its Subsidiaries and permitted hereunder, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); provided that such asset (i) will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and (ii) will cease to be an Excluded Asset and will become subject to the Lien granted under the respective Collateral Document, immediately and automatically, at such time as such consequences will no longer result, (d) any fee-owned real property with an appraised value of less than $20,000,000, (e) any lease, license, contract, property right or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien hereunder is prohibited by any law, rule or regulation or will constitute or result in a breach, termination or default, or requires any consent not obtained, under any such lease, license, contract, property right or agreement (other than to the extent that (x) any such applicable law, rule, regulation or term would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law or (y) the respective lease, license, contract, property right or agreement is with, or for the benefit of, the Parent or any of its Subsidiaries); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the respective Collateral Documents, immediately and automatically, at such time as such consequences will no longer result, (f) any Excluded Equity Interests, (g) any assets to the extent expressly excluded pursuant to the Agreed Security Principles, (h) any Margin Stock, (i) any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d) and (j) any Excluded Accounts.

“Excluded Equity Interests” means (a) any portion of the issued and outstanding Equity Interests of a Pledge Subsidiary not required to be subject to a perfected lien in favor of the Administrative Agent in accordance with Section 5.09(b), (b) Equity Interests in entities where a Loan Party holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational documents, or agreements with the other equity holders, of such entity, (c) Equity Interests in Unrestricted Subsidiaries or Receivables Entities, to the extent a pledge of such Equity Interests is prohibited by the organizational documents, or agreements with other equity holders, of such entity, (d) Equity Interests of a Controlled Foreign Corporation in excess of 65% of the total combined voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote and (e) any other Equity Interests (or any portion thereof) to the extent expressly excluded pursuant to the Agreed Security Principles.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal. For purposes of this definition, “Swap Obligation” means, with respect to any Guarantor, any obligation of the Irish Holdco or any Restricted Subsidiary to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Excluded Taxes” means, with respect to any payments made to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it carries on a trade or business or is or is deemed to be a resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located or carries on a trade of business, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Irish Holdco or a Borrower under Section 2.19(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a), (d) any Taxes attributable to such Person’s failure to comply with Section 2.17(e) or Section 2.17(f) and (e) any United States federal withholding tax that is imposed pursuant to FATCA.

“Exclusive License” means any license with a term greater than five (5) years and made on an exclusive basis. “Exclusively License” shall have the correlative meaning.

“Executive Order” has the meaning assigned to such term in Section 3.19.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 17, 2011, as amended and restated as of March 26, 2013, by and among Endo, the lenders party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent and other financial institutions party thereto.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Existing Senior Notes” means the 2010 Senior Notes and the 2011 Senior Notes.

“Existing Senior Notes Indentures” means the 2010 Senior Notes Indenture and the 2011 Senior Notes Indenture, in each case as in effect as of the Closing Date.

“Extended Commitments” means the Extended Term A Loan Commitment, the Extended Term B Loan Commitment and the Extended Revolving Commitment.

“Extended Loans” means the Extended Term A Loans, the Extended Term B Loans and the Extended Revolving Loans.

“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.23(a)(ii).

“Extending Revolving Lender” shall have the meaning given to such term in Section 2.23(a)(ii).

“Extended Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrowers pursuant to Section 2.23.

“Extended Term A Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.23, to make Extended Term A Loans to the Lux Borrower.

“Extended Term A Loan” shall have the meaning given to such term in Section 2.23(a)(iii).

“Extended Term B Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.23, to make Extended Term B Loans to the Lux Borrower.

“Extended Term B Loans” shall have the meaning given to such term in Section 2.23(a)(iv).

“Extended Term Loans” means Extended Term A Loans and Extended Term B Loans.

“Extending Term A Lender” shall have the meaning given to such term in Section 2.23(a)(iii).

“Extending Term B Lender” shall have the meaning given to such term in Section 2.23(a)(iv).

“Extension” shall have the meaning given to such term in Section 2.23(a).

“Extension Amendment” means any amendment entered into pursuant to Section 2.23(c).

“Extension Offer” shall have the meaning given to such term in Section 2.23(a).

“Face Amount” means, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying Bankers’ Acceptances, B/A Equivalent Notes or Drafts, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated as of November 5, 2013, originally by and among Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Royal Bank of Canada and Endo.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Irish Holdco.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Irish Holdco and its Subsidiaries (subject to the penultimate paragraph of Section 5.01) required to be delivered pursuant to Section 5.01(a) or 5.01(b) (or, for periods prior to the consummation of the Transactions, the financial statements of Endo and its Restricted Subsidiaries and the Target and its Subsidiaries, in each case on a combined basis and based upon the financial statements available prior to the Closing Date).

“First Lien Intercreditor Agreement” means a “pari passu” Intercreditor Agreement among the Administrative Agent and one or more Designated Representatives for holders of Permitted Pari Passu Secured Refinancing Debt and/or Permitted First Lien Indebtedness, which meets the requirements of clause (i) of the definition of Intercreditor Agreement contained herein.

“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 3.19.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Multicurrency Tranche Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Parties” means the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, the Lux Borrower and each Foreign Subsidiary that is a Subsidiary Guarantor (including, without limitation, Amalco, the Target, Lux Sub Finco and Irish Sub Finco).

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such

Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee (or as set forth in Section 10.08 hereto, as applicable), unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Parent in good faith.

“Guarantor” means the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Subsidiary Guarantors.

“Guaranty” means the Subsidiary Guaranty and the Guarantee set forth in Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of similar nature regulated pursuant to any Environmental Law.

“Headquarters Transaction” means the Build to Suit Lease Agreement dated as of October 28, 2011 among the RT/TC Atwater LP, as landlord, Endo Pharmaceuticals Inc., as tenant, and Endo, as guarantor, in respect of Endo’s headquarters located at 1400 Atwater Drive, Malvern, Pennsylvania 19355.

“Holding Company” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Immaterial Asset Sale” means any Disposition of property or series of related Dispositions of in respect of which the fair market value of such property and the Disposition Consideration payable to the Irish Holdco or any of its Restricted Subsidiaries is equal to or less than $2,000,000.

“Impax Settlement Agreement” means the June 2010 Settlement and License Agreement between Endo Pharmaceuticals Inc. and Impax Laboratories, Inc., as in effect on the Closing Date.

“Incremental Amendment” means an Incremental Amendment among the applicable Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders entered into pursuant to Section 2.20.

“Incremental Amount” means, at any time, an amount not to exceed (a) $1,000,000,000 plus (b) if the Secured Leverage Ratio, at the time of incurrence of such Incremental Amount (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into) and after giving effect thereto on a pro forma basis in accordance with Section 1.04(b), is less than or equal to 2.75 to 1.00 (assuming for purposes of such calculation that all Revolving Commitments are fully drawn and without netting cash proceeds of any Incremental Loans or Incremental Equivalent Debt), an unlimited amount; provided that, if the Secured Leverage Ratio set forth in clause (b) is satisfied on such date on a pro forma basis, any such Indebtedness may, at the sole discretion of the Lux Borrower, be incurred under clause (b) regardless of whether there is capacity to incur such Indebtedness under clause (a).

“Incremental Commitments” means the Incremental Term A Loan Commitment, the Incremental Term B Loan Commitment and the Incremental Revolving Commitment.

“Incremental Equivalent Debt” is defined in Section 6.01(w).

“Incremental Loans” means the Incremental Term Loans and the Incremental Revolving Loans.

“Incremental Revolving Commitment” means any increase to an existing Class of Revolving Commitments provided pursuant to Section 2.20.

“Incremental Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Revolving Loan as a result of an Incremental Revolving Commitment.

“Incremental Revolving Loans” means additional Revolving Loans made by one or more Lenders to the Borrowers pursuant to Section 2.20.

“Incremental Term A Lender” means a Lender with an Incremental Term A Loan Commitment or an outstanding Incremental Term A Loan.

“Incremental Term A Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term A Loans to the Lux Borrower.

“Incremental Term A Loans” means Term A Loans made by one or more Lenders to the Lux Borrower pursuant to Section 2.20. Incremental Term A Loans may be made in the form of additional Term A Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Amendment, Other Term A Loans.

“Incremental Term B Lender” means a Lender with an Incremental Term B Loan Commitment or an outstanding Incremental Term B Loan.

“Incremental Term B Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term B Loans to the Lux Borrower.

“Incremental Term B Loans” means Term B Loans made by one or more Lenders to the Lux Borrower pursuant to Section 2.20. Incremental Term B Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Amendment, Other Term B Loans.

“Incremental Term Lender” means any Incremental Term A Lender or any Incremental Term B Lender.

“Incremental Term Loan” means the Incremental Term A Loans and the Incremental Term B Loans.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) accounts payable not more than 60 days overdue incurred in the ordinary course of business, (ii) deferred compensation and (iii) any purchase price adjustment, royalty, earnout, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Irish Holdco’s good faith estimate), (i) all Guarantees by such Person of Indebtedness of others, (j) all Attributable Receivables Indebtedness of such Person and (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes imposed on or with respect to any payments made by or on account of any obligation of the Borrowers hereunder other than (i) Excluded Taxes and (ii) Other Taxes.

“Information Memorandum” means any confidential information memorandum or lender presentation relating to the Irish Holdco and its Subsidiaries (including Endo, the Target and their respective Subsidiaries) and the loans and commitments hereunder.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any such Person, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, examinership or other similar case or proceeding or private or judicial foreclosure with respect to any such Person or with respect to all or any material portion of its assets, (c) any liquidation, dissolution, reorganization or winding up of any such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of all or any material part of the assets and liabilities of any such Person. In addition, in respect of Lux Holdco and the Lux Borrower, “Insolvency or Liquidation Proceeding” shall also mean a Luxembourg Insolvency Event.

“Intercompany Intercreditor Agreement” means that certain Intercompany Intercreditor Agreement dated as of the Closing Date by and among US Holdco, the Collateral Agent, Endo and the other grantors party thereto.

“Intercompany Proceeds Loans” means (1) one or more intercompany loans made by the Lux Borrower (or the respective Borrower or, in the case of the proceeds of the issuance of 2013 Senior Notes, by the 2013 Senior Notes Issuer) (a) with respect to proceeds of Term Loans and/or 2013 Senior Notes, to Endo (either directly or via one or more Subsidiary Guarantors that are acceptable to the

Administrative Agent, it being understood and agreed that any such intercompany loans that are contemplated by the Structure Paper are acceptable to the Administrative Agent) in an aggregate principal amount sufficient to enable Endo to consummate the Refinancing, and/or (b) with respect to proceeds of Revolving Loans or Swingline Loans, to any of the Lux Borrower or its Restricted Subsidiaries (as otherwise permitted herein) for their working capital and general corporate purposes and (2) any on-loans described above, and any other loans made on the Closing Date by one or more Loan Parties to one or more other Loan Parties, all of which shall be required to be reasonably satisfactory to Administrative Agent; provided that (i) all Intercompany Proceeds Loans shall be unsecured, except that (x) the Endo Secured Intercompany Proceeds Loan made on the Closing Date shall be secured in accordance with the definition thereof contained herein and (y) other Intercompany Proceeds Loans may be secured if reasonably acceptable (and in amounts reasonably acceptable) to the Administrative Agent so long as any such Intercompany Proceeds Loans are secured on a junior and fully subordinated basis to the security provided by Endo and its Subsidiaries in respect of the obligations secured pursuant to the relevant Collateral Documents to which they are parties, in each case pursuant to the Intercompany Intercreditor Agreement or other subordination provisions in form and substance reasonably satisfactory to the Administrative Agent, (ii) each such Intercompany Proceeds Loan is evidenced by a promissory note from the respective borrower thereof and shall be payable to (and at all times owned by) a Loan Party, (iii) each such promissory note is delivered and pledged to the Collateral Agent pursuant to the Collateral Documents and (iv) such promissory note (and any related documentation) is in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent, entered into with the holders of any Indebtedness or any Designated Representative thereof, that is to be secured on an equal and ratable basis with, or on a junior priority basis to, the Secured Obligations. Without limiting the foregoing, it is hereby acknowledged and agreed that each Intercreditor Agreement (i) with the holders of any Indebtedness that is to be secured on an equal and ratable basis with the Secured Obligations, shall, so long as any Existing Senior Notes remain outstanding (unless the covenants applicable thereto are defeased or otherwise modified so that the Endo Maximum Secured Amount is no longer required to ensure compliance therewith), provide, with respect to the security interests granted by Endo and its Restricted Subsidiaries, that the same are subject to the Endo Maximum Secured Amount (together with the Secured Obligations) in a manner consistent with Section 1.06, with proceeds thereof to be applied as provided in said Intercreditor Agreement and (ii) with the holders of any Indebtedness that is to be secured on a junior priority basis to the Secured Obligations, shall expressly provide that, so long as any Existing Senior Notes remain outstanding (unless the covenants applicable thereto are defeased or otherwise modified so that the Endo Maximum Secured Amount is no longer required to ensure compliance therewith), no Indebtedness secured on a junior priority basis to the Secured Obligations shall receive the proceeds of any security granted by Endo and its Restricted Subsidiaries until the payment in full and discharge of all Secured Obligations and other obligations secured equally and ratably therewith, and shall likewise be subject to the Endo Maximum Secured Amount cap consistent with preceding sub-clause (i) (with any such cap to apply to first secure all Secured Obligations and any other obligations as described in preceding clause (i) until the Endo Maximum Secured Amount cap has been fully utilized, and with only any excess available under such cap to apply to secure Indebtedness secured on a junior priority basis as described in this clause (ii)).

“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.12(b).

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Canadian Prime Rate Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the latest Maturity Date with respect to any Revolving Commitments.

“Interest Period” means with respect to any Eurocurrency Borrowing or any Borrowing of Bankers’ Acceptance Loans, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if acceptable to all Lenders, twelve months thereafter), as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or any Borrowing of Bankers’ Acceptance Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or any Borrowing of Bankers’ Acceptance Loans that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.04.

“Irish Debenture” means that certain Irish law debenture (including any and all supplements thereto), dated as of the Closing Date, among Irish Holdco, Irish Sub Holdco, Irish Sub Finco and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Irish Pension Scheme” has the meaning assigned to such term in the definition of “ERISA Event”.

“Irish Security Documents” means the Irish Debenture, the Irish Share Charge and any other pledge or security agreement governed by the laws of the Republic of Ireland entered into after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person.

“Irish Share Charge” means that certain Irish law charge over the shares of Irish Sub Finco (including any and all supplements thereto), dated as of the Closing Date, between Lux Sub Finco and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Irish Sub Finco” means Endo Finance Limited, a company duly incorporated under the laws of the Republic of Ireland having its registered office at 25 – 28 North Wall Quay, IFSC, Dublin 1 (Registered Number 538691).

“Irish Sub Holdco” has the meaning assigned to such term in the preamble to this Agreement.

“Issuing Bank” means (a) solely with respect to standby Letters of Credit, Deutsche Bank AG New York Branch and (b) each other Lender designated by the Borrowers as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), in each case so long as such Person shall remain an Issuing Bank hereunder; provided that, solely with respect to the Existing Letters of Credit, each issuer thereof shall be deemed to be an Issuing Bank (and each reference in this Agreement to the “Issuing Bank” solely when made in respect of the Existing Letters of Credit, shall be deemed to refer to each issuer thereof). All references contained in this Agreement and the other Loan Documents to the “Issuing Bank” shall be deemed to apply equally to each of the institutions referred to in the foregoing sentence of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” or “¥” means the lawful currency of Japan.

“JV Subsidiary” means any Subsidiary (a) in which the Irish Holdco and its Restricted Subsidiaries owns or controls less than 66 2⁄3% of the ordinary voting power and (b) that is a joint venture with a third party unaffiliated with the Irish Holdco or any other Subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Other Refinancing Term Commitment, any Other Refinancing Revolving Commitment, any Other Term Loan, any Extended Term A Loan, any Extended Term B Loan, any Extended Commitment, any Incremental Term Loan or any Incremental Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time and the LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Lead Arrangers” means Deutsche Bank Securities Inc., RBC Capital Markets, Barclays Bank PLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20, Section 2.25 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Multicurrency Tranche Letter of Credit or Dollar Tranche Letter of Credit.

“Leverage Ratio” has the meaning assigned to such term in Section 6.12(a).

“LIBO Rate” means, for any Interest Period (a) with respect to any Term B Loan that is a Eurocurrency Borrowing, the greater of (i) 0.75% per annum and (ii) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, as the rate for deposits in the relevant Agreed Currency in the London interbank market with a maturity comparable to such Interest Period (the “Eurocurrency Base Rate”) and (b) with respect to any other Eurocurrency Borrowing, the Eurocurrency Base Rate. In the event that the Eurocurrency Base Rate is not available at such time for any reason, then the “Eurocurrency Base Rate” shall be determined by reference to such other publicly available service displaying interest rates applicable to deposits in such Agreed Currency in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which deposits in such Agreed Currency in reasonable market size and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition which the Irish Holdco or any of its Restricted Subsidiaries is contractually committed to consummate, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, at any time the same is to be determined, the sum of (a) unencumbered cash and Permitted Investments held by the Parent and its Restricted Subsidiaries, plus (b) the Aggregate Available Revolving Commitment hereunder at such time.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(g) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, any Incremental Amendment, Extension Amendment or Refinancing Amendment, and any intercreditor agreements and subordination agreements, and all written notices and certificates executed and/or delivered to the Administrative Agent pursuant to this Agreement. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Irish Holdco, Irish Sub Holdco, Lux Holdco, US Holdco, Merger Sub, the Borrowers, the 2013 Senior Notes Issuer, Lux Sub Finco, Irish Sub Finco and the other Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that (x) such local time shall mean London, England time, except as set forth in clause (y) below or unless otherwise notified by the Administrative Agent and (y) in the case of Canadian Dollar Revolving Loans, such local time shall mean Toronto, Ontario time).

“Lux Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Lux Borrower Receivables Pledge Agreement” has the meaning assigned to such term in the definition of Lux Security Documents.

“Lux Holdco” has the meaning assigned to such term in the preamble to this Agreement.

“Lux Receivables Pledge Agreements” has the meaning assigned to such term in the definition of Lux Security Documents.

“Lux Security Documents” means the following Luxembourg law governed agreements: (a) a share pledge agreement dated as of the Closing Date and made between the Irish Sub Holdco, as pledgor and the Collateral Agent over 100% of the pledgor’s shares in Lux Holdco; (b) a share pledge agreement dated as of the Closing Date and made between Lux Holdco, as pledgor and the Collateral Agent over 100% of the pledgor’s shares in the Lux Borrower; (c) a share pledge agreement dated as of the Closing Date and made between the Lux Borrower, as pledgor and the Collateral Agent over 100% of the pledgor’s shares in the Lux Sub Finco (together with the share pledge agreements described under clauses (a) and (b) above, collectively referred to as the “Lux Share Pledge Agreements”); (d) a receivables pledge agreement dated as of the Closing Date and made between the Lux Borrower and the Collateral Agent over certain claims of the Lux Borrower in any present or future Intercompany Proceeds Loans (the “Lux Borrower Receivables Pledge Agreement”); and (e) a receivables pledge agreement dated as of the Closing Date and made between Lux Sub Finco and the Collateral Agent over certain claims of Lux Sub Finco in any present or future Intercompany Proceeds Loans (the “Lux Sub Finco Receivables Pledge Agreement” and together with the Lux Borrower Receivables Pledge Agreement, the “Lux Receivables Pledge Agreements”).

“Lux Share Pledge Agreements” has the meaning assigned to such term in the definition of Lux Security Documents.

“Lux Sub Finco” means Endo Luxembourg Finance Company II S.à r.l., a société à responsabilité limitée (private limited liability company) organized under the laws of Luxembourg, having its registered office at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, with a share capital of USD 17,000 and registered with the Luxembourg Companies Register under number B182794.

“Lux Sub Finco Receivables Pledge Agreement” has the meaning assigned to such term in the definition of Lux Security Documents.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies.

“Luxembourg Guarantor” has the meaning assigned to such term in Section 11.08.

“Luxembourg Insolvency Event” means, in relation to each of Lux Holdco, the Lux Borrower and Lux Sub Finco or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, judicial or voluntary liquidation (liquidation judiciaire ou volontaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Majority in Interest” means, at any time (i) in the case of the Revolving Lenders, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and the unused aggregate Revolving Commitments at such time, (ii) in the case of the Term A Lenders, Lenders holding outstanding Term A Loans representing more than 50% of all Term A Loans outstanding at such time and (iii) in the case of the Term B Lenders, Lenders holding outstanding Term B Loans representing more than 50% of all Term B Loans outstanding at such time. In making the above calculations, the Dollar Amounts (as determined in good faith by the Administrative Agent) of all amounts denominated in currencies other than Dollars shall be utilized. If the context indicates that the “Majority in Interest” is to be determined for a relevant Class or Tranche, then only the respective Class or Tranche shall be included as otherwise provided above in determining the applicable Majority in Interest.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board.

“Material Acquisition” means any Permitted Acquisition (other than a Drug Acquisition) that involves the payment of Permitted Acquisition Consideration by the Irish Holdco and its Restricted Subsidiaries in excess of $25,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Irish Holdco and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that involves payment of Disposition Consideration to the Irish Holdco or any of its Restricted Subsidiaries in excess of $25,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Irish Holdco and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Irish Holdco or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that the Irish Holdco or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Restricted Subsidiary” means each Material Subsidiary that is a Restricted Subsidiary.

“Material Subsidiary” means each Restricted Subsidiary (i) which, as of the most recent fiscal quarter of the Irish Holdco, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent

(5%) of the Irish Holdco’s Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of the Irish Holdco’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA of the Irish Holdco and its Restricted Subsidiaries for any such period or ten percent (10%) of Consolidated Total Assets of the Irish Holdco and its Restricted Subsidiaries as of the end of any such fiscal quarter, the Irish Holdco (or, in the event the Irish Holdco has failed to do so within forty-five (45) days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. Notwithstanding anything to the contrary contained herein, each of the Borrower, the Co-Borrower, any Permitted Co-Borrower, the 2013 Senior Notes Issuer and any New Notes Issuer shall be deemed at all times to be Material Subsidiaries.

“Maturity Date” means (i) with respect to the Term A Loans that have not been extended pursuant to Section 2.23, the date occurring five years after the Closing Date, (ii) with respect to the Term B Loans that have not been extended pursuant to Section 2.23, the date occurring seven years after the Closing Date, (iii) with respect to the Revolving Commitments of the Revolving Lenders that have not been extended pursuant to Section 2.23, the date occurring five years after the Closing Date, and (iv) with respect to any other tranche of Term Loans or Revolving Commitments (including any Extended Term Loans, Other Term Loans, Other Refinancing Term Commitments, Extended Revolving Commitments, Incremental Revolving Commitments and Other Refinancing Revolving Commitments), the maturity dates specified therefor in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Merger” means the merger of Merger Sub with and into Endo (with Endo to be the surviving company of such merger).

“Merger Sub” means RDS Merger Sub LLC, a limited liability company organized under the laws of Delaware.

“Milestone Payments” means payments made under contractual arrangements existing during the period of twelve months ending on the Closing Date or contractual arrangements arising thereafter, in each case in connection with any Permitted Acquisition to sellers (or licensors) of the assets or Equity Interests acquired (or licensed) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.23(b).

“Minimum Tranche Amount” shall have the meaning given to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, title insurance, flood certifications and flood insurance, opinions of counsel, surveys, appraisals and environmental reports and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multicurrency Tranche Commitment” means, with respect to each Multicurrency Tranche Lender, the commitment, if any, of such Multicurrency Tranche Lender to make Multicurrency Tranche Revolving Loans and to acquire participations in Multicurrency Tranche Letters of Credit hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Multicurrency Tranche Lender’s Multicurrency Tranche Commitment as of the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Multicurrency Tranche Lender shall have assumed its Multicurrency Tranche Commitment, as applicable. The aggregate principal Dollar Amount of the Multicurrency Tranche Commitments on the Closing Date is $750,000,000.

“Multicurrency Tranche Credit Event” means a Multicurrency Tranche Revolving Borrowing of any Class, the issuance of a Multicurrency Tranche Letter of Credit, an LC Disbursement with respect to a Multicurrency Tranche Letter of Credit or any of the foregoing.

“Multicurrency Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Multicurrency Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Multicurrency Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Multicurrency Tranche LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment or holding Multicurrency Tranche Revolving Loans.

“Multicurrency Tranche Letter of Credit” means any standby or trade letter of credit issued under the Multicurrency Tranche Commitments pursuant to this Agreement.

“Multicurrency Tranche Percentage” the percentage equal to a fraction the numerator of which is such Lender’s Multicurrency Tranche Commitment and the denominator of which is the aggregate Multicurrency Tranche Commitments of all Multicurrency Tranche Lenders (if the Multicurrency Tranche Commitments of any Class have terminated or expired, the Multicurrency Tranche Percentages shall be determined based upon the Multicurrency Tranche Commitments of such Class most recently in effect, giving effect to any assignments).

“Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of Multicurrency Tranche Revolving Loans of any Class.

“Multicurrency Tranche Revolving Credit Exposure” means, with respect to any Multicurrency Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Loans and its Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Revolving Loan” means a Loan made by a Multicurrency Tranche Lender pursuant to Section 2.01(c). Each Multicurrency Tranche Revolving Loan shall be a Eurocurrency Loan denominated in an Agreed Currency (subject to the limitation set forth in Section 2.01(c)(v)) or an ABR Loan denominated in Dollars.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that on the date on which such reserve is no longer required to be maintained, the remaining amount of such reserve shall then be deemed to be Net Proceeds.

“New Notes Issuer” means, with respect to any incurrence of Indebtedness (or issuance of notes), a newly-formed (at the time it first becomes a New Notes Issuer or Permitted Co-Borrower) entity which is a wholly-owned direct subsidiary of the Lux Borrower, so long as such entity (x) is a Subsidiary Guarantor and (y) owns no substantial assets (other than unsecured intercompany notes received by it from the Irish Holdco or one or more of its Restricted Subsidiaries that are Loan Parties in connection with unsecured loans made by the New Notes Issuer with proceeds of the Indebtedness incurred by it) and owns no Equity Interests in any other Persons. At the option of the Borrower, a New Notes Issuer which also meets the requirements of the definition of “Permitted Co-Borrower” contained herein may constitute both a New Notes Issuer and a Permitted Co-Borrower.

“Non-B/A Lender” means any Multicurrency Tranche Lender which is unwilling or unable to create Bankers’ Acceptances by accepting Drafts and which has identified itself as a “Non-B/A Lender” by written notice to the Lux Borrower and the Administrative Agent.

“Non-USD Multicurrency Tranche Revolving Credit Exposure” means, with respect to any Multicurrency Tranche Lender at any time, such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure with respect to Multicurrency Tranche Revolving Loans and Multicurrency Tranche Letters of Credit, in each case denominated in Agreed Currencies other than Dollars.

“Non-USD Multicurrency Tranche Sublimit” means $500,000,000.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund and any Canadian Pension Plan) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States of America by the Irish Holdco or any one or more of its Subsidiaries primarily for the benefit of employees of the Irish Holdco or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Irish Holdco, the Borrowers and the other Loan Parties to any of the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.”

“Other Refinancing Commitments” means the Other Refinancing Revolving Commitments and the Other Refinancing Term Commitments.

“Other Refinancing Loans” means the Other Refinancing Revolving Loans and the Other Refinancing Term Loans.

“Other Refinancing Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or Extended Revolving Commitments that result from a Refinancing Amendment.

“Other Refinancing Revolving Loans” means the Revolving Loans made pursuant to any Other Refinancing Revolving Commitment.

“Other Refinancing Term Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than Luxembourg registration duties (droits d’enregistrement) payable due to a registration, submission or filing by the Administrative Agent, a Lender or an Issuing Bank of any Loan Document, except if such registration, submission or filing is required to maintain, establish, enforce or preserve the rights of the Administrative Agent, a Lender or Issuing Bank under such Loan Document.

“Other Term A Loans” has the meaning set forth in Section 2.20(a).

“Other Term B Loans” has the meaning set forth in Section 2.20(a).

“Other Term Loans” means Other Term A Loans and Other Term B Loans.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means Endo International PLC, a company incorporated in the Republic of Ireland (Registered Number 534814).

“Parent Restricted Payment” has the meaning set forth in Section 6.07(e).

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Penwest” means Penwest Pharmaceuticals Co., a Washington corporation.

“Permitted Acquisition” means the purchase or other acquisition by the Irish Holdco or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of), any Person, or any Exclusive License of rights to a drug or other product line, in a single transaction or a series of related transactions if (a) (i) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each subsidiary of such Person to the extent such subsidiary was wholly-owned by such Person immediately prior to the purchase or acquisition), upon the consummation of such purchase or acquisition, will be a wholly-owned Restricted Subsidiary (including as a result of a merger or consolidation or amalgamation between the Irish Holdco or any Restricted Subsidiary and such Person, with, in the case of a merger or consolidation or amalgamation involving the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower, the 2013 Senior Notes Issuer, Lux Sub Finco or Irish Sub Finco, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, Lux Sub Finco, Irish Sub Finco, the 2013 Senior Notes Issuer or the applicable Borrower (as the case may be) being the surviving entity) or (ii) in the case of any purchase, license or other acquisition of other assets, such assets will be owned and/or licensed by the Irish Holdco or a wholly-owned Restricted Subsidiary; (b) the business of such Person, or the business conducted with such assets, as the case may be, constitutes a business permitted by Section 6.03(b); and (c) at the time of and immediately after giving effect (including pro forma effect) to any such purchase, license or other acquisition (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), (i) no Default shall have occurred and be continuing, (ii) the Irish Holdco shall be in compliance with the covenants set forth in Section 6.12 on a pro forma basis in accordance with Section 1.04(b) (without any pro forma adjustment to Consolidated EBITDA for any Drug Acquisition), (iii) if the Permitted Acquisition Consideration with respect thereto exceeds $50,000,000, the Irish Holdco shall have delivered to the Administrative Agent a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together, except in the case of a Drug Acquisition, with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (c)(ii) above.

“Permitted Acquisition Consideration” means the sum of the cash purchase price for any Permitted Acquisition payable at or prior to the closing date of such Permitted Acquisition (and which, for the avoidance of doubt, shall not include any purchase price adjustment, royalty, earnout, contingent payment or any other deferred payment of a similar nature) plus the aggregate principal amount of Indebtedness assumed on such date in connection with such Permitted Acquisition.

“Permitted Bond Hedge” means any Swap Agreement that (i) is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or Equity Interests (other than Disqualified Equity Interests) of the Parent or (ii) initially is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or Equity Interests (other than Disqualified Equity Interests) of Endo, until such time as it becomes, in accordance with its terms, settled as set forth in the preceding clause (i), and in each case is entered into in connection with any Convertible Debt Securities, one of the purposes of which is, together with any Permitted Warrant entered into concurrently therewith, to provide for an effectively higher conversion premium.

“Permitted Co-Borrower” means, with respect to any incurrence of Indebtedness (or issuance of notes), (a) the Co-Borrower or (b) a newly-formed (at the time it first becomes a Permitted Co-Borrower or New Notes Issuer) wholly-owned Restricted Subsidiary, so long as such entity (x) is a Subsidiary Guarantor and (y) owns no substantial assets (other than unsecured intercompany notes received by it from the Irish Holdco or one or more of its Restricted Subsidiaries that are Loan Parties in connection with unsecured loans made by such Permitted Co-Borrower with proceeds of the Indebtedness incurred by it) and owns no Equity Interests in any other Persons. At the option of the Borrower, a Permitted Co-Borrower which meets the requirements of the definition of “New Notes Issuer” contained herein may constitute both a Permitted Co-Borrower and a New Notes Issuer.

“Permitted Convertible Debt Hedge Transaction” means (i) any Permitted Bond Hedge and any Permitted Warrant or (ii) any capped call or similar transaction having substantially the same economic effect as the foregoing.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or payable or are being contested in compliance with Section 5.04 and Liens for unpaid utility charges;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty-five (45) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations;

(d) deposits and other liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII or securing appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Irish Holdco or any Restricted Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Irish Holdco and the Restricted Subsidiaries in the ordinary course of business;

(i) Canadian Statutory Liens in respect of any amount which may be overdue but the validity of which is being contested in good faith and in respect of which adequate reserves have been established in accordance with GAAP;

(j) Liens or rights of distress reserved in or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default;

(k) any obligations or duties affecting any Land due to any public utility or to any municipality or government, or to any statutory or public authority, with respect to any lease, franchise, grant, licence or permit in good standing and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on Land under government permits, leases or other grants in good standing; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held; and

(l) the reservations, limitations, provisions and conditions, if any, expressed in any original grant from Her Majesty in Right of Canada of any real property located in Canada, provided they do not reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person.

“Permitted Exchange” means an exchange of real property of the Irish Holdco or any Restricted Subsidiary which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code.

“Permitted First Lien Indebtedness” means Indebtedness in the form of senior notes (but not term loans) secured on a pari passu first lien basis with the Secured Obligations that is incurred after the Closing Date by the Lux Borrower or any direct or indirect parent company thereof that is a Guarantor or any New Notes Issuer (and may in any case be co-borrowed or co-issued by any Permitted Co-Borrower on a joint and several basis); provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to the date that is 91 days after the Latest Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), (iii) such Indebtedness is not guaranteed by the Parent or any Restricted Subsidiary of the Irish Holdco other than the Loan Parties (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness), (iv) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), (x) the Secured Leverage Ratio on a pro forma basis shall not be greater than 2.75 to 1.00 and (y) the Irish Holdco is in pro forma compliance with the covenants set forth in Section 6.12, (v) the holders of such Indebtedness or their Designated Representative shall have entered into a First Lien Intercreditor Agreement, and (vi) such Indebtedness shall contain covenants and events of default no more restrictive (taken as a whole) to the Irish Holdco and its Restricted Subsidiaries than those contained in this Agreement or such covenants and events of default are or current market terms for such type of Indebtedness; provided that notwithstanding the foregoing, the terms and conditions applicable to such Indebtedness may provide for any additional or different covenants or events of default that are applicable only during periods after the Maturity Date applicable to the Class of Term Loans having the Latest Maturity Date on the date such Indebtedness is issued, incurred or obtained; provided further that a certificate of a Responsible Officer delivered to the Administrative Agent at least 5 Business Days prior to the incurrence of such Indebtedness (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) stating that the Irish Holdco has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Irish Holdco within 3 Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) of receipt of such certificate that it disagrees with such determination. Permitted First Lien Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Indebtedness” means Indebtedness (including Subordinated Indebtedness) that is incurred after the Closing Date by the Lux Borrower or any direct or indirect parent company thereof that is a Guarantor or any New Notes Issuer (and may in any case be co-borrowed or co-issued by any Permitted Co-Borrower on a joint and several basis); provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 91 days after the Latest Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control (which may include, for the avoidance of doubt, the events constituting a “Change in Control” under the 2008 Subordinated Convertible Notes Indenture, after giving effect to any amendments thereto to be consummated on or around the date hereof), delisting, or asset sale or any provision permitting holders to convert such Indebtedness shall not violate the foregoing restriction), (iii) such Indebtedness is not guaranteed by the Parent or any Restricted Subsidiary of the Irish Holdco other than the Loan Parties (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness), (iv) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), the Irish Holdco is in pro forma compliance with the covenants set forth in Section 6.12, (v) the aggregate principal amount of Indebtedness permitted to be issued or incurred under this definition during such time as the Leverage Ratio would equal or exceed the maximum permitted Leverage Ratio set forth for the current period in Section 6.12(a) (for this purpose, assuming that the maximum permitted Leverage Ratio permitted at the time was in fact 0.25 to 1 less than the ratio set forth in Section 6.12(a) for such period) (whether prior to or after giving effect (including pro forma effect) thereto or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), shall be limited to the greater of (x) together with the aggregate amount of all Indebtedness incurred pursuant to Section 6.01(t), $500,000,000 and (y) 10% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered at such time or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into (it being understood and agreed that, for the avoidance of doubt, Indebtedness incurred during such time when the Leverage Ratio is less than the maximum permitted Leverage Ratio set forth for the current period in Section 6.12(a) (assuming that the maximum permitted Leverage Ratio permitted at the time was in fact 0.25 to 1 less than the ratio set forth in Section 6.12(a) for such period) (whether prior to or after giving effect (including pro forma effect) thereto) shall be excluded from the limitation in this clause (v)), (vi) if such Indebtedness is to be secured, the holders of such Indebtedness or their Designated Representative shall have entered into a Second Lien Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent and (vii) such Indebtedness shall contain covenants and events of default no more restrictive (taken as a whole) to the Irish Holdco and its Restricted Subsidiaries than those contained in this Agreement or such covenants and events of default are or current market terms for such type of Indebtedness; provided that notwithstanding the foregoing, the terms and conditions applicable to such Indebtedness may provide for any additional or different covenants or events of default that are applicable only during periods after the Maturity Date applicable to the Class of Term Loans having the Latest Maturity Date on the date such Indebtedness is issued, incurred or obtained; provided further that a certificate of a Responsible Officer delivered to the Administrative Agent at least 5 Business Days prior to the incurrence of such Indebtedness (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) stating that the Irish Holdco has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Irish Holdco within 3 Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) of receipt of such certificate that it disagrees with such determination. Permitted Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of P-2 (or higher) according to Moody’s or A-2 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) in the case of the Irish Holdco or any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of the Irish Holdco or such Foreign Subsidiary for cash management purposes;

(g) investments in auction rate securities to the extent held by the Irish Holdco or any Restricted Subsidiary on the Closing Date; and

(h) any other cash equivalent investments permitted by the Parent’s (or prior to the Closing Date, Endo’s) investment policy as such policy is in effect and as disclosed to the Administrative Agent prior to the Closing Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness incurred after the Closing Date by the Lux Borrower or any direct or indirect parent company thereof that is a Guarantor or any New Notes Issuer (and may in any case be co-borrowed or co-issued by any Permitted Co-Borrower on a joint and several basis) in the form of one or more series of second-lien secured notes or second-lien secured loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a second-priority basis with the Obligations and is not secured by any property or assets of the Parent, the Irish Holdco or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default, in each case subject to and after giving effect to such offers and rights under this Agreement) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by the Parent, the Irish Holdco or any of its Subsidiaries other than the Loan Parties, (vi) a Designated Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred after the Closing Date, then the Irish Holdco, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Designated Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement and (vii) such Indebtedness shall contain covenants and events of default no more restrictive (taken as a whole) to the Irish Holdco and its Restricted Subsidiaries than those contained in this Agreement or such covenants and events of default are or current market terms for such type of Indebtedness; provided that notwithstanding the foregoing, the terms and conditions applicable to such Indebtedness may provide for any additional or different covenants or events of default that are applicable only during periods after the Maturity Date applicable to the Class of Term Loans having the Latest Maturity Date on the date such Indebtedness is issued, incurred or obtained; provided further that a certificate of a Responsible Officer delivered to the Administrative Agent at least 5 Business Days prior to the incurrence of such Indebtedness (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) stating that the Irish Holdco has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Irish Holdco within 3 Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) of receipt of such certificate that it disagrees with such determination. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred after the Closing Date by the Lux Borrower or any direct or indirect parent company thereof that is a Guarantor or any New Notes Issuer (and may in any case be co-borrowed or co-issued by any Permitted Co-Borrower on a joint and several basis) in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Parent, the Irish Holdco or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default, in each case subject to and after giving effect to such offers and rights under this Agreement) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by the Parent, the Irish Holdco or any of its Subsidiaries other than the Loan Parties, (vi) a Designated Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Lux Borrower, then the Irish Holdco, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Designated Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement and (vii) such Indebtedness shall contain covenants and events of default no more restrictive (taken as a whole) to the Irish Holdco and its Restricted Subsidiaries than those contained in this Agreement or such covenants and events of default are or current market terms for such type of Indebtedness; provided that notwithstanding the foregoing, the terms and conditions applicable to such Indebtedness may provide for any additional or different covenants or events of default that are applicable only during periods after the Maturity Date applicable to the Class of Term Loans having the Latest Maturity Date on the date such Indebtedness is issued, incurred or obtained; provided further that a certificate of a Responsible Officer delivered to the Administrative Agent at least 5 Business Days prior to the incurrence of such Indebtedness (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) stating that the Irish Holdco has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Irish Holdco within 3 Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) of receipt of such certificate that it disagrees with such determination. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Receivables Facility” means a receivables facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Permitted Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by a Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Borrower and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from such Borrower and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another

Receivables Seller, so long as, in the case of each clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent, the Irish Holdco or any Subsidiary of the Irish Holdco (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent, the Irish Holdco or any other Subsidiary of the Irish Holdco in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset of the Parent, the Irish Holdco or any other Subsidiary of the Irish Holdco, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Irish Holdco certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Irish Holdco and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Irish Holdco and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Irish Holdco and its Subsidiaries which are made pursuant to a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as any such amendments, modifications, supplements, refinancings or replacements (x) are not adverse, taken as a whole, to the Lenders or (y) are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), other Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the maturity date applicable to the Indebtedness being Refinanced (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control (which may include, for the avoidance of doubt, the events constituting a “Change in Control” under the 2008 Subordinated Convertible Notes Indenture, after giving effect to any amendments thereto to be consummated on or around the date hereof), delisting, asset sale or similar provision or any provision permitting holders to convert such Indebtedness shall not violate the foregoing restriction), (c) if the Indebtedness (including any Guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness (including any Guarantee thereof) shall be subordinated in right of payment to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined in good faith by the board of directors of the Irish Holdco), (d) such Permitted Refinancing Indebtedness contains mandatory redemption (or similar provisions), if any, covenants, if any, and events of default, if any, and is benefited by guarantees, if any, which are customary for Indebtedness of such type (reasonably determined in good faith by the board of directors of the Irish Holdco), (e) no Permitted Refinancing Indebtedness shall have direct obligors or contingent obligors that were not the direct obligors or contingent obligors (or that would not have been required to become direct obligors or contingent obligors) in respect of the Indebtedness being Refinanced, (f) if the Indebtedness being Refinanced is secured, such Permitted Refinancing Indebtedness may be secured on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced (reasonably determined in good faith by the board of directors of the Irish Holdco) and (g) if the Indebtedness being refinanced was subject to an Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to an appropriate Intercreditor Agreement. Notwithstanding anything to the contrary contained above, (x) Permitted Refinancing Indebtedness in respect of the 2008 Subordinated Convertible Notes may only be incurred by the Parent or the Irish Holdco (and may not be guaranteed by any of its Subsidiaries), (y) Permitted Refinancing Indebtedness in respect of the Existing Senior Notes may only be incurred by the Irish Holdco, the Lux Borrower or any New Notes Issuer, although same may be (1) co-issued on a joint and several basis by any Permitted Co-Borrower and/or (2) guaranteed by any or all of the Loan Parties and (z) Permitted Refinancing Indebtedness in respect of (1) Permitted First Lien Indebtedness incurred under Section 6.01(s) (or any Permitted Refinancing Indebtedness previously incurred with respect thereto that is secured on a first lien basis) or (2) Incremental Equivalent Debt incurred in the form of senior secured notes under Section 6.01(w) shall, in each case, be incurred in the form of notes (and not term loans).

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred after the Closing Date by the Lux Borrower or any direct or indirect parent company thereof that is a Guarantor or any New Notes Issuer (and may in any case be co-borrowed or co-issued by any Permitted Co-Borrower on a joint and several basis) in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Parent, the Irish Holdco or any Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default, in each case subject to and after giving effect to such offers and rights under this Agreement), and (iv) such Indebtedness is not guaranteed by the Parent, the Irish Holdco or any of its Subsidiaries other than the Loan Parties. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Warrant” means (i) one or more call options in respect of the Parent’s Equity Interests (not constituting Disqualified Equity Interests) sold by the Parent or (to the extent sold prior to the Closing Date) by Endo or (ii) one or more call options initially in respect of Endo’s Equity Interests (not constituting Disqualified Equity Interests) sold by Endo prior to the Closing Date, in each case concurrently with the entry into one or more Permitted Bond Hedges and having an initial strike or exercise price (howsoever defined) that is greater than the strike or exercise price (howsoever defined) of such Permitted Bond Hedge.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Irish Holdco or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in the final paragraph of Section 5.01.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and each Foreign Subsidiary organized under the laws of Canada (or any province, territory or subdivision thereof) and (ii) subject to the Agreed Security Principles, each Foreign Subsidiary (other than any Foreign Subsidiary organized under the laws of Canada (or any province, territory or subdivision thereof)).

“Pounds Sterling” means the lawful currency of the United Kingdom.

“PPSA” means, as applicable, the Personal Property Security Act (Ontario), the Register of Personal and Movable Real Rights (Quebec) or the equivalent legislation in any other province or territory of Canada.

“Prepayment Event” means:

(a) any Asset Sale described in Sections 6.03(a)(xix) and 6.03(a)(xxi) (other than the Net Proceeds which, together with the aggregate amount of Net Proceeds received from all such sales, transfers or other dispositions occurring in the same fiscal year of the Irish Holdco, do not exceed $25,000,000); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Irish Holdco or any Restricted Subsidiary with a fair market value immediately prior to such event greater than $25,000,000; or

(c) the incurrence by the Irish Holdco or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 (excluding Credit Agreement Refinancing Indebtedness required to be applied towards the prepayment of any Obligations pursuant to Section 2.11(c)(2)) or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Deutsche Bank AG New York Branch as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Process Agent” has the meaning assigned to such term in Section 9.09(e).

“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order, (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order, (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order, (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the

Executive Order, (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Public Lender” has the meaning assigned to such term in in the final paragraph of Section 5.01.

“Purchase Offer” has the meaning assigned to such term in Section 2.24(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this definition, “Swap Obligation” has the meaning set forth in the definition of Excluded Swap Obligation.

“Qualitest” means Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals), a Delaware corporation.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day on which it is market practice in the London interbank market for the Administrative Agent to give quotations for deposits in the Agreed Currency of such Eurocurrency Borrowing for delivery on the first day of such Interest Period.

“Receivables” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” means any direct or indirect wholly-owned Subsidiary of the Irish Holdco which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Irish Holdco nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Irish Holdco or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Irish Holdco and (b) to which neither the Irish Holdco nor any other Subsidiary of the Irish Holdco has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Irish Holdco certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Borrowers and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” means the following refinancing transactions (a) all Indebtedness of Endo and its Subsidiaries under the Existing Credit Agreement (other than any Existing Letters of Credit that are (or are deemed to be) Letters of Credit issued hereunder) shall have been repaid in full, together with all accrued but unpaid interest, fees and other amounts owing thereon, (b) all commitments, security interests and guaranties in connection with the Indebtedness to be refinanced pursuant to clause (a) above shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent and (c) the payment of all fees and expenses related to the foregoing transactions.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Irish Holdco, Irish Sub Holdco, Lux Holdco and the Borrowers, (b) the Administrative Agent, (c) the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) and (d) each Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.25.

“Refinancing Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender (and that is not the Parent or any of its Subsidiaries or Affiliates) and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.25; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent and the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) under Section 9.04(b)(i) for an assignment of Loans or Commitments to such Refinancing Lender.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Indemnified Person” of an indemnified person means (a) any controlling person or controlled affiliate of such indemnified person, (b) the respective directors, officers, or employees of such indemnified person or any of its controlling persons or controlled affiliates and (c) the respective agents of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Agreement and the Loans.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Repricing Event” means (a) the incurrence by any Loan Party of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Term B Loans into a new tranche of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement, (i) having an Effective Yield that is less than the applicable Effective Yield for Term B Loans of the respective Type and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Term B Loans; provided that in no event shall any prepayment or repayment of Term B Loans in connection with a Change in Control constitute a Repricing Event or (b) any effective reduction in the Effective Yield of any Term B Loans (e.g., by way of amendment or waiver).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time. For all purposes of determining the Required Lenders hereunder, if any relevant Credit Exposures or unused Commitments are denominated in currencies other than Dollars, the respective Dollar Amounts (as determined in good faith by the Administrative Agent) thereof shall be utilized.

“Responsible Officer” means the chief executive officer, president, an executive vice president or senior vice president or a Financial Officer of the Irish Holdco.

“Restricted Payment” means (x) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Irish Holdco or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Irish Holdco or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Irish Holdco or any Restricted Subsidiary or (y) any amount paid in cash to settle any Convertible Debt Securities or Permitted Convertible Debt Hedge Transactions upon conversion.

“Restricted Subsidiary” means any Subsidiary of the Irish Holdco other than an Unrestricted Subsidiary.

“Restructuring” means the corporate reorganization of the Parent and its Subsidiaries (including Endo, the Target and their respective Subsidiaries) in accordance with the Restructuring Documents.

“Restructuring Documents” means any agreements, instruments or other documents executed or entered into in order to give effect to the steps and transactions described in the Structure Paper.

“Revolving Commitment” means a Dollar Tranche Commitment or a Multicurrency Tranche Commitment, as the context may require, and “Revolving Commitments” means, collectively, the Dollar Tranche Commitments and the Multicurrency Tranche Commitments.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Multicurrency Tranche Revolving Loans and Dollar Tranche Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means any Multicurrency Tranche Revolving Loan or Dollar Tranche Revolving Loan, as the context may require, and “Revolving Loans” means, collectively, the Dollar Tranche Revolving Loans and the Multicurrency Tranche Revolving Loans.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Scheduled Bank” means a bank that is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Scheduled Principal Repayment Dates” means the last day of each March, June, September and December and the applicable Maturity Date.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Intercreditor Agreement” means a “junior lien” Intercreditor Agreement among the Administrative Agent and one or more Designated Representatives for holders of Permitted Junior Secured Refinancing Debt, which meets the requirements of clause (ii) of the definition of “Intercreditor Agreement” contained herein.

“Secured Leverage Ratio” means the ratio of (a) Consolidated Secured Debt minus the aggregate amount (not to exceed $400,000,000) of unrestricted and unencumbered (other than pursuant to the Collateral Documents or Liens permitted by clauses (b), (t), (u), (v) or (w) of Section 6.02) cash and Permitted Investments maintained by the Irish Holdco and the Loan Parties to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the most recently completed fiscal quarter of the Irish Holdco, all calculated for the Irish Holdco and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (i) all Swap Obligations owing to any Person that is a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time the applicable Swap Agreement was entered into (excluding, in case of any Guarantor that is not an ECP, any Excluded Swap Obligations) and (ii) Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Irish Holdco and each Restricted Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) with respect to any Swap Agreement, each Person that is a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into with such Person by the Irish Holdco or any Restricted Subsidiary, (iv) each Lender and Affiliate of such Lender in respect of Banking Services Agreements entered into with such Person by the Irish Holdco or any Restricted Subsidiary, (v) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (vi) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time and any successor statute.

“Series” means, with respect to the Existing Senior Notes, each of (i) the 2010 Senior Notes, (ii) the 2011 Senior Notes described in clause (i) of the definition of 2011 Senior Notes contained herein, and any Registered Equivalent Notes issued in respect thereof, and (iii) the 2011 Senior Notes described in clause (ii) of the definition of 2011 Senior Notes contained herein, and any Registered Equivalent notes issued in respect thereof.

“Specified Acquisition Representations” means the representations made by (or relating to) Endo and the Target and its subsidiaries in the Arrangement Agreement as are material to the interests of the Lenders, but only to the extent that Endo or (with respect to representations made by (or relating to) Endo) the Target have (or Endo’s or the Target’s applicable affiliate has) the right (determined without regard to any notice requirement) to terminate Endo’s or the Target’s (or Endo’s or the Target’s affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Arrangement Agreement as a result of a breach of such representations.

“Specified Obligations” means Obligations consisting of the principal of and interest on outstanding Revolving Loans, reimbursement obligations in respect of LC Disbursements and any interest with respect thereto, and fees.

“Specified Representations” means the representations and warranties set forth in Sections 3.01 (as it relates to organizational existence of the Loan Parties), 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), 3.03 (as it relates to no conflicts with or violations of organizational documents, the 2008 Subordinated Convertible Notes Indenture and the Existing Senior Notes Indentures), 3.08, 3.12, 3.16 (subject to the final paragraph under Section 4.01), 3.17, 3.18 and 3.19.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Irish Holdco or any Subsidiary thereof in connection with a Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Structure Paper” has the meaning assigned to such term in Section 4.01(p).

“Subordinated Indebtedness” means any Indebtedness of the Irish Holdco or any Restricted Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents, and includes the 2008 Subordinated Convertible Notes.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Irish Holdco (unless a contrary intention appears herein).

“Subsidiary Guarantor” means each Material Subsidiary (or any other Restricted Subsidiary designated by the Irish Holdco as a Subsidiary Guarantor) that is party to the Subsidiary Guaranty from time to time. The Subsidiary Guarantors as of the Closing Date are the Lux Borrower, the Co-Borrower, US Holdco, Lux Sub Finco, Irish Sub Finco, Endo, Amalco, the Target, each Subsidiary that was (immediately prior to the Closing Date) a guarantor in connection with the Existing Credit Agreement or any Existing Senior Notes, the 2013 Senior Notes Issuer and any other direct or indirect wholly-owned Material Subsidiary of the Irish Holdco. Notwithstanding anything herein or in any other Loan Document to the contrary, (x) no Receivables Entity shall be required to be a Subsidiary Guarantor and (y) no Subsidiary Guarantor shall cease to be a Subsidiary Guarantor solely due to it ceasing to be a wholly-owned Subsidiary of the Irish Holdco, so long as such Subsidiary Guarantor remains a Material Subsidiary.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Closing Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, including any modification thereto or any separate Guarantee executed and delivered by any Foreign Loan Party in accordance with Section 5.09 and the Agreed Security Principles.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Irish Holdco or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Irish Holdco or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements with a Lender or an Affiliate of a Lender or Person that was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Dollar Tranche Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Deutsche Bank AG New York Branch, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such payment obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Target” means Paladin Labs Inc., a corporation continued under the laws of Canada.

“Target Material Adverse Effect” means (with capitalized terms used in this definition and not otherwise defined in this Agreement having the meanings assigned thereto in the Arrangement Agreement) any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of the Target and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Target Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from (a) changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the Target or any of its Subsidiaries operate or carry on business; (b) changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war; (c) any earthquake, hurricane, tornado or other similar natural disaster; (d) changes or developments in or relating to currency exchange or interest rates; (e) changes or developments generally affecting the pharmaceutical industry; (f) any change in IFRS or U.S. GAAP; (g) any actions taken (or omitted to be taken) by the Target upon the express written request of Endo; or (h) any failure by the Target to meet projections of revenue, earnings or other financial measures in and of itself (provided that the underlying cause of such failure may be taken into account in determining whether a Target Material Adverse Effect has occurred unless otherwise excluded under this definition); provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect the Target and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as the Target and its Subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Lender” means, as of any date of determination, each Lender that holds Term A Loan Commitments or Term A Loans.

“Term A Loan Commitments” means the 2014 Term A Loan Commitments and any Incremental Term A Loan Commitments.

“Term A Loans” means the 2014 Term A Loans, any Incremental Term A Loan (including any Other Term A Loan), any Other Refinancing Term Loans of the applicable Class or any Extended Term A Loan.

“Term B Lender” means, as of any date of determination, each Lender that holds Term B Loan Commitments or Term B Loans.

“Term B Loan Commitments” means the 2014 Term B Loan Commitments and any Incremental Term B Loan Commitments.

“Term B Loans” means the 2014 Term B Loans, any Incremental Term B Loan (including any Other Term B Loan), any Other Refinancing Term Loans of the applicable Class or any Extended Term B Loan.

“Term Lender” means any Term A Lender, any Term B Lender, any Incremental Term Lender, any Extending Term A Lender or any Extending Term B Lender.

“Term Loan” means a Term A Loan or a Term B Loan.

“Term Loan Commitments” means the Term A Loan Commitments and the Term B Loan Commitments.

“Therapeutics” means Knight Therapeutics, a corporation organized under the laws of Canada.

“Trading With the Enemy Act” has the meaning assigned to such term in Section 3.19.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) Multicurrency Tranche Commitments, Multicurrency Tranche Revolving Loans and Multicurrency Tranche Letters of Credit, (b) Dollar Tranche Commitments, Dollar Tranche Revolving Loans, Dollar Tranche Letters of Credit and Swingline Loans, (c) Term A Loan Commitments and Term A Loans, and (d) Term B Loan Commitments and Term B Loans.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (c) the execution, delivery and performance by the applicable Loan Parties of the 2013 Senior Notes Indenture, the issuance of 2013

Senior Notes pursuant thereto and the deposit into and subsequent release from escrow of such 2013 Senior Notes, (d) the granting of Liens pursuant to the Collateral Documents, (e) the Acquisition (including the execution of the Arrangement Agreement and payment of the Acquisition Consideration), (f) the Refinancing and the making of any Intercompany Proceeds Loans in connection therewith, (g) any other transactions related to or entered into in connection with any of the foregoing (including the transactions specifically set forth in the Structure Paper (including the making of the Endo Secured Intercompany Proceeds Loan as contemplated by the definition thereof and the making of the other Intercompany Proceeds Loans as contemplated by the Structure Paper) and the Restructuring Documents) and (h) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to Loans or Borrowings in a single currency and whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the B/A Discount Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (a) each subsidiary of Endo which was an “Unrestricted Subsidiary” under, and as defined in, the Existing Credit Agreement on the Closing Date and which is noted on Schedule 3.01 hereof, (b) after the Closing Date, any additional Subsidiaries of the Irish Holdco designated by the board of directors of the Parent as an “Unrestricted Subsidiary” pursuant to Section 5.10, and (c) any Subsidiary of any of the foregoing.

“Upfront Payments” means any upfront or similar payments made during the period of twelve months ending on the Closing Date or arising thereafter in connection with any drug or pharmaceutical product research and development or collaboration arrangements or the closing of any Drug Acquisition.

“US Holdco” means Endo U.S. Inc., a corporation organized under the laws of Delaware.

“US Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Closing Date, initially between the Lux Borrower, the Co-Borrower, US Holdco, Endo, each other Domestic Subsidiary that is a Subsidiary Guarantor and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, and any other pledge or security agreement entered into after the Closing Date by any other Loan Party that is a Domestic Subsidiary (as required by this Agreement or any other Loan Document) with the Collateral Agent.

“USA PATRIOT Act” has the meaning assigned to such term in Section 9.14.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“White Wash Requirements” means the requirements of section 60 of the Companies Act with respect to the provision of financial assistance.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“2008 Subordinated Convertible Notes” means the 1.75% convertible senior subordinated notes due April 15, 2015, issued by Endo under the 2008 Subordinated Convertible Notes Indenture.

“2008 Subordinated Convertible Notes Indenture” means the Indenture dated as of April 15, 2008, between Endo and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the 2008 Subordinated Convertible Notes are outstanding.

“2010 Senior Notes” means the 7.00% senior notes due December 15, 2020, issued by Endo under the 2010 Senior Notes Indenture and any Registered Equivalent Notes issued in exchange therefor.

“2010 Senior Notes Indenture” means the Indenture dated as of November 23, 2010, between Endo, the Subsidiaries of Endo party thereto a guarantors and Wells Fargo Bank, National Association, as trustee, under which the 2010 Senior Notes are outstanding.

“2011 Senior Notes” means, collectively, (i) the $500,000,000 7% senior notes due July 15, 2019, (ii) the $400,000,000 7 1⁄4% senior notes due January 15, 2022 and (iii) any Registered Equivalent Notes in respect of any of the foregoing, in each case issued pursuant to the 2011 Senior Notes Indenture.

“2011 Senior Notes Indentures” means each of the Indentures dated as of June 8, 2011, among Endo, the Subsidiaries of Endo party thereto as guarantors and Wells Fargo Bank, National Association, as trustee, under which the 2011 Senior Notes are outstanding.

“2013 Senior Notes” means the 5.75% senior notes due January 15, 2022 issued pursuant to the 2013 Senior Notes Indenture.

“2013 Senior Notes Indenture” means the Indenture dated as of December 19, 2013 by Endo Finance Co. and Wells Fargo Bank, National Association, as trustee.

“2013 Senior Notes Issuer” means Endo Finance LLC, a limited liability company organized under the laws of Delaware.

“2014 Term A Lender” means, as of any date of determination, each Lender that holds 2014 Term A Loan Commitments or 2014 Term A Loans.

“2014 Term A Loan Commitments” means, with respect to each 2014 Term A Lender, the commitment, if any, of such 2014 Term A Lender to make 2014 Term A Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

The amount of each 2014 Term A Lender’s 2014 Term A Loan Commitment as of the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such 2014 Term A Lender shall have assumed its 2014 Term A Loan Commitment, as applicable. The aggregate principal amount of the 2014 Term A Loan Commitments on the Closing Date is $1,100,000,000.

“2014 Term A Loans” means the term loans made by the 2014 Term A Lenders to the Lux Borrower on the Closing Date pursuant to Section 2.01(a)(i). Each 2014 Term A Loan shall be a Eurocurrency Loan denominated in Dollars or an ABR Loan denominated in Dollars.

“2014 Term B Lender” means, as of any date of determination, each Lender that holds 2014 Term B Loan Commitments or 2014 Term B Loans.

“2014 Term B Loan Commitments” means, with respect to each 2014 Term B Lender, the commitment, if any, of such 2014 Term B Lender to make 2014 Term B Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each 2014 Term B Lender’s 2014 Term B Loan Commitment as of the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such 2014 Term B Lender shall have assumed its 2014 Term B Loan Commitment, as applicable. The aggregate principal amount of the 2014 Term B Loan Commitments on the Closing Date is $425,000,000.

“2014 Term B Loans” means the term loans made by the 2014 Term B Lenders to the Lux Borrower on the Closing Date pursuant to Section 2.01(a)(ii). Each 2014 Term B Loan shall be a Eurocurrency Loan denominated in Dollars or an ABR Loan denominated in Dollars.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Dollar Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Dollar Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Dollar Tranche Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words

“herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any references in this Agreement or any other Loan Document to “Permitted Encumbrances” is not intended to subordinate or postpone, and shall not be interpreted as subordination or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Encumbrance.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Irish Holdco notifies the Administrative Agent that the Irish Holdco requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Irish Holdco that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Closing Date, the Irish Holdco may elect (by written notice to the Administrative Agent) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)) , as in effect from time to time, in which case all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Agreement; provided that, if the Irish Holdco notifies the Administrative Agent that the Irish Holdco requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Irish Holdco that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Irish Holdco or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

(b) Subject to clause (c) below, all pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition, designation of any Subsidiary as an Unrestricted Subsidiary, or issuance, incurrence or assumption of

Indebtedness shall be calculated after giving pro forma effect thereto immediately after giving effect to such acquisition, disposition, designation or issuance, incurrence or assumption of Indebtedness (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, calculated based on the pro forma financial statements delivered pursuant to Section 4.01(q)(iii)), and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of, any related incurrence or reduction of Indebtedness. All computations for any period ended prior to the first anniversary of the Closing Date shall be made on a pro forma basis as if the Transactions had been consummated on the first date of the relevant period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(c) Notwithstanding the foregoing, in connection with any calculation under this Agreement required to be made on a pro forma basis at the time definitive agreements are entered into with respect to a Limited Condition Acquisition, such calculation shall be made on a pro forma basis (in accordance with clause (b) above except as expressly set forth herein) assuming that the applicable Limited Condition Acquisition (and all Indebtedness contemplated to be issued, incurred or assumed in connection therewith), as well as any other Limited Condition Acquisition with respect to which the Irish Holdco or any Restricted Subsidiary is at such time contractually committed (as well as all Indebtedness contemplated in connection therewith), shall have been consummated.

SECTION 1.05. Status of Obligations and Secured Obligations. The (x) Obligations are hereby designated as “Designated Senior Indebtedness” and (y) Secured Obligations are hereby designated as “Senior Indebtedness”, in each case, for purposes of the 2008 Subordinated Convertible Notes and the 2008 Subordinated Convertible Notes Indenture. In the event that the Irish Holdco or any other Loan Party shall at any time issue or have outstanding any other Subordinated Indebtedness, the Irish Holdco shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Maximum Amount With Respect to Secured Obligations of Endo and Subsidiaries. The Secured Obligations hereunder, and all other secured obligations which are secured with the obligations hereunder on a pari passu basis and are subject to the terms of an Intercreditor Agreement, shall be secured by the Loan Documents (or the security documents entered into in connection with such other pari passu Indebtedness); provided that, for purposes hereof and of all security documents (and related Liens) of Endo and its Restricted Subsidiaries (as defined in the Existing Senior Notes Indentures) which are Loan Parties, the maximum amount of secured obligations for purposes thereof shall be limited to the Endo Maximum Secured Amount at such time. It is understood and agreed that amounts realized upon enforcement of any such security shall be distributed in accordance with the terms hereof or of the Intercreditor Agreement, as the case may be, but in no event shall the amount secured for purposes hereof and thereof exceed the Endo Maximum Secured Amount at such time. The provisions of this Section 1.06 shall not limit the amount of Obligations of (or limit the amount of any guaranty of Obligations by) Endo or any of its Subsidiaries which are Loan Parties. Furthermore, the provisions of this Section 1.06 shall not apply to, or limit the secured amount of Obligations of any Loan Party other than Endo and any of its Restricted Subsidiaries (as defined in the Existing Senior Notes Indentures). If any debt (other than the Endo Secured Intercompany Proceeds Loan) is secured by the Collateral on a junior priority basis, the respective Intercreditor Agreement shall be required to acknowledge that the Endo Maximum Secured Amount shall be entirely allocated to the Secured Obligations and any other debt secured equally and ratably therewith until paid in full in cash.

SECTION 1.07. Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to Lux Holdco, the Lux Borrower, Lux Sub Finco or any Luxembourg Guarantor, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a Person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (h) a director includes an administrateur or a gérant.

SECTION 1.08. Criminal Code (Canada). If any provision of this Agreement would oblige any Canadian Domiciled Loan Party to make any payment of interest or other amount payable to any Loan Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Loan Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Loan Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest; and

(b)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

SECTION 1.09. Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property”

shall include “movable property”; (b) “real property” or “real estate” shall include “immovable property”; (c) “tangible property” shall include “corporeal property”; (d) “intangible property” shall include “incorporeal property”; (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause; (f) all references to filing, perfection, priority, remedies, registering or recording under the Code or a Personal Property Security Act shall include publication under the Civil Code of Quebec; (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec, lien or security interest as against third parties; (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”; (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities; (j) an “agent” shall include a “mandatary”, except where the Administrative Agent and Collateral Agent are concerned; (k) “construction liens” shall include “legal hypothecs”; (l) “joint and several” shall include “solidary”; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; and (t) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux presentes confirment que c’est leur volonte que cette convention et les autres documents de credit soient rediges en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent etre rediges en langue anglaise seulement.

SECTION 1.10. Quebec Security. For greater certainty, and without limiting the powers of the Administrative Agent, each of the Secured Parties hereby irrevocably constitutes Deutsche Bank AG New York Branch as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Quebec in order to secure obligations of any Loan Party under any bond, debenture or similar title of indebtedness, issued by any Loan Party, and hereby agrees that the Administrative Agent, may act as the bondholder with respect to any bond, debenture or similar title of indebtedness that may be issued by any Loan Party and pledged in favor of the Administrative Agent, for the benefit of the Secured Parties, and the execution by the Administrative Agent, acting as the bondholder, prior to the Credit Agreement of any security documents is hereby ratified and confirmed. Furthermore, the execution by Deutsche Bank AG New York Branch, acting as fondé de pouvoir prior to the Credit Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

Notwithstanding the provisions of Section 32 of an Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any bond or debenture issued by any Loan Party (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Loan Party).

The constitution of Deutsche Bank AG New York Branch as fondé de pouvoir, and of the Administrative Agent as bondholder with respect to any bond, debenture, shares, capital stock or other securities that may be issued and pledged from time to time to the Administrative Agent for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under the Credit Agreement by the execution of an assignment, including an assignment agreement or a joinder or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Administrative Agent under the Credit Agreement.

Deutsche Bank AG New York Branch as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in the Credit Agreement, which shall apply mutatis mutandis to Deutsche Bank AG New York Branch acting as fondé de pouvoir.

ARTICLE II

The Credits

SECTION 2.01. Commitments and Loans. Subject to the terms and conditions set forth herein:

(a) each (i) 2014 Term A Lender agrees, severally and not jointly, to make a 2014 Term A Loan to the Lux Borrower on the Closing Date in a principal amount not to exceed its 2014 Term A Loan Commitment; and (ii) 2014 Term B Lender agrees, severally and not jointly, to make a 2014 Term B Loan to the Lux Borrower on the Closing Date in a principal amount not to exceed its 2014 Term B Loan Commitment;

(b) each Dollar Tranche Lender agrees to make Dollar Tranche Revolving Loans to the Lux Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Dollar Tranche Revolving Credit Exposure exceeding such Lender’s Dollar Tranche Commitment, (ii) the sum of the total Dollar Tranche Revolving Credit Exposures exceeding the aggregate Dollar Tranche Commitments or (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; and

(c) each Multicurrency Tranche Lender agrees to make Multicurrency Tranche Revolving Loans to the Lux Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Multicurrency Tranche Revolving Credit Exposure exceeding such Lender’s Multicurrency Tranche Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate Multicurrency Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments or (iv) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the Non-USD Multicurrency Tranche Revolving Credit Exposures exceeding the Non-USD Multicurrency Tranche Sublimit.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Lux Borrower may borrow, prepay and reborrow Dollar Tranche Revolving Loans and Multicurrency Tranche Revolving Loans. The full amount of each Class of Term Loan Commitments must be drawn in a single drawing on the Closing Date and amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Each Lender may, at its option, make any Loan available to the Lux Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan (in which case such branch or Affiliate shall be treated as the “Lender” with respect to such Loan for all purposes of this Agreement); provided that (x) any exercise of such option shall not affect the obligation of the Lux Borrower to repay such Loan in accordance with the terms of this Agreement and (y) if the respective branch or Affiliate is a Foreign Lender, the same shall be capable of making the representation contained in the last sentence of Section 2.17(j) on the date it first becomes such a “Lender”.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made under a single Tranche and shall be made by the Lenders of such Class under such Tranche ratably in accordance with their respective Commitments in respect of the applicable Class and in respect of the applicable Tranche. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b) Subject to Section 2.14, each Dollar Tranche Revolving Borrowing, each Multicurrency Tranche Revolving Borrowing (other than a Borrowing of Canadian Dollar Revolving Loans) and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the respective Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Canadian Dollar Revolving Loan shall, at the option of the Lux Borrower, be incurred and maintained as, and/or converted into one or more Borrowings of Canadian Prime Rate Loans or (A) in the case of a B/A Lender, the creation of Bankers’ Acceptances on the terms and conditions provided for herein and in Schedule 2.13(f) hereto or (B) in a case of a Non-B/A Lender, the creation and purchase of completed Drafts in Canadian Dollars and the exchange of such Drafts for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule 2.13(f) hereto. Notwithstanding anything to the contrary set forth herein or in any Borrowing Request or Interest Election Request, each Borrowing of Canadian Prime Rate Loans shall be deemed to be incurred by and funded to the Co-Borrower for all purposes of this Agreement and each other Loan Document; provided that nothing in this sentence shall affect the joint and several liability of each Borrower with respect to each such Borrowing of Canadian Prime Rate Loans as provided in Section 9.18.

(d) At the commencement of each Interest Period for any Borrowing of Eurocurrency Revolving Loans and each Borrowing of Bankers’ Acceptance Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency other than Japanese Yen and ¥50,000,000 in the case of Japanese Yen) and not less than $2,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 2,000,000 units of such currency other than Japanese Yen and ¥200,000,000 in the case of Japanese Yen). At the time that each ABR Revolving Borrowing and each Borrowing of Canadian Prime Rate Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or CAD $500,000) and not less than $1,000,000 (or CAD $1,000,000); provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Dollar Tranche Commitments of the relevant Class or the aggregate Multicurrency Tranche Commitments of the relevant Class, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class and under more than one Tranche may be outstanding at the same time; provided that (x) there shall not at any time be more than a total of eight (8) Eurocurrency Revolving Borrowings outstanding and (y) there shall not at any time be more than a total of 8 Borrowings of Bankers’ Acceptance Loans outstanding.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date of such Class.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower) not later than three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Borrowing of Bankers’ Acceptance Loans), in each case before the date of the proposed Borrowing (or, with respect to Borrowings to be made on the Closing Date, such shorter time as the Administrative Agent may agree in its sole discretion) or (b) by telephone in the case of an ABR Borrowing or a Borrowing of Canadian Prime Rate Loans, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) the Class of such Borrowing and whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans and, if such Borrowing is a Revolving Borrowing, whether such Borrowing is to be a Dollar Tranche Revolving Borrowing or Multicurrency Tranche Revolving Borrowing;

(d) in the case of a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, the Agreed Currency (which shall comply with the limitation set forth in Section 2.01(c)(v)) and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, (x) in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing and (y) in the case of a Borrowing denominated in Canadian Dollars, the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or a Borrowing of

Bankers’ Acceptance Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Multicurrency Tranche Revolving Borrowing and each Borrowing of Bankers’ Acceptance Loans utilizing Revolving Commitments, in each case as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any such Borrowing as a Multicurrency Tranche Revolving Borrowing or a Borrowing of Bankers’ Acceptance Loans (as the case may be),

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Revolving Credit Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 (as such amount may be increased from time to time, but not above $75,000,000, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and the Swingline Lender), (ii) the Dollar Amount of the total Dollar Tranche Revolving Credit Exposures exceeding the aggregate Dollar Tranche Commitments or (iii) the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, a Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Dollar Tranche Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Dollar Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Dollar Tranche Lender, specifying in such notice such Lender’s Dollar Tranche Percentage of such Swingline Loan or Loans. Each Dollar Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Dollar Tranche Lender’s Dollar Tranche Percentage (after giving effect to the reallocation provisions of paragraph (d) below) of such Swingline Loan or Loans. Each Dollar Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph in an amount equal to its Dollar Tranche Percentage thereof is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Dollar Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Dollar Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Dollar Tranche Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Dollar Tranche Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Dollar Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(d) Reallocations and Extensions. If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments at a time when another Tranche or Tranches of any other Class of Revolving Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then-outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such earliest Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.06(k)), there shall exist sufficient unutilized Revolving Commitments of any other Class or Classes or Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to such Revolving Commitments of such other Class or Classes or Extended Revolving Commitments which will remain in effect after the occurrence of such earliest Maturity Date, then there shall be an automatic adjustment on such date of the risk participations of each Revolving Lender holding Revolving Commitments of such other Class or Classes or that is an Extending Revolving Lender and such outstanding Swingline Loans shall be deemed to have been incurred solely pursuant to the relevant Revolving Commitments of such other Class or Classes or Extended Revolving Commitments and such Swingline Loans shall not be so required to be repaid in full on such earliest Maturity Date.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Multicurrency Tranche Letters of Credit denominated in Agreed Currencies and Dollar Tranche Letters of Credit denominated in Dollars, in each case for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. Any letters of credit issued (or deemed to be issued) by any Lender party hereto on the Closing Date pursuant to the Existing Credit Agreement and outstanding as of the Closing Date (the “Existing Letters of Credit”, each of which is described on Schedule 2.06 hereto) shall be deemed to be “Letters of Credit” (constituting (x) Dollar Tranche Letters of Credit, if denominated in Dollars and (y) Multicurrency Tranche Letters of Credit, if denominated in any Agreed Currency) issued on the Closing Date for all purposes of the Loan Documents. The Irish Holdco shall provide the Administrative Agent and each Issuing Bank with written notice of each Existing Letter of Credit no later than three Business Days prior to the Closing Date (or such shorter time as the Administrative Agent may agree in its sole discretion), with such notice specifying the face amount, number, expiry date, account party and beneficiary of each such Existing Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by such Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but not less than five (5) Business Days prior to, the requested date of issuance, amendment, renewal or extension) a notice in the form of Exhibit C requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the Agreed Currency applicable thereto (subject to compliance with the limitation set forth in Section 2.01(c)(v)), whether such Letter of Credit is a Multicurrency Tranche Letter of Credit or a Dollar Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. A Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form and related documents in connection with any request for a Letter of Credit and in connection with any request for a Letter of Credit to be amended, renewed, modified or extended. A Letter of Credit shall be issued, amended, renewed or extended only (A) if (and upon issuance, amendment, renewal or extension of each Letter of Credit each Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $50,000,000 (as such amount may be increased from time to time, but not above $75,000,000, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and each Issuing Bank (other than an Issuing Bank solely with respect to Existing Letters of Credit)), (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate Multicurrency Tranche Commitments, (iii) the sum of the Dollar Tranche Revolving Credit Exposure shall not exceed the aggregate Dollar Tranche Commitments and (iv) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments and (B) in accordance with the Issuing Bank’s usual and customary practices from time to time.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date with respect to the Revolving Commitments pursuant to which issued (or if any Extended Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments are outstanding, the last Maturity Date applicable thereto (so long as the aggregate amount of such Letters of Credit are not in excess of such commitments)); provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the respective Borrower and the Issuing Bank pursuant to which the expiration date of such Letter of Credit (an “Auto Renewal Letter of Credit”) shall automatically be extended for consecutive periods of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above) (it being understood and agreed that no Existing Letter of Credit will be so renewed unless the respective issuer has agreed to the renewal of such Existing Letter of Credit prior to the Closing Date); provided that any such Auto Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the respective Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than such Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or any Revolving Lender in respect of the Tranche under which such Letter of Credit is issued (each such Revolving Lender, an “Applicable Lender”), the Issuing Bank hereby grants to each Applicable Lender, and each Applicable Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Applicable Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Applicable Lender’s Applicable Percentage (after giving effect to the reallocation provisions of paragraph (k) below) of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the respective Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the respective Borrower, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if a Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by a Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that a Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR

Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Applicable Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Lender shall pay to the Administrative Agent its Applicable Percentage (after giving effect to the reallocation provisions of paragraph (k) below) of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Applicable Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by an Applicable Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligations to reimburse such LC Disbursement. If the Borrowers’ reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Multicurrency Tranche Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrowers shall, at their option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Multicurrency Tranche Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the respective Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the respective Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the respective Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Lender pursuant to paragraph (e) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Applicable Lender to the extent of such payment.

(i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that

(i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the either Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrowers. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as and to the extent that, after giving effect to such return, the aggregate Revolving Credit Exposures would not exceed the aggregate Revolving Commitments and no Default shall have occurred and be continuing.

(k) Reallocations and Extensions. If the Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if Extended Revolving Commitments or one or more other Tranches of Revolving Commitments of any other Class or Classes in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.06(e)) under (and ratably participated in by Revolving Lenders pursuant to) Extended Revolving Commitments or the Revolving Commitments of such other Class or Classes in respect of such non-terminating Extended Revolving Commitments or Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments or Revolving Commitments of such other Class or Classes thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the respective Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.06(j). Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given Class of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

(l) Issuing Bank Agreements. Each Issuing Bank (other than the Administrative Agent or its affiliates) agrees that, unless otherwise requested by the Administrative Agent, each Issuing

Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request, as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency/CAD Payment Office for such currency and at such Eurocurrency/CAD Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the respective Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the applicable Borrower maintained with the Administrative Agent in New York City or Chicago and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the applicable Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of a Borrower, the interest rate applicable to the relevant Class of ABR Loans or Canadian Prime Rate Loans (as applicable). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type, and under the applicable Tranche, specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, subject to clause (f) below, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section 2.08, the applicable Borrower shall not be permitted to change the Tranche or Class of any Borrowing.

(b) To make an election pursuant to this Section 2.08, the applicable Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any contrary provision herein, this Section 2.08 shall not be construed to permit the Borrowers to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or Bankers’ Acceptance Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or the Tranche pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans and if such Borrowing is a Revolving Borrowing, whether the resulting Borrowing is to be a Dollar Tranche Borrowing or a Multicurrency Tranche Revolving Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, the Interest Period and Agreed Currency (which shall comply with the limitation set forth in Section 2.01(c)(v)) to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, such Borrowing shall be converted into a Borrowing of Canadian Prime Rate Loans and (iii) in the case of a Borrowing denominated in a Foreign Currency (other than Canadian Dollars) in respect of which such Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans and (ii) unless repaid, (A) each Eurocurrency Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing denominated in a Foreign Currency shall be redenominated in Dollars, based on the Dollar Amounts thereof, at the time of such conversion) at the end of the Interest Period applicable thereto and (B) each Borrowing of Bankers’ Acceptance Loans shall be converted at the end of the Interest Period applicable thereto to an ABR Borrowing (and same shall be redenominated in Dollars, based on the Dollar Amount thereof, at the time of such conversion).

(f) Mandatory and voluntary conversions of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in Schedule 2.13(f). Bankers’ Acceptance Loans shall not be permitted to be converted into any other Type of Loan prior to the maturity date thereof.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the relevant Maturity Date and (ii) the Term Loan Commitment of each Term Lender shall automatically and permanently terminate on the Closing Date (after giving effect to the incurrence of Term Loans on such date).

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of such Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrowers shall not terminate or reduce any Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the Dollar Amount of the sum of the total Revolving Credit Exposures in respect of such Class would exceed the aggregate Revolving Commitments of such Class.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section 2.09 at least three (3)

Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by each applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date in the currency of such Loan, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Latest Maturity Date with respect to any Revolving Commitments and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Dollar Tranche Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b) Beginning June 30, 2014, the Lux Borrower shall repay principal of outstanding 2014 Term A Loans on each Scheduled Principal Repayment Date described below in the aggregate principal amount described opposite such Scheduled Principal Repayment Date (as adjusted from time to time pursuant to Sections 2.11(a) and 2.11(d)(i)):

Scheduled Principal Repayment Dates	Amount
Each of the first four Scheduled Principal Repayment Dates	0.9375% of the aggregate principal amount of 2014 Term A Loans incurred on the Closing Date
Next four Scheduled Principal Repayment Dates	1.25% of the aggregate principal amount of 2014 Term A Loans incurred on the Closing Date
Next four Scheduled Principal Repayment Dates	1.875% of the aggregate principal amount of 2014 Term A Loans incurred on the Closing Date
Next four Scheduled Principal Repayment Dates	2.50% of the aggregate principal amount of 2014 Term A Loans incurred on the Closing Date
Next three Scheduled Principal Repayment Dates	3.75% of the aggregate principal amount of 2014 Term A Loans incurred on the Closing Date
Maturity Date	All remaining outstanding principal of 2014 Term A Loans

To the extent not previously repaid, all unpaid 2014 Term A Loans shall be paid in full in Dollars by the Lux Borrower on the applicable Maturity Date; provided that, to the extent specified in the applicable Extension Offer, amortization payments with respect to Extended Term A Loans for periods prior to the then current Maturity Date for 2014 Term A Loans may be reduced (but not increased) and amortization payments required with respect to Extended Term A Loans for periods after the applicable Maturity Date for 2014 Term A Loans shall be as specified in the applicable Extension Offer.

(c) Beginning June 30, 2014, the Lux Borrower shall repay principal of outstanding 2014 Term B Loans on each Scheduled Principal Repayment Date described below in the aggregate principal amount described opposite such Scheduled Principal Repayment Date (as adjusted from time to time pursuant to Sections 2.11(a) and 2.11(d)(i)):

Scheduled Principal Repayment Dates	Amount
Each Scheduled Principal Repayment Date	0.25% of the aggregate principal amount of 2014 Term B Loans incurred on the Closing Date
Maturity Date	All remaining outstanding principal of 2014 Term B Loans

To the extent not previously repaid, all unpaid 2014 Term B Loans shall be paid in full in Dollars by the Lux Borrower on the applicable Maturity Date; provided that, to the extent specified in the applicable Extension Offer, amortization payments with respect to Extended Term B Loans for periods prior to the then current Maturity Date for 2014 Term B Loans may be reduced (but not increased) and amortization payments required with respect to Extended Term B Loans for periods after the applicable Maturity Date for 2014 Term B Loans shall be as specified in the applicable Extension Offer.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Tranche under which it was made, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the respective Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The respective Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as set forth in Section 2.12(d)) but subject to break funding payments required by Section 2.16, subject to prior notice in accordance with the provisions of this Section 2.11(a); provided that, prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date thereof; provided, further, that the respective Borrowers may (in connection with a prepayment of the respective Borrowing) cash collateralize such Bankers’ Acceptance Loans by depositing with the Administrative Agent cash in an amount equal to the full amount payable on the last day of the Interest Period applicable thereto and in so doing the Borrowers shall be deemed to have satisfied their obligations in respect thereof. The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or any Borrowing of Bankers’ Acceptance Loans, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or any Borrowing of Canadian Prime Rate Loans, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, each voluntary prepayment of a Term Loan Borrowing shall be applied as directed by the Lux Borrower and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(d). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time, (i) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Multicurrency Tranche Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds 105% of the aggregate Multicurrency Tranche Commitments, (ii) the sum of the aggregate principal Dollar Amount of all Non-USD Multicurrency Tranche Revolving Credit Exposure (calculated as of the most recent Computation Date) exceeds 105% of the aggregate Non-USD Multicurrency Tranche Sublimit or (iii) for any other reason, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures of any Class (so calculated) exceeds the aggregate Commitments of such Class, the Borrowers shall in each case immediately repay the applicable Borrowings or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) of each Class to be less than or equal to the aggregate Commitments of such Class (or, in the case of preceding clause (ii), cause the aggregate principal Dollar Amount of all Non-USD Multicurrency Tranche Revolving Credit Exposure to be less than or equal to the Non-USD Multicurrency Tranche Sublimit).

(c) In the event and on each occasion that (1) any Net Proceeds are received by or on behalf of the Irish Holdco, any Borrower or any of their respective Restricted Subsidiaries in respect of any Prepayment Event, the Borrowers shall, within five (5) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.11(d)(i) below in an aggregate amount equal to 100% of such Net Proceeds; provided that no prepayment shall be required pursuant to this clause (c) in connection with the receipt by or on behalf of the Parent, the Borrowers or any of their respective Restricted Subsidiaries of Net Proceeds of less than $2,000,000 in respect of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent or any Restricted Subsidiary; provided, further, that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Irish Holdco shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Irish Holdco or its relevant Restricted Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to consummate a Permitted Acquisition or to otherwise acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Irish Holdco and/or its Restricted Subsidiaries, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360 day period (or committed to be applied by the end of the 360 day period and applied within 90 days after the end of such 360 day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied and (2) the Irish Holdco or any Borrower incurs, issues or obtains any Credit Agreement Refinancing Indebtedness (other than solely by means of extending or renewing then existing Credit Agreement Refinancing Indebtedness without resulting in any Net Proceeds), the Borrowers shall, on the date on which such Credit Agreement Refinancing Indebtedness is incurred, issued or obtained, prepay the applicable Refinanced Debt as set forth in Section 2.11(d)(ii) below in an aggregate amount equal to 100% of the Net Proceeds of such Credit Agreement Refinancing Indebtedness. Notwithstanding anything to the contrary contained above, for so long as any Existing Senior Notes remain outstanding and the covenant contained in Section 4.10 of any of the Existing Senior Notes Indentures remains in effect, (A) in the case of any Asset Sale (as defined in the Existing Senior Notes Indentures) by Endo or any of its Restricted Subsidiaries, any reinvestment otherwise permitted as provided in the immediately preceding sentence shall be required to be made by Endo or one or more of its Restricted Subsidiaries, and the last proviso to clause (1) of the immediately preceding sentence shall be deemed inapplicable, and (B) if at any time on or prior to September 30, 2016, an amount equal to or greater than the initial aggregate principal amount of the Endo Secured Intercompany Proceeds Loans (but not less than $1,400,000,000) of Net Proceeds from Asset Sales by Endo and its Subsidiaries has been used to repay outstanding principal of Term Loans, up to $500,000,000 of such additional Net Proceeds from such Asset Sales by Endo and its Subsidiaries may, at the option of the Borrowers, be reinvested pursuant to the reinvestment rights described in the second and third provisos to clause (1) of the immediately preceding sentence (for this purpose, with such reinvestment rights not to expire before September 30, 2016) and/or may be used, at the option of the Borrowers, by Endo to offer to repurchase then outstanding Existing Senior Notes in accordance with the requirements of Section 4.10 of the Existing Senior Notes Indentures, or to otherwise repay, redeem or repurchase any Existing Senior Notes in accordance with the terms of such Existing Senior Notes Indentures, with any amounts not so reinvested or used to repurchase, redeem or repay Existing Senior Notes as contemplated above, to be applied as otherwise contemplated by clause (1) of this clause (c) on the later of (x) the last day of the reinvestment period which would otherwise apply pursuant to clause (1) of the immediately preceding sentence or (y) September 30, 2016.

(d) Subject to Section 2.11(e) below, (i) all such amounts pursuant to Section 2.11(c)(1) shall be applied (x) first, to prepay the scheduled principal payments in respect of each of the Term A Loans and the Term B Loans due on the next eight Scheduled Principal Repayment Dates on a pro rata basis (based on the amounts owing on each Tranche on the respective Scheduled Principal Repayment Date) in the direct order of maturity and (y) second, to prepay remaining outstanding Term A Loans and Term B Loans on a pro rata basis (with each Tranche to receive its pro rata share of the payments pursuant to this sub-clause (y) based on the relative outstanding principal amounts thereof), with all such prepayments pursuant to this sub-clause (y) to reduce the remaining scheduled principal payments of the respective Tranche on a pro rata basis (based upon the relative remaining amounts thereof) and (ii) all such amounts pursuant to Section 2.11(c)(2) shall be applied to prepay an aggregate principal amount of the applicable Refinanced Debt equal to the Net Proceeds of the applicable Credit Agreement Refinancing Indebtedness (and to the extent the applicable Refinanced Debt is not repaid in full, such Net Proceeds shall reduce the remaining scheduled principal repayments of such Refinanced Debt on a pro rata basis).

(e) The Lux Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(c)(1) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage of each relevant Tranche of the Term Loans). Any Term B Lender (a “Declining Term B Lender,” and any Term B Lender which is not a Declining Term B Lender, an “Accepting Term B Lender”) may elect, by delivering written notice to the Administrative Agent and the Lux Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term B Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term B Loans held by such Term B Lender pursuant to Section 2.11(c)(1) not be made (the aggregate amount of such prepayments declined by the Declining Term B Lenders, the “Declined Prepayment Amount”). If a Term B Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term B Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term B Loans. In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Term A Lender (unless no Term A Loans remain outstanding) and Accepting Term B Lender of the amount of such Declined Prepayment Amount and of any such Term A Lender’s and Accepting Term B Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s Applicable Percentage in respect of the Term A Loans and Term B Loans (excluding the Applicable Percentage of Declining Term B Lenders), as applicable). Any such Accepting Term B Lender may elect, by delivering, no later than 5:00p.m. one (1) Business Day after the date of such Accepting Term B Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Term B Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Accepting Term B Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term B Lenders shall instead be retained by the Lux Borrower. Each Term A Lender’s ratable portion of such Declined Prepayment Amount (if any) and each Term B Lender’s ratable portion of such Declined Prepayment Amount (unless declined by the respective Term B Lender as described in the preceding sentence) shall be applied to the respective Term Loans of such Lenders. For the avoidance of doubt, the Borrowers may, at their option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) above.

SECTION 2.12. Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which the last of the Revolving Commitments (or Extended Revolving Commitments) of such Revolving Lender terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the last of the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date; provided that any commitment fees accruing after the date on which such Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which the last of such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate per annum separately agreed upon by the Borrowers and the Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the last of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the last of the Revolving Commitments terminate and any such fees accruing after the date on which the such Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) If any Repricing Event occurs prior to the date occurring six months after the Closing Date, the Borrowers agree to pay to the Administrative Agent, for the ratable account of each Lender with Term B Loans that are subject to such Repricing Event (including any Lender which is replaced pursuant to Section 9.02(e) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Term B Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

(e) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Revolving Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Revolving Loans comprising each Borrowing of Canadian Prime Rate Loans shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans (or the Canadian Prime Rate, in the case of Canadian Dollar denominated Loans) as provided in paragraph (a) of this Section 2.13.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan of any Class (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, as well as all Canadian Dollar denominated Loans, shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling, interest shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Adjusted LIBO Rate, LIBO Rate or B/A Discount Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The parties hereto agree that the provisions of Schedule 2.13(f) shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans, Drafts and B/A Equivalent Notes created hereunder, and that the provisions of Schedule 2.13(f) shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein. Notwithstanding anything to the contrary set forth herein, the Borrowers shall not be permitted to request a Bankers’ Acceptance Loan at any time a Default has occurred and is continuing (and upon such event, any outstanding Bankers’ Acceptance Loans shall be converted into Canadian Prime Rate Loans on the maturity thereof).

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of any Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period:

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective) provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes and (C) Excluded Taxes (including any change in the rate of Excluded Taxes)) with respect to this Agreement, or any Loan made by it or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to the Administrative Agent, such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or Bankers’ Acceptance Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan or Bankers’ Acceptance Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued or has been payable on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or B/A Discount Rate (as applicable) that would have been applicable to such Loan (but not the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market or other applicable market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts under this Section 2.16 incurred more than 180 days prior to the date that such Lender notifies the Borrower of such amount and of such Lender’s intention to claim compensation therefor.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers or Guarantors, as the case may be, hereunder shall be made free and clear of and without deduction for any Taxes; provided that if any Borrower or Guarantor, as the case may be, shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower or Guarantor, as the case may be, shall make such deductions and (iii) the applicable Borrower or Guarantor, as the case may be, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower or Guarantor, as the case may be, shall pay any Other Taxes imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower or Guarantor, as the case may be, shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower or Guarantor, as the case may be, hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of such payment or liability delivered to the applicable Borrower or Guarantor, as the case may be, by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or Guarantor, as the case may be, to a Governmental Authority, such Borrower or Guarantor, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law (including, for the avoidance of doubt, in the case of the Lux Borrower and at the request of the Lux Borrower, compliance with those procedures described by Luxembourg law implementing the EU Savings Directive (2003/48/EC) of 3rd June 2003) or reasonably requested by such Borrower, at such Borrower’s expense, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. Upon the reasonable request of any Domestic Subsidiary, any Lender that would be entitled to an exemption from or reduction of withholding tax under the law of the United States with respect to payments made by such Domestic Subsidiary under any lending arrangement related to this Agreement, shall deliver to such Domestic Subsidiary, at the expense of such Domestic Subsidiary, such properly completed and executed documentation (including, for the avoidance of doubt, U.S. Internal Revenue Service Forms W-8BEN and W-9 or any successor forms) as would permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of any such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender.

(f) Each Lender and Administrative Agent that is a United States Person, as defined in section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from

United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Co-Borrower, to the Co-Borrower and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or Guarantor, as the case may be, or with respect to which any Borrower or Guarantor, as the case may be, have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Borrower or Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or Guarantor under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower or Guarantor, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower, any Guarantor or any other Person.

(h) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Borrower or Guarantor, as the case may be, have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of each Borrower and Guarantor to do so) and each Borrower and Guarantor, as the case may be, for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent or any Borrower or Guarantor, as the case may be, in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(h) shall be paid within ten (10) days after the Administrative Agent or a Borrower or Guarantor (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or such Borrower or Guarantor (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(i) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j) EACH FOREIGN LENDER LISTED ON SCHEDULE 2.01 REPRESENTS AND WARRANTS THAT, AS OF THE CLOSING DATE, ASSUMING COMPLIANCE WITH PROCEDURAL FORMALITIES, AMOUNTS PAYABLE TO SUCH FOREIGN LENDER BY A DOMESTIC SUBSIDIARY PURSUANT TO THIS AGREEMENT WOULD BE EXEMPT FROM U.S. FEDERAL WITHHOLDING TAX. EACH FOREIGN LENDER WHICH BECOMES A LENDER AFTER THE CLOSING DATE HEREBY REPRESENTS AND WARRANTS THAT, ON THE DATE SUCH FOREIGN LENDER FIRST BECAME A LENDER HEREUNDER, ASSUMING COMPLIANCE WITH PROCEDURAL FORMALITIES, AMOUNTS PAYABLE TO SUCH FOREIGN LENDER BY A DOMESTIC SUBSIDIARY PURSUANT TO THIS AGREEMENT WOULD BE EXEMPT FROM U. S. FEDERAL WITHHOLDING TAX OR WOULD BE SO EXEMPT BUT FOR ONE OR MORE CHANGES IN LAW WHICH HAVE OCCURRED AFTER THE CLOSING DATE.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency/CAD Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 60 Wall Street, New York, New York 10005, Attention of: Michael Winters (Telecopy No. (212) 797-5690) or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency/CAD Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section 2.18, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the respective Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in such Original Currency, then all payments to be made by the respective Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the respective Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrowers) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the provisions of the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrowers, third, to pay interest (including post-petition interest, whether or not an allowed claim in any Insolvency or Liquidation Proceeding) then due and payable on the Loans ratably, fourth, to repay principal on the Loans and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably; provided that amounts which would otherwise be applied to cash collateralize outstanding Letters of Credit shall, unless all Revolving Loans and Swingline Loans have been paid in full, instead be utilized to repay such outstandings, and fifth, to the payment of any other Secured Obligation due to any Secured Party by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the respective Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan, or Bankers’ Acceptance Loan of a Class, except (a) on the expiration date of the Interest Period or maturity date (as applicable) applicable to any such Eurocurrency Loan or Bankers’ Acceptance Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans (as applicable) of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such received proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums due and payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder pursuant to Section 2.02.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than, except as provided in Section 2.24, to the Irish Holdco or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) and (iii) nothing in this Section 2.18(d) shall be construed to limit the applicability of Section 2.18(b) in the circumstances where Section 2.18(b) is applicable in accordance with its terms. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) Subject to Section 2.22, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section 2.18 until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.18; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any Lender delivers a notice pursuant to Section 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, or (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any Lender delivers a notice pursuant to Section 2.26, or (iii) any Lender becomes a Defaulting Lender, then the respective Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the respective Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or each applicable Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Credit Extensions. (a) The Lux Borrower and the Co-Borrower may, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) from time to time after the Closing Date, request Incremental Term A Loan Commitments, Incremental Term B Loan Commitments and/or Incremental Revolving Commitments, as applicable, in each case denominated in Dollars and in an aggregate amount not to exceed (when aggregated with any Incremental Equivalent Debt) the Incremental Amount from one or more Incremental Term A Lenders, Incremental Term B Lenders and/or Incremental Revolving Lenders (which, in each case, may include any existing Lender, but shall be required to be Persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term A Loans, Incremental Term B Loans and/or Incremental Revolving Commitments, as the case may be, in their own discretion. Each notice provided pursuant to this Section 2.20 shall set forth (i) the amount of the Incremental Term A Loan Commitments, Incremental Term B Loan Commitments and/or Incremental Revolving Commitments being requested (which shall be in minimum increments of $10,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term A Loan Commitments, Incremental Term B Loan Commitments and/or Incremental Revolving Commitments are requested to become effective, (iii) in the case of Incremental Revolving Commitments, whether such Incremental Revolving Commitments are to constitute an increase to the Dollar Tranche Commitments or Multicurrency Tranche Commitments; provided that, where multiple Classes of Revolving Commitments exist with different Maturity Dates, any Incremental Revolving Commitments shall constitute and increase to the Class of Revolving Commitments with the Latest Maturity Date, (iv) in the case of Incremental Term A Loan Commitments, whether such Incremental Term A Loan Commitments are commitments to make term loans with the same interest rates, amortization, maturity and other terms as the Class of Term A Loans with the Latest Maturity Date or commitments to make term loans with interest rates and/or amortization and/or maturity and/or other terms different from the Term A Loans (“Other Term A Loans”) and (v) in the case of Incremental Term B Loan Commitments, whether such Incremental Term B Loan Commitments are commitments to make term loans with the same interest rates, amortization, maturity and other terms as the Class of Term B Loans with the Latest Maturity Date or commitments to make term loans with interest rates and/or amortization and/or maturity and/or other terms different from the Term B Loans (“Other Term B Loans”).

(b) The Lux Borrower and the Co-Borrower and each Incremental Term A Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term A Loan Commitment of such Incremental Term A Lender. Each Incremental Amendment providing for Incremental Term A Loans shall specify the terms of the applicable Incremental Term A Loans; provided that (i) except as to pricing, amortization, mandatory prepayments and final maturity date (which shall, subject to clauses (ii), (iii), (iv) and (vi) of this proviso, be determined by the Lux Borrower and the Co-Borrower and the Incremental Term A Lenders in their sole discretion), the Other Term A Loans shall have (x) the same terms as the Dollar denominated Class of Term A Loans with the Latest Maturity Date or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term A Loans shall be no earlier than the Latest Maturity Date of any Class of Term A Loans, (iii) each Class of Other Term A Loans shall be denominated in Dollars and must have scheduled amortization of at least 5% per annum (although same may have amortization of at least 3.75% per annum for the first year after the issuance thereof), (iv) the Weighted Average Life to Maturity of any Other Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term A Loans with the Latest Maturity Date, (v) the prepayment provisions of any Other Term A Loans shall not be more favorable than the prepayment provisions applicable to the Term A Loans and (vi) the Effective Yield of any Other Term A Loans may exceed the Effective Yield then applicable to the 2014 Term A Loans; provided that (x) the Effective Yield for the 2014 Term A Loans is increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such Other Term A Loans minus 0.50% and (y) the Effective Yield for each other Class of Loans (unless specified otherwise in any Incremental Amendment, Refinancing Amendment or Extension Offer pursuant to which any such Class was created) is increased by a percentage per annum equal to that by which the Effective Yield of the 2014 Term A Loans is (or would have been if then outstanding, if all 2014 Term A Loans have been repaid in full at the time of such determination) increased pursuant to preceding clause (x). The Incremental Term A Loans shall rank pari passu or junior in right of payment and of security with the Term A Loans and shall not be (x) secured by any property or assets of the Parent, the Irish Holdco or any Subsidiary other than the Collateral or (y) guaranteed by the Parent, the Irish Holdco or any of its Subsidiaries other than the Loan Parties; provided that, if such Incremental Term A Loans rank junior in right of security with the Term A Loans, such Incremental Term A Loans will be established as a separate Tranche from the Term A Loans. In the case of any second lien Incremental Term A Loans, such Indebtedness shall be subject to the terms of a Second Lien Intercreditor Agreement.

(c) The Lux Borrower and the Co-Borrower and each Incremental Term B Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term B Loan Commitment of such Incremental Term B Lender. Each Incremental Amendment providing for Incremental Term B Loans shall specify the terms of the applicable Incremental Term B Loans; provided that (i) except as to pricing, amortization, mandatory prepayments and final maturity date (which shall, subject to clause (ii), (iii), (iv) and (vi) of this proviso, be determined by the Lux Borrower and the Co-Borrower and the Incremental Term B Lenders in their sole discretion), the Other Term B Loans shall have (x) the same terms as the Class of Term B Loans with the Latest Maturity Date or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term B Loans shall be no earlier than the Latest Maturity Date of any Class of Term B Loans, (iii) such Class of Other Term B Loans shall be denominated in Dollars and shall have scheduled amortization not to exceed 1% per annum until the Latest Maturity Date of any theretofore outstanding Class of Term B Loans, (iv) the Weighted Average Life to Maturity of any Other Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term B Loans with the Latest Maturity Date and (v) the prepayment provisions of any Other Term B Loans shall not be more favorable than the prepayment provisions applicable to the Term B Loans and (vi) the Effective Yield of any Other Term B Loans may exceed the Effective Yield then applicable to the 2014 Term B Loans; provided that (x) the Effective Yield for the 2014 Term B Loans is increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such Other Term B Loans minus 0.50% and (y) the Effective Yield for each other Class of Loans (unless specified otherwise in any Incremental Amendment, Refinancing Amendment or Extension Offer pursuant to which any such Class was created) is increased by a percentage per annum equal to that by which the Effective Yield of the 2014 Term B Loans is (or would have been if then outstanding, if all 2014 Term B Loans have been repaid in full at the time of such determination) increased pursuant to preceding clause (x). The Incremental Term B Loans shall rank pari passu or junior in right of payment and of security with the Term B Loans and shall not be (x) secured by any property or assets of the Parent, the Irish Holdco or any Subsidiary other than the Collateral or (y) guaranteed by the Parent, the Irish Holdco or any of its

Subsidiaries other than the Subsidiary Guarantors; provided that, if such Incremental Term B Loans rank junior in right of security with the Term B Loans, such Incremental Term B Loans will be established as a separate Tranche from the Term B Loans. In the case of any second lien Incremental Term B Loans, such Indebtedness shall be subject to the terms of a Second Lien Intercreditor Agreement.

(d) The Borrowers and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Commitment of such Incremental Revolving Lender. Any Incremental Revolving Commitment established hereunder shall have terms identical to (and shall form part of) such Class of Revolving Commitments with the Latest Maturity Date existing on the Closing Date, it being understood that the Borrowers and the Administrative Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Commitments.

(e) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Commitment shall become effective under this Section 2.20 unless (i) at the time that any such Incremental Term Loan or Incremental Revolving Commitment is made (and after giving effect thereto), (A) no Default or Event of Default shall exist; provided that, in the event that any tranche of Incremental Term Loans is used to finance a Permitted Acquisition and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (A) shall be tested at the time of the execution of the acquisition agreement related to such Permitted Acquisition (provided that such Incremental Term Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such tranche of Incremental Term Loans), and (B) the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct); provided that, in the event that the tranche of Incremental Term Loans is used to finance a Permitted Acquisition and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (B) shall be limited to customary “specified representations” and those representations included in the acquisition agreement related to such Permitted Acquisition that are material to the interests of the Lenders and only to the extent that the Irish Holdco or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations; (ii) on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to clauses (a) or (b) of Section 5.01 (or, if prior thereto, pursuant to Section 3.04) as if (x) in the case of any Incremental Term Loans, such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Irish Holdco for testing compliance therewith or (y) in the case any Incremental Revolving Commitments, all Revolving Loans available to the Borrowers, including any such Incremental Revolving Commitment, had been outstanding on the last day of such fiscal quarter of the Irish Holdco for testing compliance therewith, the Irish Holdco shall be in compliance with the covenants set forth in Section 6.12 (at any time prior to the first test date pursuant to said Section 6.12, as if the initially applicable covenant levels were then in effect); and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld, delayed or conditioned) and furnished to the other parties hereto.

(f) The Incremental Amendment may, without the consent of any Agents or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.20. The Borrowers will use the proceeds of the Incremental Term Loans and Incremental Revolving Loans for their general corporate purposes (including loans and other Investments in the Irish Holdco and its Subsidiaries as permitted herein). Incremental Term Loans and Incremental Revolving Commitments may be made by any existing Lender (but no existing Lender will have any obligation to make or provide any portion of any Incremental Term Loan or Incremental Revolving Commitments) or by any other bank or other financial institution; provided that any bank or financial institution (including any new or existing Lenders) providing Incremental Revolving Commitments shall be reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Borrowers. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees.

(g) This Section 2.20 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the unused Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby under Section 9.02;

(c) if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) so long as no Default has occurred and is continuing: all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Dollar Tranche Lenders in accordance with their respective Dollar Tranche Percentages (after giving effect to the reallocation provisions of Sections 2.05(d) and 2.06(k)) but only to the extent (A) the sum of all non-Defaulting Lenders’ Dollar Tranche Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Dollar Tranche Lenders’ Dollar Tranche Commitments and (B) each non-Defaulting Lender’s Dollar Tranche Revolving Credit Exposure in respect of any Class does not exceed such non-Defaulting Lender’s Dollar Tranche Commitment in respect of such Class; and all or any part of the Dollar Tranche LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Dollar Tranche Lenders in accordance with their respective Dollar Tranche Percentages (after giving effect to the reallocation provisions of Sections 2.05(d) and 2.06(k)) but only to the extent (C) the sum of all non-Defaulting Lenders’ Dollar Tranche Revolving Credit Exposures plus such Defaulting Lender’s Dollar Tranche LC Exposure does not exceed the total of all non-Defaulting Dollar Tranche Lenders’ Dollar Tranche Commitments and (D) each non-Defaulting Lender’s Dollar Tranche Revolving Credit Exposure in respect of any Class does not exceed such non-Defaulting Lender’s Dollar Tranche Commitment in respect of such Class; and all or any part of the Multicurrency Tranche LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Multicurrency Tranche Lenders in accordance with their respective Multicurrency Tranche Percentages but only to the extent (E) the sum of all non-Defaulting Lenders’ Multicurrency Tranche Revolving Credit Exposures plus such Defaulting Lender’s Multicurrency Tranche LC Exposure does not exceed the total of all non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Commitments and (F) each non-Defaulting Lender’s Multicurrency Tranche Revolving Credit Exposure in respect of any Class does not exceed such non-Defaulting Lender’s Multicurrency Tranche Commitment in respect of such Class;

(ii) if the reallocations described in clause (i) above cannot, or can only partially, be effected, the respective Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the respective Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period (and to the extent) such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (ii) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages (after giving effect to the reallocation provisions of Sections 2.05(d) and 2.06(k)); and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Holding Company of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Dollar Tranche Revolving Loans of any Class (other than Swingline Loans) and/or Multicurrency Tranche Revolving Loans of any Class of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23. Extensions of Loans and Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower(s) to all Term A Lenders of Term A Loans with a like Maturity Date, all Term B Lenders of Term B Loans with a like Maturity Date, all Incremental Term Lenders of Incremental Term Loans with a like Maturity Date, all Lenders of Other Term Loans with a like Maturity Date, all Lenders of Other Refinancing Term Loans with a like Maturity Date, all Incremental Revolving Lenders of Incremental Revolving Commitments with a like Maturity Date, all Revolving Lenders with Revolving Commitments with a like Maturity Date or all Lenders with Other

Refinancing Revolving Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or the aggregate amount of the Commitments with the same Maturity Date, as the case may be, and using Dollar Amounts in the case of any amounts denominated in an Agreed Currency other than Dollars) and on the same terms to each such Lender, the Borrowers may from time to time offer to extend the Maturity Date for any such Term A Loans, Term B Loans, Incremental Term Loans, Other Term Loans, Other Refinancing Term Loans, Revolving Commitments, Incremental Revolving Commitments and/or Other Refinancing Revolving Commitments and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case of a given Tranche as so extended, as well as the original Loans and Commitments of the original respective Tranche (in each case not so extended), shall (for the avoidance of doubt) be part of a single Tranche; and any Extended Term A Loans, Extended Term B Loans, extended Incremental Term Loans or extended Other Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extension;

(ii) except as to interest rates, fees and final maturity (which shall, subject to the requirements of this Section 2.23, be determined by Borrowers and set forth in the relevant Extension Offer), the Revolving Commitment, the Incremental Revolving Commitment or Other Refinancing Revolving Commitment of any Revolving Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment, Incremental Revolving Commitment or Other Refinancing Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments of the same Class, the Incremental Revolving Commitments or Other Refinancing Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.05(d) and 2.06(k) to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a longer Maturity Date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and Incremental Revolving Commitments in accordance with their pro rata share of the aggregate Revolving Commitments and Incremental Revolving Commitments (and except as provided in Sections 2.05(d) and 2.06(k), without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments of such Class and any related Incremental Revolving Commitments or Extended Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date for the non-extending Revolving Commitments of the same Class, or any related Incremental Revolving Commitments or Extended Revolving Commitments) and (y) at no time shall there be Revolving Commitments, Extended Revolving Commitments, Incremental Revolving Commitments and/or Other Refinancing Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different Maturity Dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the succeeding clauses (v), (vi) and (vii), be determined by the Lux Borrower and set forth in the relevant Extension Offer), the Term A Loans of any Term A Lender (an “Extending Term A Lender”) extended pursuant to any Extension (“Extended Term A Loans”) shall have the same terms as the Tranche of Term A Loans subject to such Extension Offer;

(iv) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the succeeding clauses (v), (vi) and (vii), be determined by the Lux Borrower and set forth in the relevant Extension Offer), the Term B Loans of any Term B Lender (an “Extending Term B Lender”) extended pursuant to any Extension (“Extended Term B Loans”) shall have the same terms as the Tranche of Term B Loans subject to such Extension Offer;

(v) the final maturity date for any Extended Term A Loans and Extended Term B Loans shall be no earlier than the then Latest Maturity Date for Term A Loans and Term B Loans, respectively, hereunder and the amortization schedules applicable to Extended Term A Loans and Extended Term B Loans pursuant to Sections 2.10(b) and (c) for periods prior to the applicable Maturity Date may not be increased;

(vi) the Weighted Average Life to Maturity of any Extended Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans extended thereby, and the Weighted Average Life to Maturity of any Extended Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans extended thereby;

(vii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(viii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof), Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments, as the case may be, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans, Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the applicable Term Loans, Revolving Loans, Incremental Revolving Loans or Other Refinancing Loans, as the case may be, of the applicable Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer;

(ix) all documentation in respect of such Extension shall be consistent with the foregoing,

(x) the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrowers shall deliver to the Administrative Agent one or more legal opinions reasonably satisfactory to the Administrative Agent and a certificate of an authorized officer of each Loan Party dated the applicable date of the Extension and executed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Extension and (y) the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section 4.02 to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a Financial Officer of the Irish Holdco;

(xi) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers; and

(xii) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.23, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (A) the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrowers’ sole discretion and may be waived by Borrowers) of Term A Loans, Term B Loans, Other Refinancing Term Loans or Revolving Commitments, Incremental Revolving Commitments or Other Refinancing Revolving Commitments (as applicable) of any or all applicable Tranches and Classes be tendered and (B) no Tranche of Extended Loans shall be in an amount (taking the Dollar Amount of any amounts denominated in Agreed Currencies other than Dollars) of less than $100,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. Subject to compliance with the terms of this Section 2.23, the Administrative Agent, the Issuing Bank and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.11 and 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23.

(c) No consent of any Lender, the Issuing Bank or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term A Loans of any Class, Term B Loans of any Class, Other Refinancing Term Loans, Revolving Commitments of any Class, Incremental Revolving Commitments and/or Other Refinancing Revolving Commitments (or a portion thereof); provided that the consent of the Issuing Bank shall be required to effect an Extension of Revolving Commitments. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by all or a portion of the Collateral on a pari passu or junior lien basis with all other applicable Obligations under this Agreement and the other Loan Documents; provided that, if such Extended Term Loans or Extended Revolving Commitments rank junior in right of security with any other Obligations, such Extended Term Loans or Extended Revolving Commitments will be subject to the terms of a Second Lien Intercreditor Agreement. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Tranches or sub-tranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Tranches or subtranches, in each case on terms consistent with this Section 2.23. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least ten (10) days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

(e) Notwithstanding anything to the contrary contained herein, no Lender shall be required to accept an Extension Offer.

SECTION 2.24. Loan Repurchases. (a) Subject to the terms and conditions set forth or referred to below, the Lux Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by the Lux Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Parent and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii) the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Lux Borrower offers to purchase in any such Purchase Offer shall be no less than U.S. $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv) after giving effect to any purchase of Term Loans of the applicable Class or Classes pursuant to this Section 2.24, Liquidity shall not be less than $200,000,000;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Lux Borrower shall automatically be cancelled and retired by the Lux Borrower on the settlement date of the relevant purchase (and may not be resold), and in no event shall the Lux Borrower be entitled to any vote hereunder in connection with such Term Loans;

(vi) no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vii) the Lux Borrower represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the Loans or the securities of any such Person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer;

(viii) at the time of each purchase of Term Loans through a Purchase Offer, the Lux Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with the preceding clause (vii);

(ix) any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis; and

(x) no purchase of any Term Loans shall be made from the proceeds of any Revolving Loan or Swingline Loan.

(b) The Lux Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Lux Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Lux Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Lux Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Lux Borrower pursuant to this Section 2.24, (x) the Lux Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Lux Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c) The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24; provided that, notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.24. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.03 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d) This Section 2.24 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.25. Refinancing Amendment. At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments of such Borrowers then outstanding under this Agreement (which for purposes of this Section 2.25 will be deemed to include any then outstanding Other Refinancing Loans, Other Refinancing Commitments, Incremental Loans, Incremental Commitments, Extended Loans or Extended Commitments), in the form of Other Refinancing Loans or Other Refinancing Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder; provided that, if such Credit Agreement Refinancing Indebtedness ranks junior in right of security with any other Loans or Commitments hereunder, such Credit Agreement Refinancing Indebtedness will be subject to the terms of a Second Lien Intercreditor Agreement, (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof; (iii) will have a maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans or Commitments being refinanced and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Credit Agreement Refinancing Indebtedness than those applicable to the Loans or Commitments being refinanced; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the applicable Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Any Other Refinancing Loans or Other Refinancing Commitments, as applicable, may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements generally consistent with those delivered on the Closing Date pursuant to Sections 4.01(b) and (f) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Credit Agreement Refinancing Indebtedness incurred under this Section 2.25 shall be in an aggregate principal amount that is not less than $100,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Refinancing Loans and/or Other Refinancing Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.25. This Section 2.25 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.26. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate or the B/A Discount Rate, or to determine or charge interest rates based upon the LIBO Rate or the B/A Discount Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans or Bankers’ Acceptance Loans (as applicable) or to convert ABR Loans to Eurocurrency Loans or Canadian Prime Rate Loans to Bankers’ Acceptance Loans (as applicable) shall be suspended, (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, and (iii) if such notice asserts the illegality of such Lender making or maintaining Canadian Prime Rate Loans the interest rate on which is determined by reference to clause (ii) of the definition of Canadian Prime Rate, the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (ii) of such definition, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert (A) all Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loan and/or (B) all Bankers’ Acceptance Loans of such Lender to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (ii) of the definition of Canadian Prime Rate), on the maturity date therefor, if such Lender may lawfully continue to maintain such Bankers’ Acceptance Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Bankers’ Acceptance Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon (A) the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate and/or (B) the B/A Discount Rate, the Administrative Agent shall during the period of such suspension compute the Canadian Prime Rate applicable to such Lender without reference to clause (ii) of the definition thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the B/A Discount Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to (A) enter into this Agreement on the Closing Date and (B) make each Loan or other extension of credit to be made hereunder on each applicable Credit Event, each of Irish Holdco, Irish Sub Holdco, Lux Holdco and the Borrowers represents and warrants to the Administrative Agent and Lenders that, on the Closing Date (after giving effect to the Transactions) and on the date of each other Credit Event, that each of the following statements are true and correct in all material respects:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Parent, Irish Holdco and their respective Material Restricted Subsidiaries is duly organized, incorporated (in the case of the Parent, Irish Holdco, Irish Sub Holdco and Irish Sub Finco) and validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary (other than Subsidiaries in respect of which the Parent, Irish Holdco and their respective Subsidiaries own less than 50% of the Equity Interests thereof) as of the Closing Date, noting whether such Subsidiary is a Material Subsidiary, whether such Subsidiary is an Unrestricted Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent, the Irish Holdco and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Material Restricted Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests owned by the Irish Holdco or another Material Restricted Subsidiary are owned, beneficially and of record, by the Parent, the Irish Holdco or such Material Restricted Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents and Liens permitted by Section 6.02. As of the Closing Date (and except pursuant to the Arrangement Agreement), there are no outstanding commitments or other obligations of any Material Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Material Restricted Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been (or, except with respect to the Loan Documents executed by one or more Loan Parties on the Closing Date, will on or prior to the Closing Date be) duly authorized by all necessary corporate or other organizational actions and, if required, actions by shareholders, members or equity holders. The Loan Documents and Acquisition Documentation to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for (x) filings or registrations necessary to perfect Liens created pursuant to the Loan Documents, (y) filings or registrations required in connection with the White Wash Requirements and (z) consents, approvals, registrations, filings or other actions that will be obtained or made in connection with the Acquisition and each other transaction set forth in the Structure Paper on or prior to the Closing Date, (b) will not violate any applicable law or regulation (except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) or the charter, by-laws or other organizational documents of the Parent, Irish Holdco or any of their respective Material Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon the Parent, Irish Holdco or any of their respective Material Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent, Irish Holdco or any of their respective Material Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any of its Material Restricted Subsidiaries, other than Liens created under the Loan Documents and in connection with any Endo Secured Intercompany Proceeds Loans or other Intercompany Proceeds Loans that are secured in accordance with the definition thereof.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Endo has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2012 (A) for Endo, reported on by Deloitte & Touche LLP, independent public accountants and (B) for the Target, reported on by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the nine-month period ended on September 30, 2013 for each of Endo and (to the best knowledge of the Irish Holdco and its Affiliates) the Target. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Endo and (to the best knowledge of the Irish Holdco and its Affiliates) the Target (as applicable) and their respective consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (or IFRS, in the case of the Target) subject, in the case of clause (ii) of the immediately preceding sentence, to normal year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2012 (for this purpose, assuming that the Transaction had been consummated before December 31, 2012), there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Parent, the Irish Holdco and their respective Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Irish Holdco, the Borrowers and their respective Material Restricted Subsidiaries has good title to, or (to the knowledge of the Irish Holdco and the Borrowers) valid leasehold interests in, all its real and personal property (excluding intellectual property, which is considered in Section 3.05(b)) material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Irish Holdco, the Borrowers and their respective Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property used in or necessary to its business, and the use thereof by the Irish Holdco, the Borrowers and their respective Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements (or ownership or license issues) that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation, Environmental and Labor Matters. (a) Except as set forth in Schedule 3.06 hereto, Endo’s Annual Report on Form 10-K for the year ended December 31, 2012, Endo’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013, June 30, 2013 and September 30, 2013, Parent’s S-4 filing on January 21, 2014, Endo’s 8-K filing on February 19, 2014 and the Target’s Annual Report for the year ended December 31, 2012 and Target’s quarterly financial statements ended March 31, 2013, June 30, 2013 and September 30, 2013, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Irish Holdco, threatened against or affecting the Parent, the Irish Holdco or any of their respective Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There have been no developments in (x) any of the matters disclosed in the Annual or Quarterly Reports, 8-K filing or S-4 filing described above since February 19, 2014 or (y) Schedule 3.06, which in each case could reasonably be expected, individually or in the aggregate with any such other matters or any additional actions, suits, proceedings or investigations, to result in a Material Adverse Effect.

(b) Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Irish Holdco nor any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) There are no strikes, lockouts or slowdowns against the Irish Holdco or any of its Subsidiaries pending or, to their knowledge, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of the Irish Holdco and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All material payments due from the Irish Holdco or any of its Subsidiaries, or for which any claim may be made against the Irish Holdco or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Irish Holdco or such Subsidiary except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Irish Holdco the Borrowers or any of their respective Material Restricted Subsidiaries is bound.

SECTION 3.07. Compliance with Laws and Agreements. Except as set forth in Schedule 3.07 hereto, each of the Parent, the Irish Holdco and their respective Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Parent, the Irish Holdco, the Borrowers nor any of their respective Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Parent, the Irish Holdco and their respective Subsidiaries has timely filed or caused to be filed all federal Tax returns and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Irish Holdco or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, in each case, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. Neither the Parent, the Irish Holdco nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no Canadian Pension Plans.

SECTION 3.11. Disclosure. All written or formally presented information, including any Information Memorandum, other than any projections and information of a general economic or general industry nature, furnished by or on behalf of, the Parent, the Irish Holdco or any Subsidiary to the Administrative Agent, any of its Affiliates or any Lender pursuant to or in connection with this

Agreement or any other Loan Document, taken as a whole together with all other written information so delivered on or prior to any date of determination (including this Agreement) and all information contained in regular or periodic reports filed by or on behalf of the Parent, the Irish Holdco or the Borrowers with the SEC or any similar Governmental Authority on or prior to such date is (or will when furnished be) complete and correct in all material respects and does not (or will not when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projected financial information, the Parent, the Irish Holdco and each Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood by the Administrative Agent and the Lenders that any such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent, the Irish Holdco or its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Irish Holdco, the Borrowers or any Restricted Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14. [Reserved].

SECTION 3.15. [Reserved].

SECTION 3.16. Security Interest in Collateral. To the extent the US Security Agreement and the Canadian Security Documents have been executed and delivered by the parties thereto and are then in effect, such Loan Document will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral covered thereby and (i) when the Collateral constituting certificated securities (as defined in the UCC or the PPSA, as applicable) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the Liens under such Loan Document will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under such Loan Document will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC or PPSA, as applicable, financing statements, prior and superior to the rights of any other Person, except for (x) Liens permitted by Section 6.02 and (y) any requirement under Luxembourg law, including the foreign lex rei sitae, referred to under Luxembourg international private law, with respect to any Collateral which (1) under Luxembourg law, would be located or deemed located in Luxembourg or (2) would be granted by the Lux Borrower. As to any Collateral, the representations and the warranties with respect thereto contained in the relevant Collateral Documents shall be true and correct.

SECTION 3.17. Solvency. Immediately after the consummation of the Transactions and immediately following the making of each Loan or the issuance of each Letter of Credit made or issued and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Irish Holdco and of each Borrower and their respective Restricted Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Irish Holdco and of each Borrower and their respective Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Irish Holdco and each Borrower and their respective Restricted Subsidiaries on a consolidated basis will not have incurred any debts and liabilities, subordinated, contingent or otherwise, that they do not believe that they will be able to pay as such debts and liabilities become absolute and matured; and (d) the Irish Holdco and each Borrower and their respective Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.18. USA Patriot Act. (a) Neither the Parent, the Irish Holdco, the Borrowers nor any of their respective Restricted Subsidiaries or, to the knowledge of the Parent, the Irish Holdco or the Borrowers, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Parent, the Irish Holdco, the Borrowers, their respective Restricted Subsidiaries and, to the knowledge of the Parent, the Irish Holdco and the Borrowers, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither the Parent, the Irish Holdco, the Borrowers nor any of their respective Restricted Subsidiaries or, to the knowledge of the Parent, the Irish Holdco, any of their respective Controlled Affiliates: (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; or (iii) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State (any persons identified in the foregoing clauses (i), (ii) and (iii), “Sanctioned Persons”).

SECTION 3.19. Embargoed Persons. (a) None of the Parent’s, the Irish Holdco’s, the Borrowers’ or their respective Restricted Subsidiaries’ assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under United States law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act), if the result of such ownership would be that any Loan or other extension of credit hereunder made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in the Parent or any Borrower if the result of such interest would be that any Loan would be in violation of law; (c) neither the Parent, the Irish Holdco, the Borrowers nor, to the knowledge of the Parent and the Borrowers, any Controlled Affiliate has engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither the Parent, the Irish Holdco, the Borrowers nor, to the knowledge of the Parent and the Borrowers, any Controlled Affiliate (i) is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages in any dealings or transactions, or is otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true under this Section 3.19, the Irish Holdco shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

SECTION 3.20. Irish Financial Assistance. Upon satisfaction of the White Wash Requirements by the Irish Holdco and each of its Subsidiaries incorporated under the laws of the Republic of Ireland, neither the execution, delivery and the performance of any of the Loan Documents, nor the incurrence of any obligations or liabilities thereunder by the Irish Holdco or any other Loan Party organized under the laws of the Republic of Ireland, constitutes unlawful financial assistance for the purpose of Section 60 of the Companies Act.

SECTION 3.21. Existing Credit Agreement. As of the Closing Date, Endo and its Subsidiaries have complied with all of their obligations under Article VI of the Existing Credit Agreement (other than those set forth in Sections 6.01, 6.11 (except to the extent that the limitation on Capital Expenditures contained therein would restrict any acquisition of all or substantially all of the Equity Interests in, or assets of, any Person or line of business) and 6.12) during the period from the date of the Arrangement Agreement until the Closing Date, except to the extent any failure to comply therewith is not materially adverse to the interests of the Administrative Agent or the Lenders.

SECTION 3.22. Luxembourg Regulatory Matters. The Lux Borrower, Lux Holdco and Lux Sub Finco are each in compliance with all requirements of the Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Act dated May 31, 1999 on the domiciliation of companies, as amended from time to time, except where failure to comply with any such requirement could not reasonably be expected to result in a Material Adverse Effect. The Lux Borrower has not filed a request with any competent court seeking that the Lux Borrower be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion contrôlèe), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 4 to 11, 13 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings as amended). The head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings) the center of main interests (centre des intérets principaux) of each the Lux Holdco, the Lux Borrower and Lux Sub Finco in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg. In addition, each of Lux Holdco, the Lux Borrower and Lux Sub Finco is in compliance with any reporting requirements applicable to it pursuant to the Central Bank of Luxembourg regulation 2011/8 or Regulation (EU) N°648/2012 of the European Parliament and of the Council dated 4 July 2012 on OTC derivatives, central counterparties and trade repositories, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to extend Loans in respect of the Commitments on the date of the first Credit Event hereunder are subject to the satisfaction of the following conditions precedent:

(a) Execution. The Administrative Agent shall have received (i) this Agreement, executed and delivered by two duly authorized officers of the Irish Holdco and Irish Sub Holdco, and by a duly authorized officer of each of Lux Holdco, the Lux Borrower and the Co-Borrower, (ii) the US Security Agreement, executed and delivered by a duly authorized officer of the Lux Borrower, Merger Sub, US Holdco, the Co-Borrower, the 2013 Senior Notes Issuer, Endo and each Subsidiary Guarantor which is a Domestic Subsidiary (iii) the Irish Debenture, executed and delivered as a deed by a duly authorized attorney of the Irish Holdco, the Irish Sub Holdco, the Irish Sub Finco and each Subsidiary Guarantor which is incorporated under the laws of the Republic of Ireland, (iv) the Irish Share Charge, executed and delivered by deed by a duly authorized officer of Lux Sub Finco, (v) each Lux Security Document, executed and delivered by two duly authorized officers of the Irish Sub Holdco, and by a duly authorized officer of Lux Holdco, the Lux Borrower and Lux Sub Finco, as applicable, (vi) each Canadian Security Document, executed and delivered by a duly authorized officer of Amalco, the Target and the Lux Borrower, as applicable and (vii) the Subsidiary Guaranty, executed and delivered by a duly authorized officer of the Lux Borrower, US Holdco, the Co-Borrower, Merger Sub, Amalco, the Target, Lux Sub Finco, Irish Sub Finco, the 2013 Senior Notes Issuer, Endo and each Subsidiary required to become a Subsidiary Guarantor.

(b) Organizational Documents and Necessary Consents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party as of the Closing Date, certified (to the extent available in any non-U.S. jurisdiction, provided that no such certification shall be required to the extent the applicable Loan Party is formed or incorporated in Canada) as of a recent date by the Secretary of State of the state of its organization (or similar Governmental Authority in any foreign jurisdiction with respect to any such Loan Party organized outside the United States of America) or, in the case of any such Loan Party incorporated in Luxembourg, by a notary public, and (to the extent available in a non-U.S. jurisdiction) a certificate as to the good standing of each such Loan Party as of a recent date, from such Secretary of State (or similar Governmental Authority in any foreign jurisdiction (to the extent available in that foreign jurisdiction) with respect to any Loan Party organized outside the United States of America (including, in the case of any Irish Loan Party, a certificate of status from the Irish Companies Registration Office)); (ii) a certificate of the secretary or assistant secretary of each Loan Party as of the Closing Date (or of a manager or director, in the case of any such Loan Party incorporated in Luxembourg or the Republic of Ireland) dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or similar governing documentation) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, (in the case of each Borrower) the borrowings hereunder, (in the case of each such Loan Party) the granting of the Liens contemplated to be granted by it under the Collateral Documents and (in the case of each Guarantor) the Guaranteeing of the Secured Obligations as contemplated by this Agreement, the Subsidiary Guaranty, the Collateral

Agreement and other Loan Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) if applicable, that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above or where a certificate of good standing is not applicable in its jurisdiction of incorporation that attach a true, up to date and correct copy of the certificate or articles of incorporation or other formation documents of each Loan Party duly certified as being true, up to date and correct and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary (or manager or director, if applicable) executing the certificate pursuant to (ii) above.

(c) USA Patriot Act. Each Person which shall become a Loan Party on the Closing Date shall have provided the documentation and other information to the Lenders (to the extent requested by the Lenders at least ten Business Days prior to the Closing Date) that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations and anti-money laundering rules and regulations, including the USA Patriot Act.

(d) Guarantees; Collateral. (i) The Guaranty with respect to the Irish Holdco, Irish Sub Holdco, Lux Holdco, each Borrower and each Subsidiary Guarantor (and any confirmation thereof) shall have been executed and be in full force and effect, and (ii) all documents and instruments required to perfect the Collateral Agent’s security interest in (A) all of the issued and outstanding Equity Interests of Irish Sub Holdco, Lux Holdco, each Borrower and each Subsidiary Guarantor and (B) subject to the Agreed Security Principles (in the case of any Foreign Subsidiary, other than Irish Holdco, Irish Sub Holdco, Lux Holdco, the Lux Borrower and any Foreign Subsidiary organized under the laws of Canada or any province, territory or subdivision thereof), substantially all of the assets of the Irish Holdco, Irish Sub Holdco, Lux Holdco, each Borrower and each Subsidiary Guarantor (in each case, to the extent included in the Collateral) shall have been executed and delivered and, if applicable, be in proper form for filing.

(e) Guarantees; Collateral (Additional Requirements for Luxembourg Entities).

(i) The Administrative Agent shall have received, in respect of each of Lux Holdco, the Lux Borrower and Lux Sub Finco, a manager’s certificate dated as of the Closing Date and signed by a manager of Lux Holdco, the Lux Borrower and Lux Sub Finco, certifying the following items: (i) an electronic certified excerpt of the Luxembourg Companies Register dated on the Closing Date or at the earliest one Business Day before the Closing Date and (ii) a certified true certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire) dated on the Closing Date or at the earliest one Business Day before the Closing Date, issued by the Luxembourg Companies Register.

(ii) The Administrative Agent shall have received the updated shareholders registers of each of the Lux Borrower, Lux Holdco and Lux Sub Finco reflecting the registration of the pledges under the executed Lux Share Pledge Agreements.

(f) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, Collateral Agent, the Lead Arrangers, the Lenders and the Issuing Bank, a written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, (ii) A&L

Goodbody, Irish counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, (iii) (a) Elvinger, Hoss & Prussen, Luxembourg counsel for the Lux Holdco, Lux Finco and Lux Sub Finco, in form and substance reasonably acceptable to the Administrative Agent and (b) NautaDutilh Avocats Luxembourg, Luxembourg counsel for the Administrative Agent and the Lenders and (iv) (a) Torys LLP, Canadian Ontario counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent and (b) Lavery de Billy LLP, Quebec counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lead Arrangers and the Lenders, and in each case, each of their permitted assigns, and (C) the Irish Holdco and each other Loan Party hereby request such counsel to deliver such opinions.

(g) Limited Representations and Warranties. The (i) Specified Acquisition Representations shall be true and correct as required by the definitions thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided, however, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on and as of the Closing Date, except in the case of any such representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(h) White Wash Requirements. The Administrative Agent shall have received evidence satisfactory to it that the Parent, Irish Holdco and Irish Sub Finco have complied with the White Wash Requirements.

(i) Acquisition. Concurrently with the first Credit Event hereunder and the issuance or release from escrow (as applicable) of the 2013 Senior Notes, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Documentation, and the Arrangement Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Parent nor any Affiliate thereof shall have consented to any action which would require the consent of the Parent or such Affiliate under the Arrangement Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) (it being understood and agreed that any alteration, supplement, amendment, modification, waiver or consent that (a) decreases the purchase price in respect of the Acquisition by 10% or more other than purchase price adjustments pursuant to the express terms of the Arrangement Agreement shall be deemed to be adverse to the interests of the Lenders in a material respect, (b) any increase in the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance of the Parent of common equity, or (c) modifies the so-called “Xerox” provisions of the Arrangement Agreement providing protection with respect to exclusive jurisdiction, waiver of jury trial, liability caps and third party beneficiary status for the benefit of the Administrative Agent, the Lead Arrangers, the Lenders and their respective Affiliates shall be deemed to be adverse to the interests of the Lenders in a material respect).

(j) No Target Material Adverse Effect. No Target Material Adverse Effect shall have occurred since November 5, 2013.

(k) Searches. The Administrative Agent shall have received completed searches reasonably requested by the Administrative Agent, dated on or before the Closing Date, including all effective financing statements filed in the jurisdictions of organization of Merger Sub, the Co-Borrower, US Holdco, the Canadian Acquisition Sub, Endo, the Target and each of the Irish Holdco’s Domestic Subsidiaries that are Material Subsidiaries that name such Person as debtor, together with copies of such financing statements.

(l) Solvency Certificate. The Administrative Agent shall have received a certificate of the Lux Borrower, signed by an authorized signatory of the Lux Borrower, in substantially the form attached hereto as Exhibit D, attesting to the solvency of the Lux Borrower and its Subsidiaries (including Endo, Amalco, the Target and their respective Subsidiaries), taken as a whole, after giving effect to the proposed Transactions on the Closing Date.

(m) Process Agent. The Administrative Agent shall have received a copy of a letter appointing CT Corporation System as Process Agent pursuant to Section 9.09(e) in form and substance satisfactory to the Administrative Agent.

(n) Fees. To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Fee Letter or as otherwise agreed by the parties thereto, payable to each Lead Arranger, each Agent and the Lenders, shall have been paid to the extent due.

(o) Refinancing. The Refinancing shall have been, or, substantially concurrently with the initial funding of the Term Loans hereunder and the issuance or release from escrow (as applicable) of the 2013 Senior Notes shall be, consummated, and the Intercompany Proceeds Loans shall have been made as contemplated by the definition thereof. Prior to the Closing Date, the Irish Holdco shall have delivered to the Administrative Agent a schedule showing all Intercompany Proceeds Loans to be made on the Closing Date, which shall show the aggregate principal amount of each such Intercompany Proceeds Loan and the respective obligor and obligee (which must be a Loan Party) thereof, including after giving effect to any transfers of such Intercompany Proceeds Loans to occur on the Closing Date, which schedule (and the respective Intercompany Proceeds Loans) shall be reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, the Endo Secured Intercompany Proceeds Loan shall be made on the Closing Date in accordance with the definition thereof contained herein. After giving effect to the consummation of the Transactions, the Parent and its Subsidiaries shall have no outstanding preferred equity (unless owned by a direct parent thereof which is a Loan Party) or Indebtedness, except for Indebtedness incurred pursuant to (i) the 2013 Senior Notes, (ii) the Loan Documents, (iii) the Intercompany Proceeds Loans and other intercompany debt reasonably satisfactory to the Administrative Agent, (iv) indebtedness (but not indebtedness incurred under the Existing Credit Agreement) expressly permitted to remain outstanding after the Closing Date pursuant to the Arrangement Agreement (as in effect on the date thereof), (v) any Existing Senior Notes, any of the 2008 Subordinated Convertible Notes which remain outstanding after the Closing Date and any Permitted Refinancing Indebtedness incurred prior to the Closing Date with respect thereto, (vi) ordinary course capital leases and purchase money indebtedness, and any other ordinary course Indebtedness (other than Indebtedness for borrowed money), in each case that would be permitted under the Existing Credit Agreement (as in effect on the date of the Arrangement Agreement) and (vii) such other existing indebtedness identified to the Lead Arrangers as “surviving debt” prior to the date of the Arrangement Agreement.

(p) Restructuring Transactions. The Administrative Agent shall have received evidence to its reasonable satisfaction that those steps identified to occur prior to the initial funding hereunder shall have been consummated and arrangements satisfactory to the Administrative Agent shall have been made for the consummation of those steps identified to occur after the initial funding hereunder, in each case, in all material respects in a manner consistent with the structure paper dated January 31, 2014 delivered to the Lead Arrangers (the “Structure Paper”), after giving effect to any modifications thereto that have been notified to the Administrative Agent and the Lead Arrangers in writing and are not adverse to the Administrative Agent or the Lenders.

(q) Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of each of Endo and the Target for the most recent three fiscal years ended at least 75 days and 90 days, respectively, prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of each of Endo and the Target for each fiscal quarter ended after the close of its most recent fiscal year and at least 40 days and 45 days, respectively, prior to the Closing Date and (iii) pro forma consolidated financial statements (including a consolidated balance sheet and related statements of income and cash flow) of Irish Holdco and its subsidiaries (including Endo, the Target and its Subsidiaries) meeting the requirements of Regulation S-X for registration statements on Form S-1 and a pro forma consolidated statement of income of Irish Holdco for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 40 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period. The Administrative Agent hereby acknowledges receipt of (A) the audited financial statements referred to in clause (i) above of each of Endo and the Target as of, and for the years ended, December 31, 2010, 2011 and 2012 and (B) the unaudited financial statements of each of Endo, the Target and its Subsidiaries referred to in clause (ii) above as of, and for the periods ended, March 31, 2013, June 30, 2013 and September 30, 2013.

(r) 2013 Senior Notes. Prior to or substantially concurrently with the initial funding of the Term Loans hereunder, the 2013 Senior Notes Issuer shall have received gross cash proceeds of not less than $375,000,000 from the issuance of the 2013 Senior Notes and, if any of such proceeds have been placed in escrow, the same shall have been released to the 2013 Senior Notes Issuer.

Notwithstanding the foregoing, to the extent any Collateral may not be perfected by (A) the filing of a UCC or PPSA financing statement, or (B) taking delivery and possession of (x) a certificate with respect to the Equity Interests of each Borrower and each direct and indirect holding company thereof (other than the Parent and the Irish Holdco), as well as each Material Subsidiary that is a Domestic Subsidiary or a Canadian Domiciled Loan Party (provided that such certificates of the Target and its Material Subsidiaries that are Domestic Subsidiaries or Canadian Domiciled Loan Parties will be required to be delivered on the Closing Date only to the extent received from Target after the Irish Holdco’s use of commercially reasonable efforts to do so) and (y) promissory notes evidencing any Intercompany Proceeds Loans or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Loans and other extensions of credit on the Closing Date but, instead, may be accomplished within 90 days (or such longer period as the Administrative Agent may agree in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.

Each Borrowing, and each issuance, amendment, renewal or extension of a Letter of Credit, in each case on the Closing Date shall be deemed to constitute a representation and warranty by the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, and the Borrowers on such date as to the satisfaction of the matters specified above in this Section 4.01 (except that no representation shall be deemed made as to whether any item is required to be acceptable or satisfactory to the Administrative Agent is acceptable or satisfactory to it).

SECTION 4.02. Each Credit Event after the Closing Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Except as set forth in Section 2.20(e) with respect to Incremental Term Loans used to finance a Permitted Acquisition, the representations and warranties of the Parent and the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct on and as of such earlier date.

(b) Except as set forth in Section 2.20(e) with respect to Incremental Term Loans used to finance a Permitted Acquisition, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been Cash Collateralized and all LC Disbursements shall have been reimbursed, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Irish Holdco will furnish to the Administrative Agent, on behalf of each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Irish Holdco, (i) an audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the Irish Holdco and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (if any), with such audited balance sheet and related consolidated financial statements reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing

(without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except to the extent solely due to the scheduled occurrence of a Maturity Date within one year from the date of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Irish Holdco and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the Irish Holdco and its consolidated Restricted Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year certified by one of the Irish Holdco’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Irish Holdco and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that with respect to the fiscal year ending December 31, 2013, this clause (a) shall be deemed to be satisfied upon delivery (within ninety (90) days after the end of such fiscal year) of the audited financial statements for Endo and its consolidated Subsidiaries and unaudited financial statements for the Target and its consolidated Subsidiaries, which financial statements shall otherwise satisfy the requirements of this clause (a);

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Irish Holdco, (i) a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the Irish Holdco and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (ii) a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the Irish Holdco and its consolidated Restricted Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, in each case all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Irish Holdco and its consolidated Subsidiaries (or the Irish Holdco and its consolidated Restricted Subsidiaries, as applicable) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (other than with respect to the financial statements delivered for the fiscal year ending December 31, 2013), a certificate of a Financial Officer of the Irish Holdco (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 (including compliance on a consolidated basis without giving effect to the Unrestricted Subsidiaries) and, so long as any Existing Senior Notes remain outstanding (unless the covenants applicable thereto are defeased or otherwise modified so that the Endo Maximum Secured Amount is no longer required to ensure compliance therewith), the amount of the Endo Maximum Secured Amount (and any increase thereto based on the financial statements referenced above), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) detailing any adjustments made to Consolidated Net Income and Consolidated EBITDA pursuant to the final proviso to Section 6.07(k);

(d) [Reserved.]

(e) concurrently with the delivery of the certificate of a Financial Officer of the Irish Holdco under clause (c) above, updated versions of the exhibits to the US Security Agreement and/or any other applicable Collateral Document (provided that if there have been no changes to any such exhibits since the previous updating required thereby, the Irish Holdco shall indicate that there has been “no change” to the applicable exhibit(s));

(f) concurrently with any delivery of financial statements under clause (a) above (other than with respect to the financial statements delivered for the fiscal year ending December 31, 2013), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g) as soon as available, but in any event not more than ninety (90) days after the end of each fiscal year of the Irish Holdco (beginning with the fiscal year ending December 31, 2014), a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Irish Holdco for each month of the fiscal year following such fiscal year in form reasonably satisfactory to the Administrative Agent (without giving effect to any Unrestricted Subsidiaries);

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Irish Holdco or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Irish Holdco to its respective shareholders generally, as the case may be;

(i) as long as any Existing Senior Notes remain outstanding (unless the covenants applicable thereto are defeased or otherwise modified so that the Endo Maximum Secured Amount is no longer required to ensure compliance therewith), copies of any reports or certificates delivered pursuant to Sections 4.03 and 4.04 of the Existing Senior Notes Indentures; and

(j) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of the Irish Holdco or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(h) and 5.01(i) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that, for the avoidance of doubt, the Irish Holdco shall be required to provide copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrowers shall deliver, promptly after such restated financial statements become available, revised compliance certificates required by clause (c) of this Section 5.01 with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of the Irish Holdco.

Notwithstanding anything to the contrary set forth herein, the Irish Holdco may satisfy its obligations to deliver consolidated financial statements of Irish Holdco and its Subsidiaries pursuant to Sections 5.01(a) and 5.01(b) by delivering consolidated financial statements of the Parent and its Subsidiaries that otherwise satisfy the requirements of those Sections; provided that, at such time, (a) the Parent owns 100% of the Equity Interests of the Irish Holdco and no other Equity Interests in any other Person and (b) such financial statements are accompanied by reasonably detailed schedules showing any adjustments necessary to eliminate the Parent from such consolidated financial statements (including, without limitation, any Investments of the Parent in the Irish Holdco and its Subsidiaries, any Indebtedness owing by the Parent to the Irish Holdco or its Subsidiaries, any Restricted Payments made by the Irish Holdco or its Subsidiaries to the Parent in the relevant period and such other information regarding the assets, liabilities and activities of the Parent as may be reasonably requested by the Administrative Agent).

The Irish Holdco and each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Irish Holdco and the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Irish Holdco, the Borrowers or their respective Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Irish Holdco and each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Irish Holdco and each Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent, the Irish Holdco, each Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 5.02. Notices of Material Events. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will, upon knowledge thereof by a Responsible Officer, furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, the Irish Holdco, a Borrower or any Subsidiary or Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) (i) any contribution required to be made with respect to a Non-U.S. Plan has not been timely made; (ii) the Parent, the Irish Holdco or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; or (iii) the Parent, the Irish Holdco or any Subsidiary may incur any material liability pursuant to any Non-U.S. Plan, in each case, to the extent that such event could reasonably be expected to result in a Material Adverse Effect; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Irish Holdco setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (b) of this Section 5.02 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.02 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.03. Existence; Conduct of Business. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will, and will cause the Parent (to the extent they have the power and authority to do so) and each of their respective Material Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that (i) the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) neither the Parent, the Irish Holdco nor any of their respective Material Restricted Subsidiaries shall be required to preserve any right, license, permit, privilege, franchise, patent, copyright, trademark, trade name or other intellectual property rights if the Parent, the Irish Holdco or such Material Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of business of the Parent, the Irish Holdco or such Material Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, the Irish Holdco, such Material Restricted Subsidiary or the Lenders.

SECTION 5.04. Payment of Obligations. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will, and will cause the Parent (to the extent they have the power and authority to do so) and each of the Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent, the Irish Holdco or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will, and will cause each of the Material Restricted Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Irish Holdco, the Irish Sub Holdco, the Lux

Holdco and the Borrowers shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, the Borrowers or any of the Material Restricted Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

SECTION 5.06. Books and Records; Inspection Rights. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will, and will cause each of the Material Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and applicable law are made of all material financial dealings and transactions in relation to its business and activities. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will, and will cause each of the Material Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent), at reasonable times upon reasonable prior notice (but not more than once annually if no Event of Default shall exist), to visit and inspect its properties, to examine and make extracts from its books and records, including examination of its environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and its Material Restricted Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will, and will cause the Parent and each of the Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. (a) The Lux Borrower shall use the proceeds of the Term Loans solely (i) to make Intercompany Proceeds Loans, all proceeds of which shall be used to effect the Transactions and (ii) to the extent any portion of the Term Loans remain available following application of proceeds pursuant to preceding clause (i), for general corporate purposes.

(b) The proceeds of the Revolving Loans will be used for working capital, capital expenditures and general corporate purposes (including the Transactions, Permitted Acquisitions and the making of Intercompany Proceeds Loans to the Parent and its Restricted Subsidiaries as otherwise permitted hereunder) of the Borrowers and their Subsidiaries; provided that notwithstanding anything to the contrary set forth herein, no more than $200,000,000 in Revolving Loans may be utilized to pay amounts owing to finance the Acquisition or the Refinancing or to pay any fees and expenses incurred in connection with the Transactions.

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, (ii) in violation of the Trading with the Enemy Act, the Foreign Assets Control Regulations, the Executive Order or the USA PATRIOT Act or (iii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Persons.

SECTION 5.09. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances. (a) As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Material Subsidiary or any Subsidiary qualifies independently as, or is designated by the Borrowers as a Material Subsidiary, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall (subject to the Agreed Security Principles, in the case of any Foreign Subsidiary (other than any Foreign Subsidiary organized under the laws of Canada (or any province, territory or subdivision thereof)) cause each such Material Subsidiary to deliver to the Administrative Agent a supplement to the Subsidiary Guaranty and the US Security Agreement and/or each other applicable Collateral Document (in each case in the form contemplated thereby and modified as required in order to comply with local laws in accordance with the Agreed Security Principles, if applicable) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, the Subsidiary Guaranty, the US Security Agreement and/or other applicable Collateral Document, as applicable, to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel.

(b) Subject to the Agreed Security Principles (where applicable), the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents on a first priority basis, subject to no other Liens other than Liens permitted by Section 6.02. Without limiting the generality of the foregoing, and subject to the Agreed Security Principles (where applicable), the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers (i) will cause the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Borrowers or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each other Loan Party to, deliver Mortgages and Mortgage Instruments with respect to real property (excluding Excluded Assets) owned by the Borrowers or such Loan Party to the extent, and within such time period as is, reasonably required by the Administrative Agent.

(c) Without limiting the foregoing, but subject to the Agreed Security Principles (except in the case of any Loan Party organized under the laws of the United States or Canada (or any States, provinces, territories or subdivisions thereof)), the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will, and will cause each other Loan Party to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrowers; provided that, in connection with any real property subject to this Section 5.09(c), the Borrowers will comply with the National Flood Insurance Reform Act of 1994 and related legislation and regulations.

(d) Subject to the Agreed Security Principles (except in the case of any Loan Party organized under the laws of the United States or Canada (or any States, provinces, territories or subdivisions thereof), other than with respect to such Loan Parties as expressly provided in the final proviso to the definition of Agreed Security Principles), if any assets (including any real property or improvements thereto or any interest therein) are acquired by a Loan Party (other than Excluded Assets and assets constituting Collateral that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Borrowers will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section 5.09, all at the expense of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers.

(e) Concurrently with the designation of any Subsidiary as a guarantor under any other Material Indebtedness of the Borrowers after the Closing Date, the Borrowers shall cause each such Subsidiary to deliver to the Administrative Agent a duly executed copy of the Subsidiary Guaranty (or supplement thereto) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty (in the case of a Foreign Subsidiary, modified as required in order to comply with local laws in accordance with the Agreed Security Principles (other than any Foreign Subsidiary organized under the laws of Canada (or any provinces, territories or subdivisions thereof)), and such Subsidiary Guaranty (or supplement thereto) shall be accompanied by appropriate officer’s certificates, resolutions, organizational documents and legal opinions of counsel as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f) Within 90 days of the Closing Date (which may be extended in the Administrative Agent’s sole discretion), the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers shall procure the execution and delivery of, and deliver to the Administrative Agent, Mortgages and Mortgage Instruments related thereto reasonably required by the Administrative Agent with respect to real property (excluding Excluded Assets) owned by any Domestic Subsidiary that is a Loan Party or any Canadian Domiciled Loan Party.

(g) Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party shall have any obligation to (i) enter into control agreements with respect to any security interest or lien in any Deposit Account or Securities Account (in each case, as defined in the UCC) included in the Collateral and (ii) perfect any security interest or lien in any intellectual property included in the Collateral in any jurisdiction other than in the United States or Canada, except with respect to (x) Material Intellectual Property (as defined in the Agreed Security Principles) issued or registered by, or applied-for in, Luxembourg or the Republic of Ireland and (y) Material Intellectual Property that is either (1) acquired in an acquisition after the Closing Date or (2) transferred to or otherwise disposed of in favor of a Foreign Loan Party from one or more Loan Parties that are Domestic Subsidiaries, Canadian Domiciled Loan Parties or Foreign Loan Parties that hold Material Intellectual Property pursuant to preceding clauses (x) or (y)(1).

SECTION 5.10. Designation of Subsidiaries. The Irish Holdco may, at any time from and after the Closing Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any

Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Irish Holdco shall be in compliance with the covenants set forth in Section 6.12 on a pro forma basis in accordance with Section 1.04(b) (and as a condition precedent to the effectiveness of any such designation, the Irish Holdco shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary pursuant to this Section 5.10. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s (or any of its Restricted Subsidiaries’) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary. Notwithstanding the foregoing, neither the Irish Holdco, nor the Irish Sub Holdco, any Borrower, Co-Borrower, Lux Holdco, US Holdco, Lux Sub Finco, Irish Sub Finco, Amalco, the Target or the 2013 Senior Notes Issuer shall be permitted to be an Unrestricted Subsidiary.

SECTION 5.11. Ratings. Until the Term B Loans are paid in full and terminated in accordance with this Agreement, the Irish Holdco and the Lux Borrower shall use commercially reasonable efforts to cause (x) S&P and Moody’s to issue, and maintain, ratings for the Term B Loans, (y) Moody’s to issue, and maintain, a corporate family rating (or the equivalent thereof) of the Irish Holdco and (z) S&P to issue, and maintain, a corporate credit rating (or the equivalent thereof) of the Irish Holdco (it being understood, in each case, that such obligation shall not require the Irish Holdco to maintain a specific rating).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been Cash Collateralized and all LC Disbursements shall have been reimbursed, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any refinancing, extensions, renewals or replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Indebtedness);

(c) Indebtedness (i) outstanding on the Closing Date (after giving effect to the Refinancing) under (A) the 2008 Subordinated Convertible Notes, (B) the Existing Senior Notes and (C) the 2013 Senior Notes and (ii) in each case, any Permitted Refinancing Indebtedness in respect thereof (including any Permitted Refinancing Indebtedness incurred on or prior to the Closing Date in respect of Indebtedness described in preceding clauses (A) and (B));

(d) Indebtedness of the Irish Holdco to any Restricted Subsidiary and of any Restricted Subsidiary to the Irish Holdco or any other Restricted Subsidiary (including, without limitation, pursuant to any Intercompany Proceeds Loans and to consummate the Transactions (including, without limitation, the Acquisition and each other transaction set forth in the Structure Paper)); provided that (w) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(d), (x) any Indebtedness consisting of any Intercompany Proceeds Loan shall be represented by a promissory note pledged to the Collateral Agent as provided in the definition of Intercompany Proceeds Loan contained herein, (y) any such Indebtedness owed by Endo or any of its Restricted Subsidiaries as described in this clause (d) shall be unsecured, except that (1) the Endo Secured Intercompany Proceeds Loan shall be secured in the manner, and in the amount, as contemplated by the definition of “Endo Secured Intercompany Proceeds Loan” contained herein and (2) other Indebtedness under Intercompany Proceeds Loans may be secured in the circumstances, and to the extent, described in the definition thereof, and (z) any Indebtedness owing by any Loan Party to a Restricted Subsidiary which is not a Loan Party shall be subordinated in right of payment to the Secured Obligations on a basis, and pursuant to an agreement, reasonably satisfactory to the Administrative Agent;

(e) Guarantees by the Irish Holdco or any Restricted Subsidiary of Indebtedness or other obligations of the Irish Holdco or any Restricted Subsidiary; provided that the aggregate amount of Indebtedness and other payment obligations (other than in respect of any overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or in connection with any automated clearing-house transfer of funds) of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(f) Indebtedness (1) of the Irish Holdco or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred under this clause (f) shall not exceed, on a pro forma basis in accordance with Section 1.04(b), immediately after giving effect to the issuance or incurrence of such Indebtedness the greater of (x) $125,000,000 and (y) 10% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered or (2) constituting Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to this clause (f);

(g) Indebtedness of the Irish Holdco or any Restricted Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness owed in respect of any Banking Services and any other netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i) Indebtedness under bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by the Irish Holdco or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(j) Swap Agreements permitted under Section 6.05;

(k) Indebtedness of Restricted Subsidiaries that are not Loan Parties, and guarantees thereof by other such Restricted Subsidiaries, in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit; provided that the aggregate principal amount of such Indebtedness shall not exceed, on a pro forma basis in accordance with Section 1.04(b), immediately after giving effect to the issuance or incurrence of such Indebtedness the greater of (x) $200,000,000 and (y) 20% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which Financials have been delivered;

(l) Guarantees of Indebtedness of directors, officers, employees, agents and advisors of the Parent, the Irish Holdco or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes; provided that the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of loans and advances then outstanding under Section 6.04(u), shall not at any time exceed $20,000,000;

(m) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of the Irish Holdco or any of its Restricted Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions or permitted Dispositions;

(n) Indebtedness representing installment insurance premiums owing in the ordinary course of business;

(o) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Parent, the Irish Holdco and its Restricted Subsidiaries incurred in the ordinary course of business or existing on the Closing Date;

(p) unsecured Indebtedness arising out of judgments not constituting an Event of Default;

(q) unsecured Indebtedness of the Lux Borrower or any direct or indirect parent company thereof that is a Guarantor or any New Notes Issuer (and may in any case be co-borrowed or co-issued by any Permitted Co-Borrower on a joint and several basis) incurred in connection with a Permitted Acquisition, so long as (i) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect (including giving effect on a pro forma basis) to such incurrence (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), (ii) such Indebtedness is not scheduled to mature prior to the date that is 91 days after the Latest

Maturity Date and (iii) immediately prior to and after giving effect (including giving effect on a pro forma basis) to the incurrence of such Indebtedness (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into) the Irish Holdco is in compliance with the covenants set forth in Section 6.12;

(r) Indebtedness (x) of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date (except by way of designation of an Unrestricted Subsidiary as a Restricted Subsidiary), or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in a Permitted Acquisition; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Parent, the Irish Holdco nor any Restricted Subsidiary (other than such Person or the Restricted Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness unless such Indebtedness or Guarantee, as the case may be, is unsecured and, immediately prior to and after giving effect (including giving effect on a pro forma basis) to the assumption of such Indebtedness or making of such Guarantee, as the case may be, the Irish Holdco is in compliance with the covenants set forth in Section 6.12 or (y) constituting Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to this clause (r);

(s) Permitted Indebtedness and Permitted First Lien Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(t) other Indebtedness of the Irish Holdco and its Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $250,000,000;

(u) Indebtedness incurred in connection with the Headquarters Transaction in an aggregate outstanding principal amount not in excess of $90,000,000;

(v) (i) Permitted Pari Passu Secured Refinancing Debt, (ii) Permitted Junior Secured Refinancing Debt and (iii) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing Indebtedness in respect thereof;

(w) Indebtedness (x) of the Lux Borrower or any direct or indirect parent company thereof that is a Guarantor or any New Notes Issuer (and may in any case be co-borrowed or co-issued by any Permitted Co-Borrower on a joint and several basis) in respect of (1) one or more series of senior unsecured notes or senior secured notes that will be secured by all or a portion of the Collateral on a pari passu or junior basis with the Secured Obligations, and/or (2) one or more series of term loans that will be secured by all or a portion of the Collateral on a junior basis with the Secured Obligations, in each case that are issued or made in lieu of Incremental Revolving Loans, Incremental Term A Loans and/or Incremental Term B Loans; provided that (A) such Indebtedness is not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date, (B) the aggregate principal amount of all such Indebtedness issued or incurred pursuant to this sub-clause (x) shall not, when aggregated with all Incremental Revolving Loans, Incremental Term A Loans and Incremental Term B Loans made after the Closing Date, exceed the Incremental Amount, (C) such Indebtedness shall not be subject to any Guarantee by the Parent, the Irish Holdco or any Restricted Subsidiary other than a Loan Party, (D) in the case of any such

Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent, the Irish Holdco or any of their respective Restricted Subsidiaries other than any asset constituting Collateral, (E) at the time of the incurrence of such Indebtedness and after giving effect thereto (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into) on a pro forma basis in accordance with Section 1.04(b), the Irish Holdco will be in compliance with the covenants set forth in Section 6.12, (F) if such Indebtedness is secured, the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (G) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect (including giving effect on a pro forma basis) to such incurrence (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), (H) if such Indebtedness is secured, such Indebtedness shall be subject to an Intercreditor Agreement in form and substance reasonably acceptable to the Administrative Agent and (I) the terms and conditions of such Indebtedness (excluding pricing, fees, prepayment or redemption premiums and terms) are (in the reasonable judgment of the Borrower), when taken as a whole, (1) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Obligations when taken as a whole (other than covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) or (2) otherwise on current market terms for such type of Indebtedness and (y) Permitted Refinancing Indebtedness in respect of Indebtedness previously incurred pursuant to, and then outstanding pursuant to, this clause (w) (with any Indebtedness outstanding pursuant to this clause (w) from time to time being herein called the “Incremental Equivalent Debt”); and

(x) Indebtedness of the Irish Holdco or any Restricted Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $400,000,000 at any time outstanding.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Irish Holdco dated such date prepared in accordance with GAAP.

SECTION 6.02. Liens. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Irish Holdco or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Parent, the Irish Holdco or any Restricted Subsidiary other than improvements thereon or proceeds from the disposition of such asset and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any refinancing, extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Irish Holdco or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent, the Irish Holdco or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any refinancing, extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(e) Liens on fixed or capital assets acquired, constructed or improved by the Irish Holdco or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Parent, the Irish Holdco or any Restricted Subsidiary other than improvements thereon or proceeds from the disposition of such property or assets;

(f) in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g) in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(h) any interest or title of a lessor under any lease or sublease entered into by the Irish Holdco or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ liens under leases;

(i) any interest or title of a licensor under any license or sublicense entered into by the Irish Holdco or any Restricted Subsidiary as a licensee or sublicensee (A) existing on the Closing Date or (B) in the ordinary course of its business;

(j) licenses, sublicenses, leases or subleases granted to other Persons permitted under Section 6.03 or otherwise existing on or prior to the date of this Agreement;

(k) Liens on earnest money deposits of cash or cash equivalents made in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 6.04;

(l) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Irish Holdco or any Restricted Subsidiaries in the ordinary course of business;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Irish Holdco or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Irish Holdco or such Restricted Subsidiary;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o) Liens on the assets and equity interests of Foreign Subsidiaries that are not Loan Parties customarily granted in connection with financing transactions in the respective jurisdictions of such Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof; provided that such Liens shall secure only Indebtedness or other obligations of such Foreign Subsidiaries permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(n);

(q) Dispositions and other sales of assets permitted under Section 6.03;

(r) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Irish Holdco or its Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;

(s) Liens on the real property (including any improvements thereto and fixtures thereon) leased by the Irish Holdco and/or the Restricted Subsidiaries pursuant to, and securing Indebtedness incurred in connection with, the Headquarters Transaction;

(t) Liens securing Permitted Indebtedness; provided that (i) such Indebtedness may be secured by all or a portion of the Collateral on a junior basis with the Secured Obligations, (ii) such Indebtedness shall not be secured by any Lien on any asset of the Parent, the Irish Holdco or any of their respective Restricted Subsidiaries other than any asset constituting Collateral, (iii) the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iv) such Indebtedness shall be subject to a Second Lien Intercreditor Agreement; and Liens securing Permitted Refinancing Indebtedness in respect of the foregoing, in accordance with the definition of Permitted Refinancing Indebtedness contained herein;

(u) Liens securing (i) Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, and any Permitted Refinancing Indebtedness in respect thereof, (ii) the Endo Secured Intercompany Proceeds Loan in accordance with the definition thereof contained herein and (iii) any Intercompany Proceeds Loan in accordance with the definition thereof contained herein;

(v) Liens securing Permitted First Lien Indebtedness; provided that (i) such Indebtedness may be secured by all or a portion of the Collateral on a pari passu basis (except as otherwise provided in the Intercreditor Agreement) with the Secured Obligations, (ii) such Indebtedness shall not be secured by any Lien on any asset of the Parent, the Irish Holdco or any of their respective Restricted Subsidiaries other than any asset constituting Collateral, (iii) the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iv) such Indebtedness shall be subject to a First Lien Intercreditor Agreement; and Liens securing Permitted Refinancing Indebtedness in respect of the foregoing, in accordance with the definition of Permitted Refinancing Indebtedness contained herein;

(w) Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Irish Holdco or any of its Restricted Subsidiaries with respect to settlements related to any litigation disclosed in public filings;

(x) Liens on Permitted Receivables Related Assets of the Irish Holdco and its Restricted Subsidiaries (but not of Endo or any of its Restricted Subsidiaries so long as any Existing Senior Notes remain outstanding (unless the covenants applicable thereto are defeased or otherwise modified so that the Endo Maximum Secured Amount is no longer required to ensure compliance therewith)) arising under Permitted Receivables Facilities;

(y) Liens on assets of the Irish Holdco and its Restricted Subsidiaries not otherwise permitted above; provided that the aggregate amount of obligations subject to any such Liens shall not immediately after giving effect to the incurrence of such obligations exceed the greater of (x) $50,000,000 and (y) 10% of Consolidated Net Tangible Assets at the end of the most recent fiscal quarter of the Irish Holdco for which Financials have been delivered (or, prior to the first delivery of any such financial statements, calculated based on the pro forma consolidated financial statements delivered pursuant to Section 4.01(q)(iii)); and

(z) Liens on deposits or other amounts held in escrow to secure payments to officers and directors of the Parent, Irish Holdco and its Restricted Subsidiaries for the reimbursement of taxes owed by such officers and directors as a result of the restructurings pursuant to the Structure Paper.

SECTION 6.03. Fundamental Changes and Asset Sales. (a) The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any Restricted Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease, Exclusively License or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, dissolve or wind-up, except that:

(i) any Person (other than the Lux Holdco, any Borrower, the 2013 Senior Notes Issuer, any New Notes Issuer, US Holdco, Endo or the Target) may merge into, amalgamate with or consolidate with the Irish Holdco in a transaction in which the Irish Holdco is the surviving corporation;

(ii) (x) any Person (other than Irish Holdco, any Borrower, the 2013 Senior Notes Issuer, any New Notes Issuer, US Holdco, Endo or the Target) may merge into, amalgamate with or consolidate with any Restricted Subsidiary of the Lux Borrower in a transaction in which the surviving entity is such Restricted Subsidiary (provided that any such merger, amalgamation, consolidation or liquidation involving a Subsidiary Guarantor must result in such Subsidiary Guarantor as the surviving entity) and (y) the 2013 Senior Notes Issuer, any Permitted Co-Borrower or any New Notes Issuer may merge into, amalgamate with or consolidate with any other such Person in a transaction in which the surviving entity is any such Person;

(iii) any Restricted Subsidiary (other than any Borrower, any direct or indirect holding company thereof, the 2013 Senior Notes Issuer, any New Notes Issuer, US Holdco, Endo or the Target) may merge into, amalgamate with or consolidate with any Person in a transaction permitted under clauses (xiv), (xv) and (xix) hereunder in which the surviving entity is not a Subsidiary;

(iv) any Restricted Subsidiary (other than any Borrower, any direct or indirect holding company thereof, the 2013 Senior Notes Issuer, any New Notes Issuer, US Holdco, Endo or the Target) may dispose of any or all of its assets (upon voluntary liquidation, dissolution, winding-up otherwise) to the Lux Borrower or any of its Restricted Subsidiaries; provided that the foregoing shall not permit the voluntary liquidation, dissolution or winding-up of any Borrower or the direct holding company of any Borrower;

(v) any Restricted Subsidiary (other than Lux Holdco, any Borrower, the 2013 Senior Notes Issuer, any New Notes Issuer, US Holdco, Endo or the Target) may liquidate, dissolve or wind-up if the Irish Holdco determines in good faith that such liquidation or dissolution is in the best interests of the Irish Holdco and is not materially disadvantageous to the Lenders;

(vi) sales, transfers and other dispositions of inventory, used, worn out, obsolete or surplus property, cash and Permitted Investments in the ordinary course of business and the assignment, cancellation, abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Irish Holdco, no longer economically practicable to maintain or useful in the conduct of the business of the Irish Holdco and the Restricted Subsidiaries, taken as a whole;

(vii) Dispositions (or any license or sublicense of intellectual property) to the Irish Holdco or any Restricted Subsidiary; provided that any such Disposition (or any license or sublicense of intellectual property) made by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.04;

(viii) the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(ix) leases, subleases, non-Exclusive Licenses or sublicenses of property to other Persons in the ordinary course of business not materially interfering with the business of the Irish Holdco and the Restricted Subsidiaries taken as a whole;

(x) Liens incurred in compliance with Section 6.02;

(xi) Investments permitted by Section 6.04;

(xii) subject to Section 2.11(c)(1), dispositions of property as a result of a casualty event involving such property or any disposition of real property to a Governmental Authority as a result of a condemnation of such real property;

(xiii) Permitted Exchanges;

(xiv) Dispositions of investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Irish Holdco);

(xv) sales or other Dispositions of non-core assets acquired in a Permitted Acquisition; provided that such sales shall be consummated within 360 days of such Permitted Acquisition; provided, further, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Irish Holdco) and (ii) no less than 75% of the consideration received for such assets shall be paid in cash or Permitted Investments (provided that, for purposes of satisfying the requirements of this clause (ii), the Irish Holdco shall be permitted to designate, pursuant to a certificate executed by a Financial Officer of the Irish Holdco and delivered to the Administrative Agent, non-cash consideration received for any such Disposition as cash consideration in an amount not to exceed $10,000,000 for each such Disposition);

(xvi) any Immaterial Asset Sale;

(xvii) any lease or sublease by Endo of a portion of its interest in its headquarters located in Malvern, Pennsylvania;

(xviii) the Irish Holdco or any Restricted Subsidiary may transfer, sell and/or pledge Receivables and Permitted Receivables Facility Assets under Permitted Receivables Facilities;

(xix) Dispositions of assets that are not permitted by any other clause of this Section 6.03; provided that the Disposition Consideration of all assets sold, transferred, leased or otherwise disposed of, and of all assets Exclusively Licensed in reliance on this clause (xix) shall not at the time of and immediately after giving effect to any such transaction exceed in any fiscal year 15% of Consolidated Total Assets at the end of the immediately preceding fiscal year of the Irish Holdco;

(xx) the Transactions (including, without limitation, the Acquisition, the Merger, and each other transaction set forth in the Structure Paper) may be consummated; and

(xxi) Dispositions of assets (but not Equity Interests in any Restricted Subsidiary unless such Restricted Subsidiary is not a Borrower (or a direct or indirect holding company thereof)) that are not permitted by any other clause of this Section 6.03; provided that (x) the Disposition Consideration of all assets sold, transferred, leased or otherwise disposed of, and of all assets Exclusively Licensed in reliance on this clause (xxi) shall not at the time of and immediately after giving effect to any such transaction exceed in the aggregate for all

Dispositions effected pursuant to this clause (xxi) (including the Disposition being made) 30% of Consolidated Total Assets at the end of the immediately preceding fiscal year of the Irish Holdco, (y) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Irish Holdco) and (z) no less than 75% of the consideration received for such assets shall be paid in cash or Permitted Investments (provided that, for purposes of satisfying the requirements of this clause (z), the Irish Holdco shall be permitted to designate, pursuant to a certificate executed by a Financial Officer of the Irish Holdco and delivered to the Administrative Agent, non-cash consideration received for any such Disposition as cash consideration in an amount not to exceed, in the aggregate for all such Dispositions, the greater of (1) $100,000,000 and (2) 1.5% of Consolidated Total Assets as of the end of the most recent fiscal quarter of the Irish Holdco for which Financials have been delivered (or, prior to the first delivery of any such financial statements, as set forth in the pro forma consolidated financial statements delivered pursuant to Section 4.01(q)(iii)).

(b) The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any of their respective Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Irish Holdco and its Restricted Subsidiaries on the Closing Date (for this purpose, determined as if the Transactions had been effected prior to such date) and businesses reasonably related thereto or similar or complementary thereto or reasonable extensions thereof (including, but not limited to the business of diagnostics, medical devices, delivery technologies and biotechnology).

(c) The Irish Holdco will not change its fiscal year from the basis applicable to Endo prior to the Closing Date.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any Restricted Subsidiary to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidence of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or (ii) purchase or otherwise acquire (in one transaction or a series of transactions) substantially all the assets of any Person or any assets of any other Person constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of such Person, or (iii) acquire an exclusive long-term license of rights to a drug or other product line of any Person (each, an “Investment”) except:

(a) cash and Permitted Investments;

(b) Permitted Acquisitions;

(c) Investments by the Irish Holdco and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof to the extent not involving any additional Investment;

(d) Investments made by the Irish Holdco in or to any Restricted Subsidiary and made by any Restricted Subsidiary in or to the Irish Holdco or any other Restricted Subsidiary (including, without limitation, any Intercompany Proceeds Loans) and Guarantees by the Irish Holdco or any Restricted Subsidiary of obligations of any other Restricted Subsidiary; provided that the amount of any Investment by a Loan Party to a Restricted Subsidiary which is not a Loan

Party or constituting a Guarantee of obligations of any Restricted Subsidiary that is not a Loan Party shall not exceed, together with the aggregate amount of all other Investments pursuant to this proviso, and Section 6.04(y) below, $900,000,000 at any time outstanding;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Investments made as a result of the receipt of non-cash consideration from a Disposition, of any asset in compliance with Section 6.03;

(h) Investments in the form of Swap Agreements permitted by Section 6.05;

(i) payroll, travel and similar advances to directors, officers and employees of the Parent, the Irish Holdco or any Restricted Subsidiary that are made in the ordinary course of business;

(j) extensions of trade credit in the ordinary course of business;

(k) Investments to the extent the consideration paid therefor consists of Equity Interests (other than Disqualified Equity Interests) of the Parent;

(l) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(m) transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where the Irish Holdco or a Restricted Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(n) any customary upfront milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(o) Investments made in Therapeutics pursuant to the Acquisition Documentation and as contemplated in the Structure Paper;

(p) Exclusive Licenses from a Foreign Subsidiary to the Irish Holdco or a Domestic Subsidiary of rights to a drug or other pharmaceutical products, diagnostics, delivery technologies, medical devices or biotechnology businesses acquired by such Foreign Subsidiary in an acquisition permitted by Section 6.03;

(q) Investments in joint ventures (including JV Subsidiaries) and acquisitions of Equity Interests that would constitute Permitted Acquisitions but for the fact that Persons in which such Equity Interests are acquired do not become wholly owned Subsidiaries of the Irish Holdco; provided that the sum of the aggregate amount of such Investments, plus the aggregate consideration paid in all such acquisitions, made under this clause (q) shall not exceed $100,000,000 at any time outstanding;

(r) [Reserved];

(s) [Reserved];

(t) Investments consisting of Liens made in accordance with Section 6.02;

(u) loans or advances to directors and employees of the Parent, the Irish Holdco or any Restricted Subsidiary made in the ordinary course of business; provided that the aggregate outstanding amount of such loans and advances, when aggregated with the Guarantees then outstanding under Section 6.01(l), at any time shall not exceed $20,000,000;

(v) any Investment in an aggregate amount, when aggregated with the aggregate amount of Restricted Payments made pursuant to Section 6.07(g), not to exceed at any time the aggregate amount of net cash proceeds received by the Parent, and contributed by it as common equity to the Irish Holdco, from sales or issuances of Equity Interests of the Parent (other than Disqualified Equity Interests) after the Closing Date;

(w) (i) Investments made by any Restricted Subsidiary in or to any Unrestricted Subsidiary and (ii) any purchase or other acquisition by any Restricted Subsidiary of all or substantially all of the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of any Unrestricted Subsidiary, in each case in connection with any other intercompany corporate reorganizations; provided that (x) any such Investment, purchase or other acquisition shall be made on terms and conditions (A) not materially less favorable to such Restricted Subsidiary than it would obtain on an arm’s-length basis from a Person that is not an Affiliate or (B) otherwise reasonably acceptable to the Administrative Agent, and (y) the aggregate fair market value of all such Investments, purchases and other acquisitions made pursuant to this clause (w)(b), or the consideration payable in connection therewith, shall not exceed $100,000,000;

(x) the Irish Holdco or any Restricted Subsidiary may make contributions of Permitted Receivables Facility Assets to (A) any Receivables Seller and any Receivables Entity pursuant to Permitted Receivables Facilities described in clause (i) of the definition thereof and (B) any Receivables Seller and any bank, other financial institution or commercial paper conduit or other conduit facility maintained by a bank or other financial institution pursuant to Permitted Receivables Facilities described in clause (ii) of the definition thereof;

(y) any other Investment so long as the aggregate amount of all such Investments, when aggregated with the aggregate amount of Investments made pursuant to Section 6.04(d) above, does not exceed $900,000,000 at any time outstanding. For purposes of clause (q) and this clause (y), the aggregate consideration payable for any Investment shall be the cash amount (and the fair market value of any non-cash consideration, as determined in good faith by the Irish Holdco) paid on or prior to the consummation of such Investment and, except in the case of Milestone Payments, shall not include any purchase price adjustment, royalty, earnout, contingent payment or any other deferred payment of a similar nature that may be payable in connection therewith; and

(z) any other Investments made in connection with the Transactions (including, without limitation, the Acquisition, the Merger and each other transaction set forth in the Structure Paper).

For purposes of covenant compliance with this Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

SECTION 6.05. Swap Agreements. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any of their respective Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Irish Holdco or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent, the Irish Holdco or any of its Restricted Subsidiaries but without giving effect to the 2008 Subordinated Convertible Notes and any other Indebtedness convertible into Equity Interests in the Parent), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Irish Holdco or any Restricted Subsidiary and (c) Permitted Convertible Debt Hedge Transactions.

SECTION 6.06. Transactions with Affiliates. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any of their respective Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Irish Holdco or any Restricted Subsidiary), except (a) transactions that are on terms and conditions not materially less favorable to the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or such Restricted Subsidiary than it would obtain on an arm’s-length basis from a Person that is not an Affiliate, (b) any Restricted Payment permitted by Section 6.07, (c) customary fees and indemnifications paid to directors of the Parent, the Irish Holdco and their respective Restricted Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent, the Irish Holdco and the Restricted Subsidiaries, (e) compensation and indemnification of, and other employment agreements and arrangements, employee benefit plans, and stock incentive plans with directors, officers and employees of the Parent, the Irish Holdco or any Restricted Subsidiary entered in the ordinary course of business, (f) intellectual property licenses to Restricted Subsidiaries in existence on the Closing Date, (g) loans and advances and other transactions to the extent permitted by Sections 6.01 and 6.04, (h) leases or subleases of property in the ordinary course of business not materially interfering with the business of the Irish Holdco and the Restricted Subsidiaries taken as a whole, (i) transactions between or among the Irish Holdco and/or any Restricted Subsidiary and any entity that becomes a Restricted Subsidiary as a result of such transaction, (j) transactions permitted by Section 6.03(a)(xvii), (k) transactions in the ordinary course of business (substantially consistent with past practice prior to the Closing Date) between or among the Irish Holdco and/or any Restricted Subsidiary and HealthTronics, Inc. or any Unrestricted Subsidiary owned, directly or indirectly, by HealthTronics, Inc., (l) the Transactions and (m) compensation and indemnification of officers and directors of the Parent, Irish Holdco and its Restricted Subsidiaries of taxes owed by such officers and directors as a result of the restructurings pursuant to the Structure Paper.

SECTION 6.07. Restricted Payments. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any of their respective Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Irish Holdco may declare and pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests of the Irish Holdco (other than

Disqualified Equity Interests), (b) the Irish Holdco may declare and pay dividends and make other Restricted Payments to the Parent in an amount sufficient to enable the Parent to repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, so long as substantially concurrently with such Restricted Payment, the Parent applies the proceeds of such Restricted Payment to repurchase such Equity Interests, (c) the Irish Holdco may declare and pay dividends and make other Restricted Payments to the Parent in an amount sufficient to enable the Parent to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent, so long as substantially concurrently with the making of such Restricted Payment, the Parent applies the proceeds of such Restricted Payment to make such cash payments, (d) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (e) the Irish Holdco may declare and pay dividends and make other Restricted Payments to the Parent in an amount sufficient to enable the Parent to make any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any option, warrant or other right to acquire any such Equity Interests in the Parent (any such payment, a “Parent Restricted Payment”) pursuant to and in accordance with stock incentive plans or other employee benefit plans for directors, officers or employees of the Parent, the Irish Holdco and Restricted Subsidiaries of the Irish Holdco, so long as substantially concurrently with the making of such Restricted Payment, the Parent applies the proceeds of such Restricted Payment to make such a Parent Restricted Payment, (f) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, the Irish Holdco may declare and pay dividends and make other Restricted Payments to the Parent in an amount sufficient to enable the Parent to purchase Equity Interests from present or former officers, directors or employees of the Parent or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, in an aggregate amount not exceeding $10,000,000 in any fiscal year of the Irish Holdco, so long as substantially concurrently with the making of such Restricted Payment, the Parent applies the proceeds of such Restricted Payment to repurchase such Equity Interests, (g) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, Irish Holdco may make Restricted Payments in an aggregate amount not to exceed, when aggregated with the aggregate amount of Investments made pursuant to Section 6.04(v), the aggregate amount of net cash proceeds received from sales or issuances of Equity Interests of the Parent (other than Disqualified Equity Interests) after the Closing Date and which have been contributed to the Irish Holdco as common equity, so long as substantially concurrently with the making of such Restricted Payment, the Parent applies the proceeds of such Restricted Payment to make a Parent Restricted Payment, (h) the Irish Holdco and its Restricted Subsidiaries may (and may declare and pay dividends and make other Restricted Payments to the Parent in an amount sufficient to enable the Parent to) make Restricted Payments with respect to (i) the 2008 Subordinated Convertible Notes and any Permitted Refinancing Indebtedness in respect thereof in the form of Convertible Debt Securities and (ii) any other Convertible Debt Securities constituting Indebtedness of the Irish Holdco or one or more of its Restricted Subsidiaries; provided that with respect to the foregoing clause (ii), Restricted Payments of the type set forth in clause (y) of the definition thereof shall be permitted only so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, (i) the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend, distribution or redemption, as the case may be, would have complied with this Section 6.07, (j) Restricted Payments may be made in connection with the Transactions (including, without limitation, the Acquisition, the Merger and each other transaction set forth in the Structure Paper), (k) the Irish Holdco may make Restricted Payments to the Parent after the Closing Date (i) to pay its operating expenses attributable to its holding company status and ownership of Irish Holdco (and indirectly of Irish Holdco’s Subsidiaries), plus any reasonable and customary indemnification claims made by directors, officers or employees of the Parent, (ii) to pay its franchise taxes and other taxes imposed on or otherwise payable by it, (iii) to pay, or to allow the Parent to pay customary fees and expenses related to any equity offering by the Parent, or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, in each case whether or not successful, (iv) the proceeds of which are applied to the purchase or other acquisition by the Parent all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person or to finance any Investment permitted to be made pursuant to Section 6.04 as if such Investment were made by Irish Holdco or any of its Restricted Subsidiary; provided that if such purchase, other acquisition or other Investment had been made by Irish Holdco or such other Restricted Subsidiary, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 6.04(b) or other Investment permitted under Section 6.04; provided further that (A) such Restricted Payment shall be made substantially concurrently with the closing of such purchase, other acquisition or other Investment and (B) the Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to Irish Holdco or any Restricted Subsidiary or (2) the merger into a Restricted Subsidiary of the Lux Borrower of the Person formed or acquired in order to consummate such purchase, other acquisition or other Investment, (v) to pay customary salary, bonus and other benefits payable to directors, managers, officers and employees of the Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Irish Holdco and its Restricted Subsidiaries and (vi) to allow the Parent to pay other amounts (but not including Parent Restricted Payments) as and when required by it in the operation of its business in a manner consistent with clause (r) of Article VII; provided that any Restricted Payments made pursuant to this clause (k) shall be treated as if same were operating expenses incurred directly by the Irish Holdco for purposes of all determinations of Consolidated Net Income and Consolidated EBITDA hereunder (notwithstanding any contrary treatment under GAAP or IFRS), (l) the Irish Holdco and its Restricted Subsidiaries may make any other Restricted Payment after the Closing Date, so long as no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect in accordance with Section 1.04(b)) thereto and immediately after giving effect to such Restricted Payment the aggregate amount of all such Restricted Payments made after the Closing Date under this clause will not exceed the sum of (x) the Applicable Amount plus (y), if the Leverage Ratio after giving effect (including pro forma effect in accordance with Section 1.04(b)) to such Restricted Payment is less than or equal to (A) 3.00 to 1.00, the sum of (1) $200,000,000 and (2) 50% of the cumulative Consolidated Net Income calculated for the period commencing on January 1, 2014 and continuing through the end of the most recent fiscal quarter of the Irish Holdco for which Financials have been delivered or (B) 1.50:1.00, an unlimited amount; provided that, substantially concurrently with the making of any Restricted Payment pursuant to this clause (l), the Parent shall apply the proceeds of such Restricted Payment to make a Parent Restricted Payment. As used in this Section 6.07, “Applicable Amount” means the greater of (i) $500,000,000 and (ii) 7.5% of Consolidated Total Assets as of the end of the most recent fiscal quarter of the Irish Holdco for which Financials have been delivered (or, prior to the first delivery of any such financial statements, calculated based on the pro forma consolidated financial statements delivered pursuant to Section 4.01(q)(iii)), (m) Restricted Payments made in connection Section 6.06(m), (n) Restricted Payments made in connection with (including, without limitation, purchases of) any Permitted Bond Hedge and (o) Restricted Payments made (A) to exercise or settle any Permitted Warrant (i) by delivery of common stock of the Parent or any of its direct or indirect parent companies, (ii) by set-off against the related Permitted Bond Hedge or (iii) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received pursuant to the exercise or settlement of any related Permitted Bond Hedge or (B) to terminate any Permitted Warrant.

SECTION 6.08. Restrictive Agreements. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Irish Holdco or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Irish Holdco or any other Restricted Subsidiary or to Guarantee Indebtedness of the Irish Holdco or any other Restricted Subsidiary; provided that (i) the foregoing limitations in clauses (a) and (b) shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Closing Date identified on Schedule 6.08 and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole, (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole; provided that such restrictions and conditions apply only to such Restricted Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (E) restrictions imposed by any amendment or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clauses (A), (B), (C), (J) or (K) of this Section 6.08; provided that such amendments or refinancings do not materially expand the scope of any such restriction or condition, (F) customary restrictions and conditions contained in Permitted Receivables Facility Documents, (G) any restriction arising under or in connection with any agreement or instrument governing Equity Interests of any JV Subsidiary that is formed or acquired after the Closing Date, (H) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted by Section 6.03 pending the consummation of such Disposition, (I) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, (J) restrictions or conditions set forth in the 2008 Subordinated Convertible Notes, the 2010 Senior Notes, the 2011 Senior Notes, the 2013 Senior Notes, the Intercompany Proceeds Loans and the Acquisition Documentation, (K) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the board of directors of the Irish Holdco, (L) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (M) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business; and (ii) clause (a) of the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (2) customary provisions in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business.

SECTION 6.09. Amendments to Subordinated Indebtedness; Intercompany Proceeds Loans. None of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or the Borrowers will, or will permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any agreement or instrument governing or evidencing (x) any Subordinated Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders or (y) (i) the Endo Secured Intercompany Proceeds Loan or (ii) any Intercompany Proceeds Loan to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders, in each case unless the respective amendment, modification or waiver is reasonably satisfactory to the Administrative Agent (it being understood and agreed that any increase in the interest rates or extension of the maturity dates under the Endo Secured Intercompany Proceeds Loan or any Intercompany Proceeds Loan shall be deemed to be reasonably acceptable to the Administrative Agent).

SECTION 6.10. Sale and Leaseback Transactions. None of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, the Borrowers or any Restricted Subsidiary will enter into any Sale and Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted by Section 6.03, (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted by Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted by Section 6.02.

SECTION 6.11. Capital Expenditures. On or after January 1, 2014, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each Borrower will not, nor will it permit any Restricted Subsidiary to, expend, or be committed to expend (in the aggregate for the Irish Holdco and its Restricted Subsidiaries) for Capital Expenditures during any fiscal year of the Irish Holdco, an amount in excess of the greater of (x) $200,000,000 and (y) 20% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of the last day of the immediately preceding fiscal year of the Irish Holdco; provided, however, that (i) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.11 for such fiscal year (without giving effect to any carryover), then an amount of such shortfall may be added and carried over to the amount of Capital Expenditures permitted under this Section 6.11 for the immediately succeeding fiscal year only and (ii) to the extent that the maximum amount of Capital Expenditures permitted under this Section 6.11 has been utilized for any fiscal year (including, without limitation, any carryover), not more than $10,000,000 of Capital Expenditures availability in the immediately succeeding fiscal year may be utilized solely in the last fiscal quarter of the then current fiscal year and not thereafter.

SECTION 6.12. Financial Covenants.

(a) Maximum Leverage Ratio. The Irish Holdco will not permit the ratio (the “Leverage Ratio”), determined as of the last date of each of its fiscal quarters (beginning with the first full fiscal quarter ending after the Closing Date), of (i) Consolidated Total Indebtedness minus the aggregate amount (not to exceed $400,000,000) of unrestricted and unencumbered (other than pursuant to the Collateral Documents or Liens permitted by clauses (b), (t), (u), (v) or (w) of Section 6.02) cash and Permitted Investments to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Irish Holdco and its Restricted Subsidiaries on a consolidated basis, to be greater than 4.50 to 1.00.

(b) Minimum Interest Coverage Ratio. The Irish Holdco will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters (beginning with the first full fiscal quarter ending after the Closing Date), of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Irish Holdco and its Restricted Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) a Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) a Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or a Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02, 5.03 (with respect to the existence of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower, the 2013 Senior Notes Issuer, Lux Sub Finco, Irish Sub Finco, US Holdco, Endo or the Target), 5.08, 5.09 or in Article VI or (ii) Section 5.03 (with respect to the existence of the Parent), to the extent such Section relates to the Parent (but, solely for purposes of this clause (ii), determined without regard to whether the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or any Borrower has the power or authority to procure compliance with such covenant by the Parent);

(e) the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or a Borrower or any Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article, and in the case of Section 5.04, to the extent such Section relates to the Parent, determined (solely for purposes of this clause (e)) without regard to whether the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or any Borrower has the power or authority to procure compliance with such covenant by the Parent) or any other Loan Document (other than those specified in clause (o) below), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Irish Holdco (which notice will be given at the request of any Lender);

(f) the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after the expiration of any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Indebtedness was created, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default, (iii) any early payment requirement or unwinding or termination with respect to any Permitted Convertible Debt Hedge Transaction or other Swap Agreement or (iv) any repayment of Existing Senior Notes required as a result of any “Change of Control” as a result of the Transactions, so long as such repayments are made on or prior to the Closing Date.

(h) an involuntary case or application or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, winding-up, dissolution, compromise, arrangement or other relief in respect of the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such case or application or proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization winding-up, dissolution, compromise, arrangement or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for, the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Material Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (or the equivalent amount in any other currency) shall be rendered against the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of, the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or any Restricted Subsidiary to enforce any such judgment; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of, the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or such Restricted Subsidiary (but only if the applicable insurer shall have been advised of such judgment and of the intent of the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or such Restricted Subsidiary to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage);

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) (i) a contribution required to be made with respect to a Non-U.S. Plan has not been timely made, or the Irish Holdco or any Subsidiary has incurred liabilities pursuant to one or more Non-U.S. Plans; or that the Irish Holdco or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) such lien, security interest, failure or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement), which default continues beyond any period of grace therein provided;

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Irish Holdco, a Borrower or any other Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(q) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document or the Agreed Security Principles, or as a result of the gross negligence or willful misconduct of the Administrative Agent so long as not resulting from the breach or non-compliance with any Loan Document by any Loan Party; or

(r) at any time after the Closing Date, the Parent shall (i) hold any Investments other than (I) its ownership of the Equity Interests of Irish Holdco, (II) those the payment therefor is made solely with the Equity Interests of the Parent or the proceeds of Restricted Payments received in accordance with Section 6.07 so long as any property (including Equity Interests) acquired in connection therewith is contributed to Irish Holdco or a Restricted Subsidiary or the Person formed or acquired in connection therewith is merged with Irish Holdco or a Restricted Subsidiary and (III) the holdings of any cash and Permitted Investments, (ii) incur or be obligated with respect to any Indebtedness for borrowed money (other than Convertible Debt Securities) or (iii) engage in any material business activities other than (I) those related or incidental to its ownership interests in the Irish Holdco (and its indirect ownership interests in the Subsidiaries thereof), (II) the consummation of the Transactions, including its obligations related thereto that may continue after the Closing Date; (III) the payment of dividends and distributions, the making of contributions to the capital of Irish Holdco and other transactions permitted or expressly contemplated under this Agreement; (IV) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of Irish Holdco); (V) the performing of activities in preparation for and consummating any issuance or sale of its Equity Interests, including incurring and paying fees, expenses and indemnities related thereto; (VI) the participation in tax, accounting and other administrative matters as a member of the consolidated group of the Parent, Lux Holdco and its Restricted

Subsidiaries, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (VII) the holding of any cash and Permitted Investments (but not operating any property) and the making of Investments permitted by clause (i)(II) above; (VIII) the entry into, and performance of its obligations with respect to (A) contracts and other arrangements with officers, managers, employees, consultants, independent contractors and directors relating to their employment or directorships (including the providing of indemnification to such Persons) and (B) any Permitted Bond Hedge and Permitted Warrant related to the 2008 Subordinated Convertible Notes or any Convertible Debt Securities of the Parent, Irish Holdco or Endo otherwise permitted under this Agreement; (IX) maintaining deposit accounts in connection with the conduct of its business; (X) preparing reports to Governmental Authorities and to its shareholders; (XI) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law; and (XII) complying with applicable law and activities incidental to the foregoing;

then, and in every such event (other than an event with respect to the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or any Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and (x) with respect to clause (i) below, at the request of a Majority in Interest of Revolving Lenders of any Class, shall, and (y) with respect to clause (ii) below, at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments of such Class, and thereupon such Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or any Borrower described in clause (h) or (i) of this Article VII, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints Deutsche Bank AG New York Branch as its administrative agent and authorizes Deutsche Bank AG New York Branch to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, and Deutsche Bank AG New York Branch hereby accepts such appointment.

Deutsche Bank AG New York Branch or an Affiliate or designee thereof shall also act as the Collateral Agent under the Loan Documents (for purposes of this Article VIII and Section 9.03, the Administrative Agent and the Collateral Agent shall be collectively referred to as the “Agents”), and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes Deutsche Bank AG New York Branch (and Deutsche Bank AG New York Branch hereby accepts such appointment) and each such Affiliate and designee to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to this Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents as if set forth in full herein with respect thereto.

The banks serving as the Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such banks and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent, the Irish Holdco or any Subsidiary or other Affiliate thereof as if they were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Irish Holdco or any of their respective Subsidiaries that is communicated to or obtained by any bank serving as an Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or elsewhere in the Loan Documents) or in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the respective Agent by the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agents may perform any and all its duties and exercise their rights and powers by or through any one or more sub-agents appointed by the respective Agent. The Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, as applicable, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrowers shall be required if an Event of Default under clause (a), (b), (h), (i), (j) or (k) of Article VII has occurred and is continuing) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrowers shall be required if an Event of Default under clause (a), (b), (h), (i), (j) or (k) of Article VII has occurred and is continuing) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Collateral Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Lead Arranger, a Documentation Agent or a Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as a Lead Arranger, Documentation Agent and/or Syndication Agent, as applicable, as it makes with respect to the Agents in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender. The Agents shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In their respective capacities, the Agents are “representatives” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Agents to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Agents) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agents for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agents are hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Secured Parties. The Lenders hereby authorize the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral as described in Section 9.13. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant hereto.

The Agents are hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Irish Holdco as ultimate parent of any subsidiary of the Borrowers which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Irish Holdco or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Agents in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by an Agent is not effective until its rights under the Parallel Debt are assigned to the successor Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Irish Holdco or any relevant Subsidiary as will be further described in a separate German law governed parallel debt undertaking. The Collateral Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Collateral Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

The Administrative Agent and the Collateral Agent are authorized to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements) in connection with the incurrence by any Loan Party of any Permitted First Lien Indebtedness, Permitted Junior Secured Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing Indebtedness with respect thereto, or any other Indebtedness permitted by the terms of this Agreement to be secured by the Collateral on a pari passu or junior priority secured basis, in each case in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Irish Holdco or relevant Restricted Subsidiary, to the extent such priority is permitted by the Loan Documents), and the parties hereto acknowledge that each Intercreditor Agreement is (if entered into) binding upon them. Each Lender (a) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the documentation relating to any Indebtedness incurred as permitted by this Agreement which is (in accordance with the terms hereof) to be secured thereby, on a pari passu, or junior, secured basis to the Liens securing the Secured Obligations, which Liens securing any such other Indebtedness shall be subject to the terms and conditions of the relevant Intercreditor Agreement executed and delivered as required hereby, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the respective Intercreditor Agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements) in connection with the incurrence by any Loan Party of any secured Indebtedness as contemplated above, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrowers or relevant Restricted Subsidiary, to the extent such priority is permitted by the Loan Documents), and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Co-Borrower, to it at 1400 Atwater Drive, Malvern, Pennsylvania 19355, Attention of Treasurer (Telecopy No. 484-216-3002; Telephone No. 484-216-7909);

(ii) if to the Irish Holdco or Irish Sub Holdco, to it at No 33 Fitzwilliam Square, Dublin 2, Ireland, Attention of Head of GSL (Telecopy No. +353-1-649-2649);

(iii) if to Lux Holdco or the Lux Borrower, to it at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, Attention of the board of managers (Telecopy No. +352-481-828-3461);

(iv) if to the Administrative Agent, to it at Deutsche Bank AG New York Branch, 60 Wall Street, New York, New York 10005, Attention of: Michael Winters (Telecopy No. (212) 797-5690) or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto;

(v) if to the Issuing Bank, to it at Deutsche Bank AG New York Branch, 60 Wall Street, New York, New York 10005, Attention of: Michael Winters (Telecopy No. (212) 797-5690) or such other office or person as the Issuing Bank may hereafter designate in writing as such to the other parties hereto;

(vi) if to the Swingline Lender, to it at Deutsche Bank AG New York Branch, 60 Wall Street, New York, New York 10005, Attention of: Michael Winters (Telecopy No. (212) 797-5690) or such other office or person as the Swingline Lender may hereafter designate in writing as such to the other parties hereto; and

(vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties or any Lead Arranger (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Irish Holdco’s, the Irish Sub Holdco’s, the Lux Holdco’s or any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, the Borrowers or their respective subsidiaries and its or their securities for purposes of United States Federal or state securities laws.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Amendment, Section 2.23 with respect to an Extension Amendment and Section 2.25 with respect to a Refinancing Amendment, and except as otherwise expressly provided in Section 9.19, neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required

Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any LC Disbursement or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or fees at the applicable default rate set forth in Section 2.13(c), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), or any interest thereon (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section 9.02 or the definitions of “Required Lenders” or “Majority in Interest” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date), (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty without the written consent of each Lender, (vii) except as provided in Section 9.13 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class without the written consent of Lenders representing a Majority in Interest of each adversely affected Class; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Amendment and any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Term Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders, and for purposes of the relevant provisions of Section 2.18(b).

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrowers and the Administrative Agent) shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by each Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (3) any amounts owing to such Lender pursuant to Section 2.12(d). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(e) Notwithstanding anything to the contrary herein, (i) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof and (ii) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Lux Borrower without the input or need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (x) to comply with local law or advice of local counsel, (y) to cure ambiguities, omissions or defects or (z) to cause such guarantees, collateral security agreements, pledge agreement or other documents to be consistent with this Agreement and the other Loan Documents.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers shall (and hereby jointly and severally agree to) pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel (other than in-house counsel) for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event shall the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or the Borrowers be required to reimburse the Lenders for more than one counsel to the Agents (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

(b) Except in respect of Indemnified Taxes or Other Taxes otherwise covered by Section 2.17(c), the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers shall, and jointly and severally agree to, indemnify the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but excluding any Excluded Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent, the Irish Holdco or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Parent, the Irish Holdco or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether (x) any Indemnitee is a party thereto or (y) such matter is initiated by a third party or by the Irish Holdco or any of its affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons.

(c) To the extent that the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, and each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, neither the Irish Holdco, the Irish Sub Holdco, the Lux Holdco nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except to an Eligible Transferee. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (x) the Parent and its Affiliates, except to the extent permitted in Section 2.24 and (y) any Person that is not an Eligible Transferee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the applicable Borrower (such consent not to be unreasonably withheld); provided that such Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; provided, further, that no consent of the applicable Borrower shall be required for (x) any assignment by any Agent, Lead Arranger (or any affiliate thereof) of Term Loans or related commitments pursuant to the primary syndication of such Term Loans and related commitments or (y) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld); provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or any related commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the applicable Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of the applicable Borrower and the Administrative Agent otherwise consent; provided that no such consent of the applicable Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the applicable Borrower described in Section 108(e)(4) of the Code; and

(F) if, at the time of any assignment, the respective assignee would be entitled to greater increased cost payments pursuant to Section 2.15 than those that apply to the respective assignor, then the respective assignee shall not be entitled to charge the Borrowers for any such increased costs which would otherwise by owed to it pursuant to Section 2.15, but in each case only to the extent in excess of those that would have applied to the respective assignor at the time of such assignment.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the applicable Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (excluding (x) the Parent and its Affiliates and (y) any Person that is not an Eligible Transferee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the applicable Borrower described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.17(e) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents, such Lender and the new Lender or Participant (as applicable) hereby agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which the Lux Borrower, Lux Holdco or Lux Sub Finco is a party (including any Collateral Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (except for Unliquidated Obligations) or any Letter of Credit is outstanding (unless such Letter of Credit has been Cash Collateralized) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or “flex” rights constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Closing Date. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, any Borrower or any Subsidiary Guarantor against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.08 is subject to the provisions of Section 2.18(d). The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process; Foreign Process Agent. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each of the Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and each of the Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Lux Borrower hereby irrevocably and unconditionally appoints CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, NY 10011, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Lux Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or the Lux Borrower (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and the Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Lux Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or failure of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or the Lux Borrower to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or the Irish Holdco, the Irish Sub Holdco, the Lux Holdco or the Lux Borrower, or of any judgment based thereon. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Lux Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. The Irish Holdco, the Irish Sub Holdco, the Lux Holdco and the Lux Borrower hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction relating to the Irish Holdco or its Restricted Subsidiaries and their obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Irish Holdco or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (h) with the prior written consent of the Irish Holdco or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 by the disclosing party or its Affiliates or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent, the Irish Holdco or the Borrowers. For the purposes of this Section 9.12, “Information” means all information received from the Parent, the Irish Holdco or the Borrowers relating to the Parent, the Irish Holdco, the Borrowers or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Irish Holdco or the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Release of Liens and Guarantees. A Subsidiary Guarantor (that is not a Borrower) shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon (a) the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations for which no claim has been made), and the termination, expiration or Cash Collateralization of all Letters of Credit, (b) any Disposition (other than any lease or license) by any Loan Party (other than to the Parent or any Restricted Subsidiary) of any Collateral (i) in a transaction permitted under this Agreement or (ii) in connection with any exercise of remedies of the Administrative Agent, the Collateral Agent and the Lenders pursuant to Article VII, (b) any Disposition by any Loan Party to a Receivables Entity of any Permitted Receivables Facility Assets in connection with a Permitted Receivables Facility or (c) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.13, the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release in accordance with Section 9.02; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Parent or any Subsidiary in respect of) all interests retained by the Parent or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16. No Fiduciary Relationship. The Irish Holdco, on behalf of itself and its Subsidiaries, agrees that, in connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) and any communications in connection therewith: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Irish Holdco and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Irish Holdco has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Irish Holdco is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Irish Holdco, the Borrowers or any of their respective Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Irish Holdco, the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Irish Holdco and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Irish Holdco, the Borrowers or their respective Affiliates. To the fullest extent permitted by law, the Irish Holdco and the Borrowers hereby waive and release any claims that they may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.18. Co-Borrower. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that the Co-Borrower shall be a co-borrower with respect to all Loans and other Obligations of the Lux Borrower hereunder, and each reference herein to “the Lux Borrower” or to the “Borrower” with respect to any Loans (other than Revolving Loans and related extensions of credit incurred directly by the Lux Borrower) or Obligations of the Lux Borrower hereunder shall be deemed to be a reference to each of the Lux Borrower and the Co-Borrower, jointly and severally. Each of the Lux Borrower and the Co-Borrower shall be jointly and severally liable for all such Loans and other Obligations, regardless of which Borrower actually receives the benefit thereof or the manner in which they account for such Loans and Obligations on their books and records. Upon the commencement and during the continuation of any Event of Default, the Agents and the applicable Lenders may (in accordance with the terms of this Agreement and the other Loan Documents) proceed directly and at once, without notice, against either the Lux Borrower or the Co-Borrower to collect and recover the full amount, or any portion of, such Obligations, without first proceeding against the other Borrower or any other Person, or any security or collateral for such Obligations. Each of the Lux Borrower and the Co-Borrower consents and agrees that neither the Agents nor the Lenders shall be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

SECTION 9.19. Parent Guarantor Option. The Lenders party hereto acknowledge and agree that, except as otherwise provided below, the Parent is neither a Guarantor nor a Loan Party. At the option of the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, the Borrowers and the Parent, which may be exercised at any time upon reasonable prior notice to the Administrative Agent, and so long as no Default or Event of Default exists hereunder, at their option the Parent may become a Guarantor and

Loan Party (becoming a party hereto (and a Guarantor pursuant to Article X)) and a party to such other Collateral Documents as may be reasonably requested by the Administrative Agent, accompanied by customary legal opinions as may be requested by the Administrative Agent, at any time after the Closing Date. In the event of an election pursuant to the previous sentence, the Administrative Agent, the Borrowers, Lux Holdco, Irish Holdco, the Irish Sub Holdco and the Parent shall enter into an amendment to this Agreement (which shall not require the consent of any Lenders or any other Person) in order to provide for the joinder of the Parent as a Guarantor hereunder, and which amendment shall (i) amend Article X in an appropriate manner to provide for the Guaranty by the Parent, (ii) in places other than Article X, as may be agreed by the Administrative Agent and the Borrowers, the Lux Holdco, the Irish Holdco, the Irish Sub Holdco and the Parent, (x) replace references to the “Irish Holdco” with references to the “Parent”, including for purposes of prospective provisions of financial statements and for purposes of calculating financial covenants and financial terms as used herein, and/or (y) add references to the “Parent” (as appropriate) where the Irish Holdco is referenced, (iii) delete clause (r) of Article VII and (iv) make such other technical changes as may be agreed or required by the Administrative Agent. Each of the Lenders hereby authorizes and directs the Administrative Agent to take the actions contemplated by this Section 9.19 upon the request of the Parent, the Irish Holdco, the Irish Sub Holdco, the Lux Holdco, and the Borrowers.

ARTICLE X

Irish Holdco, Irish Sub Holdco and Lux Holdco Guaranty

SECTION 10.01. Irish Holdco, Irish Sub Holdco and Lux Holdco Guaranty. Each of the Irish Holdco, Irish Sub Holdco and Lux Holdco hereby jointly and severally guarantee to each Secured Party as hereinafter provided, as primary obligor and not as surety, the payment of the Secured Obligations in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Irish Holdco, Irish Sub Holdco and Lux Holdco hereby further jointly and severally agree that if any of the Secured Obligations are not paid in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Irish Holdco, Irish Sub Holdco and Lux Holdco will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02. Obligations Unconditional. (a) The obligations of the Irish Holdco, Irish Sub Holdco and Lux Holdco under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Secured Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Secured Obligations, other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made), it being the intent of this Section 10.02 that the obligations of the Irish Holdco, Irish Sub Holdco and Lux Holdco hereunder shall be absolute and unconditional under any and all circumstances. Each of the Irish Holdco, Irish Sub Holdco and Lux Holdco agree that they shall have no right of subrogation, indemnity, reimbursement or contribution against a Borrower or any other Guarantor for amounts paid under this Article X until such time as the Secured Obligations have been paid in full in cash and the Commitments have expired or terminated.

(b) Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Irish Holdco, Irish Sub Holdco or Lux Holdco hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Irish Holdco, Irish Sub Holdco or Lux Holdco, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Secured Obligations shall be done or omitted;

(iii) the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Secured Obligations shall be waived or any other guarantee of any of the Secured Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any other holder of the Secured Obligations as security for any of the Secured Obligations shall fail to attach or be perfected; or

(v) any of the Secured Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Irish Holdco, Irish Sub Holdco or Lux Holdco) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Irish Holdco, Irish Sub Holdco or Lux Holdco).

(c) With respect to its obligations hereunder, each of the Irish Holdco, Irish Sub Holdco and Lux Holdco hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any other holder of the Secured Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or other documents relating to the Secured Obligations, or against any other Person under any other guarantee of, or security for, any of the Secured Obligations.

SECTION 10.03. Reinstatement. The obligations of the Irish Holdco, Irish Sub Holdco and the Lux Holdco under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings under any Debtor Relief Law, and each of the Irish Holdco, Irish Sub Holdco and Lux Holdco agree that they will jointly and severally indemnify the Administrative Agent and each holder of the Secured Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Secured Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any debtor relief law.

SECTION 10.04. Certain Additional Waivers. Each of the Irish Holdco, Irish Sub Holdco and Lux Holdco further agree that they shall have no right of recourse to security for the Secured Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

SECTION 10.05. Remedies. Each of the Irish Holdco, Irish Sub Holdco and Lux Holdco agree that, to the fullest extent permitted by law, as between the Irish Holdco, Irish Sub Holdco and Lux Holdco, on the one hand, and the Administrative Agent, the Collateral Agent and the other holders of the Secured Obligations, on the other hand, the Secured Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Secured Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Secured Obligations being deemed to have become automatically due and payable), the Secured Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Irish Holdco, Irish Sub Holdco and Lux Holdco for purposes of Section 10.01. Each of the Irish Holdco, Irish Sub Holdco and Lux Holdco acknowledge and agree that their respective obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Secured Obligations may exercise their remedies thereunder in accordance with the terms thereof.

SECTION 10.06. Rights of Contribution. Each of the Irish Holdco, Irish Sub Holdco and Lux Holdco agree that, in connection with payments made hereunder, the Irish Holdco, Irish Sub Holdco, Lux Holdco and each other Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Secured Obligations have been paid in full in cash and the Commitments have terminated.

SECTION 10.07. Guarantee of Payment; Continuing Guarantee. The guarantee given by the Irish Holdco, the Irish Sub Holdco and the Lux Holdco in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Secured Obligations whenever arising.

SECTION 10.08. Guarantee Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, the aggregate obligations and exposure of each of Lux Holdco, Lux Borrower, Lux Sub Finco and any other Guarantor established in Luxembourg (a “Luxembourg Guarantor”) in respect of the obligations of the Irish Holdco or any of its Subsidiaries which is not a direct or indirect subsidiary of such relevant Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding 95% of the greater of:

(a) an amount equal to the sum of the relevant Luxembourg Guarantor’s Net Assets (as defined below), as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the Administrative Agent as at the date of this Agreement, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants) or by its board of directors (conseil d’administration), as applicable (or, if no financial information is available with respect to the relevant Luxembourg Guarantor as at the date of this Agreement, the first financial information available with respect to such Luxembourg Guarantor after the date of this Agreement); and

(b) an amount equal to the sum of the relevant Luxembourg Guarantor’s Net Assets, as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the Administrative Agent as at the date the Guarantee is called, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants) or by its board of directors (conseil d’administration), as applicable.

Should the financial information of the relevant Luxembourg Guarantor not be available on the date the Guarantee is called, the relevant Luxembourg Guarantor’s Net Assets will be determined in accordance with the Luxembourg accounting principles referred to below.

For the purposes of this Section 10.08, “Net Assets” shall mean all the assets (actifs) of the relevant Luxembourg Guarantor minus its liabilities (provisions et dettes) as valued either (i) at the fair market value determined by an independent third party appointed by the Administrative Agent, or (ii) if no such market value has been determined, in accordance with Luxembourg generally accepted accounting principles (Lux GAAP) or International Financial Reporting Standards (IFRS), as applicable, and the relevant provisions of the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies, as amended. The limitation set forth under items (i) and (ii) above shall not apply to any amounts borrowed under this Agreement and made available, in any form whatsoever, to the Lux Borrower, Lux Holdco or any of its direct or indirect Subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

ENDO LIMITED

/s/ Robert Cobuzzi	/s/ Donald DeGolyer
Robert Cobuzzi	Donald DeGolyer
In the presence of:

/s/ Anna Moore
(Witness’ Signature)

Anna Moore
(Witness’ Name)

25-28 North Wall Quay, Ifsc, Dublin I
(Witness’ Address)

Solicitor
(Witness’ Occupation)

ENDO MANAGEMENT LIMITED

/s/ Robert Cobuzzi	/s/ Donald DeGolyer
Robert Cobuzzi	Donald DeGolyer
In the presence of:

/s/ Anna Moore
(Witness’ Signature)

Anna Moore
(Witness’ Name)

25-28 North Wall Quay, Ifsc, Dublin I
(Witness’ Address)

Solicitor
(Witness’ Occupation)

[Signature Page to Endo Credit Agreement]

ENDO LUXEMBOURG HOLDING COMPANY S.À R.L.,

By:	/s/ Andrew R. Saik
Name: Andrew R. Saik
Title: Manager A

By:	/s/ Andrew O’Shea
Name: Andrew O’Shea
Title: Manager B

ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L.

By:	/s/ Andrew R. Saik
Name: Andrew R. Saik
Title: Manager A

By:	/s/ Andrew O’Shea
Name: Andrew O’Shea
Title: Manager B

ENDO LLC

By:	/s/ Andrew R. Saik
Name: Andrew R. Saik
Title: Treasurer

[Signature Page to Endo Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH
Individually, as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

Signature page to Project Unicorn Credit Agreement